     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000
                                                      REGISTRATION NO. 333-11502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                   FORM F-3/A
                                   AMENDMENT
                                     NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                             ASM INTERNATIONAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      THE NETHERLANDS                                                 98-0101743
              (STATE OR OTHER JURISDICTION OF                                       (IRS EMPLOYER
               INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)

            JAN VAN EYCKLAAN 10, 3723 BC BILTHOVEN, THE NETHERLANDS
                            (011) (31) 30 229 84 11
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              ARTHUR H. DEL PRADO
                                ASM AMERICA INC.
                           3440 EAST UNIVERSITY DRIVE
                             PHOENIX, ARIZONA 85034
                                 (602) 470-5700
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              P. ROBERT MOYA, ESQ.                              KENNETH LAMB, ESQ.
              QUARLES & BRADY LLP                          GIBSON, DUNN & CRUTCHER LLP
       ONE EAST CAMELBACK ROAD, SUITE 400                     ONE MONTGOMERY STREET
             PHOENIX, ARIZONA 85012                      SAN FRANCISCO, CALIFORNIA 94104
                 (602) 230-5500                                   (415) 393-8200
              (602) 230-5598 (FAX)                             (415) 986-5309 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED           PROPOSED
                                                                       MAXIMUM            MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED        PER SHARE(2)     OFFERING PRICE(2)  REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common shares, par value Nlg. 0.01 per
  share......................................      5,750,000          $31.59375        $181,644,063       $47,959.31(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Any additional common shares to be issued as a result of stock splits, stock dividends, or similar transactions shall be covered by this registration statement as provided in Rule 416.

(2) Estimated pursuant to Rule 457(c), based on the average of the high and low sales prices reported on the Nasdaq National Market on March 7, 2000, solely for the purpose of calculating the registration fee.

(3) $47,726.25 of the registration fee has previously been submitted and $233.06 has been wired for this filing.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 14, 2000

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                5,000,000 Shares

                         [ASM INTERNATIONAL N.V. LOGO]
                                 Common Shares
                            $              per share
--------------------------------------------------------------------------------
ASM International is offering 3,500,000 shares and the selling shareholder identified in this prospectus is offering 1,500,000 shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholder. This is a firm commitment underwriting.

The common shares are listed on the Nasdaq National Market under the symbol "ASMI" and on the official market of the AEX-Stock Exchange in Amsterdam under the symbol "ASMI." On March 13, 2000, the last reported sale price of our common shares was $32.13 per common share on the Nasdaq National Market and (Euro)33.00 per common share on the AEX-Stock Exchange.

INVESTING IN THE COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                            PER SHARE      TOTAL
                                            ---------   -----------
Price to the public.......................   $          $
Underwriting discount.....................
Proceeds to ASM International.............
Proceeds to the selling shareholder.......

ASM International has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 750,000 additional common shares from ASM International within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE AEX-STOCK EXCHANGE IN AMSTERDAM HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
                       ROBERTSON STEPHENS
                                           WARBURG DILLON READ LLC

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
Prospectus Summary..........................................   4
Risk Factors................................................   7
Special Note Regarding Forward-Looking Statements...........  19
Use of Proceeds.............................................  20
Dividend Policy.............................................  20
Price Range of Common Shares................................  21
Capitalization..............................................  22
Selected Consolidated Financial Data........................  23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  24
Business....................................................  33
Management..................................................  51
Related Party Transactions..................................  53
Principal and Selling Shareholders..........................  54
Underwriting................................................  55
Description of Share Capital................................  58
Taxation....................................................  65
Legal Matters...............................................  72
Experts.....................................................  72
Enforceability of Civil Liabilities.........................  73
Other Information...........................................  74
Where You Can Find Additional Information About ASM
  International.............................................  75
Documents Incorporated by Reference.........................  75
Index to Consolidated Financial Statements.................. F-1

                      ------------------------------------

As used in this prospectus, the terms "we," "us," "our" and ASM International mean ASM International N.V. and its subsidiaries, unless the context indicates another meaning, and the term "common shares" means our common shares, par value Nlg. 0.01 per share. Since we are a Netherlands company, the par value of our common shares is expressed in Netherlands guilders, or "Nlg." We were incorporated on March 4, 1968 as a Netherlands naamloze vennootschap, or public limited liability company, and were known as Advanced Semiconductor Materials International N.V. until November 1996.

Our principal executive offices are located at Jan van Eycklaan 10, 3723 BC Bilthoven, the Netherlands. Our telephone number at that location is (011) (31) 30 229 84 11.

Rabo Securities N.V. is our listing agent in the Netherlands and ABN AMRO Bank N.V. is our transfer agent and paying agent in the Netherlands. Our New York transfer agent and registrar is Citibank, N.A.

Unless otherwise stated in this prospectus, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The common shares should be ready for delivery
on or about             , 2000 against payment in immediately available funds.

ASM, the ASM logo, Advance, Eagle and Epsilon are registered trademarks of ours. IDEALine, Levitor, Polygon, Pulsar and SmartTool are trademarks of ours.

                               PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully, including "Risk Factors" and the financial statements and related notes, before making an investment decision.

                            ABOUT ASM INTERNATIONAL

We are a leading supplier of equipment and solutions used to produce semiconductor devices, or integrated circuits, for both the front-end and back-end segments of the semiconductor market. We enable our customers to lower their production costs by providing leading-edge technology solutions and efficient manufacturing processes. Through our front-end facilities in the United States, the Netherlands, Finland and Japan, we design, manufacture and sell equipment that deposits thin films, or layers, of electronically insulating or conductive material onto silicon wafers. Through our back-end facilities in Hong Kong, Singapore and China, we design, manufacture and sell assembly and packaging equipment and materials.

To create increased demand for semiconductor devices, semiconductor manufacturers have sought to enhance the performance, decrease the size and lower the cost of these devices. These goals are being achieved by introducing new materials and technologies, reducing line widths, increasing wafer size and improving production yield. The overall growth of the semiconductor industry and the increasing complexity of semiconductor devices continuously introduce new challenges for semiconductor production equipment and solutions.

Our products are designed to respond to the demands of semiconductor manufacturers to enhance the performance, decrease the size and reduce the cost of semiconductor devices. The key elements of our solution are:

  - Offering our customers new technologies to deposit thin films on wafers, such as atomic layer chemical vapor deposition, or ALCVD, which enables the production of smaller semiconductor devices by depositing ultra-thin films on wafers. We also offer a new plasma enhanced chemical vapor deposition, or PECVD, process which insulates copper layers in semiconductor devices.

  - Providing our customers that manufacture advanced wireless applications with the ability to deposit a variety of well-controlled silicon germanium layers on wafers. The silicon germanium layers produced by our equipment enhance semiconductor device speed and performance.

  - Providing our customers with the means to measure layer thickness, uniformity and particle count with metrology integrated within our semiconductor equipment. The benefits of our integrated metrology equipment include reduced cycle time, increased yield and throughput, and lower cost of production.

  - Allowing our customers to produce smaller semiconductor devices with increased functionality by offering them gold wire bonders with a fine pitch capability of 45 microns.

  - Enabling our customers to realize cost efficiencies by offering them equipment capable of processing wafers with a diameter of 300mm, or twelve inches. This equipment is cost efficient since a 300mm wafer holds approximately 2.4 times as many dies as a conventional 200mm or eight inch wafer.

  - Passing along cost savings to our back-end customers that we realize from maintaining our back-end facilities in Asia, which enjoy low labor and manufacturing costs.

  - Providing our back-end customers with a fully-automated back-end production line that reduces costs and increases productivity by offering a solution for most assembly and packaging steps, using our own equipment.

We intend to enhance our position by continuing to provide our customers with advanced, cost-effective, reliable products and global customer service and support. The key elements of our strategy include:

  - Enhancing our market leadership in the deposition of thin films by introducing innovative products such as ALCVD.

  - Leveraging our strong technological capabilities to enhance our market position.

  - Expanding our current intellectual property portfolio by filing patent applications relating to key developments in our equipment, software and processes.

  - Continuing to provide global customer support in order to establish new and maintain existing long term customer relationships, and building customer loyalty through the quality of our service and support.

  - Enhancing the efficiency and productivity of our back-end business by continuing to vertically integrate and control all aspects of the products and services we provide, allowing us to better serve our customers by increasing the quality and reliability of our products and services and decreasing our costs and time-to-market.

Our customers include many of the world's largest semiconductor device manufacturers, foundries and assemblers.

Our front-end business is conducted through wholly-owned subsidiaries, the most significant of which are ASM Europe, B.V., located in the Netherlands, ASM America, Inc., located in the United States, ASM Microchemistry Ltd., located in Finland, and ASM Japan K.K., located in Japan. Our back-end business is conducted through a majority-owned subsidiary, ASM Pacific Technology Limited, with principal operations in Hong Kong, Singapore and China. As of December 31, 1999, we owned 50.01% of the outstanding equity of ASM Pacific Technology.

                                  THE OFFERING

Common shares offered by ASM International......  3,500,000 shares

Common shares offered by Applied Materials,
Inc., the selling shareholder...................  1,500,000 shares

Common shares to be outstanding after this
offering........................................  47,220,979 shares(1)

Use of proceeds.................................  We intend to use the proceeds for repayment of indebtedness,
                                                  working capital and general
                                                  corporate purposes. See "Use
                                                  of Proceeds."

Nasdaq National Market symbol...................  ASMI

AEX-Stock Exchange symbol.......................  ASMI

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------
                                          1995        1996        1997        1998        1999
                                        ---------   ---------   ---------   ---------   ---------
                                             (EUROS IN THOUSANDS, EXCEPT PER SHARE DATA)(2)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales.............................  E 304,419   E 298,695   E 321,582   E 288,111   E 414,495
Earnings (loss) from operations.......     56,315      44,981     (54,021)     12,491      39,355
Earnings (loss).......................  E  33,389   E  31,039   E (70,476)  E     232   E  11,099
                                        =========   =========   =========   =========   =========
Basic net earnings (loss) per share...  E    1.06   E    0.98   E   (2.12)  E    0.01   E    0.30
                                        =========   =========   =========   =========   =========
Diluted net earnings (loss) per
  share...............................  E    0.98   E    0.92   E   (2.12)  E    0.01   E    0.29
                                        =========   =========   =========   =========   =========
Basic weighted average number of
  shares..............................     31,428      31,566      33,232      33,794      37,301
Diluted weighted average number of
  shares..............................     33,966      33,717      33,232      34,743      40,664

                                                                   DECEMBER 31, 1999
                                                              ---------------------------
                                                               ACTUAL      AS ADJUSTED(3)
                                                              ---------    --------------
                                                                            (Unaudited)
                                                                 (Euros in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  E  14,153       E 59,933
Total assets................................................    425,035        470,815
Total debt..................................................    119,893         48,968
Total shareholders equity...................................     65,552        182,257

---------------------------

(1) This share number is based on common shares outstanding as of February 29, 2000, but excludes:

       - 2,258,829 common shares issuable upon exercise of outstanding options, which have a weighted average exercise price of $5.43 per share, and common shares reserved for future grant under our option plan; and

       - 200,000 common shares issuable upon exercise of outstanding warrants, which have an exercise price of approximately $9.81 per share.

(2) The noon buying rate in New York City for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York was 1.0070 United States dollars per Euro on December 31, 1999.
(3) The "as adjusted" column reflects the sale by us of 3,500,000 shares in this offering at an assumed public offering price of $32.13 per share after deducting the underwriting discount and estimated offering expenses, the application of the net proceeds from the offering and a reduction in debt owed to the selling shareholder in payment of the exercise price of a warrant to purchase 1,500,000 shares at an exercise price of $5.375 per share. The warrant was exercised by the selling shareholder in order to purchase the shares being sold by the selling shareholder in the offering. The net proceeds have been converted into Euros at the noon buying rate in New York City on March 13, 2000 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9648 United States dollars per Euro.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained or incorporated by reference in this prospectus before deciding to invest in our common shares. Investing in our common shares involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common shares could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 19 of this prospectus.

OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS, WHICH MAY RESULT IN VOLATILITY OR A DECREASE IN THE PRICE OF OUR COMMON SHARES.

Our quarterly revenues and operating results have varied significantly due to a number of factors, including:

  -    cyclicality and other economic conditions in the semiconductor industry;

  -    fluctuation in demand for our products;

  -    production capacity constraints;

  -    the timing of customer orders, cancellations and shipments;

  -    the length and variability of the sales cycle for our products;

  -    seasonality in demand for our products;

  - the introduction of new products and enhancements by us and our competitors;

  -    disruptions in sources of supply;

  -    the timing of our expenditures in anticipation of future orders;

  -    our ability to fund our capital requirements;

  -    changes in our pricing and pricing by our suppliers and competitors;

  -    our product and revenue mix; and

  -    exchange rate fluctuations.

We expect our operating results to fluctuate in the future as a result of these factors and a variety of other factors, including:

  -    the emergence of new industry standards;

  -    product obsolescence; and

  - economic conditions generally or in various geographic areas where we or our customers do business.

These factors are difficult or impossible to forecast.

In addition, we derive a substantial portion of our net sales from products that have a high average selling price and significant lead times between the initial order and delivery of the product. The timing and recognition of net sales from customer orders can cause significant fluctuations in our operating results from quarter to quarter. Gross margins realized on product sales vary depending upon a variety of factors, including the mix of products sold during a particular period, negotiated selling prices, the timing of new product introductions and enhancements and manufacturing costs. A delay in a shipment near the end of a fiscal quarter or year, due, for example, to rescheduling or cancellations by customers or to unexpected manufacturing difficulties experienced by us, may cause sales in a particular period to fall significantly below our expectations and may materially adversely affect our operations for that period. In addition, our need to continue expenditures for research, development and engineering make it difficult for us to reduce expenses in a particular quarter if our sales goals for that quarter are not met. The inability to adjust spending quickly enough to compensate for any sales shortfall would magnify the adverse impact of that sales shortfall on our results of operations. In addition, announcements by us or our competitors of new products and technologies could cause customers to defer purchases of our existing systems, which could negatively impact our earnings and our financial position.

As a result of these factors, our operating results may vary significantly from quarter to quarter. Any shortfall in revenues or net income from levels expected by securities analysts and investors could cause a decrease in the trading price of our common shares.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY.

We sell our products to the semiconductor industry, which is subject to sudden, extreme, cyclical variations in product supply and demand. The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Semiconductor manufacturers may contribute to these cycles by misinterpreting the conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We may not be able to respond effectively to these industry cycles.

Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Our ability to reduce expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In addition, although we order materials and subassemblies in response to firm orders, the long lead time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell. A downturn in the semiconductor industry could therefore harm our sales and revenues if demand drops or our gross margins if average selling prices decline, for both our front-end and back-end businesses.

Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly increase manufacturing capacity to meet customer demand and hire and assimilate a sufficient number of qualified personnel. Our inability to ramp-up in times of increased demand could harm our reputation and cause some of our existing or potential customers to place orders with our competitors rather than us.

OUR ASSEMBLY AND MANUFACTURING FACILITIES MAY REACH FULL CAPACITY, CAUSING US TO LOSE SOME OF OUR CUSTOMERS.

We have experienced capacity constraints and expect to continue experiencing capacity constraints at our assembly and manufacturing facilities for the foreseeable future. Our existing and potential customers have required that we satisfy delivery schedules that are increasingly demanding. While we are in the process of completing new plants in Malaysia and China and are considering other alternatives to alleviate this issue, including increasing the percentage of outsourced activities to Philips Machinefabrieken and to other third parties, our capacity will likely remain constrained over the next few quarters until we can bring new capacity on-line. In the interim, our lead times for shipping products could increase, which could cause some of our existing and potential customers to place orders with our competitors rather than us. In addition, it is possible that Philips Machinefabrieken and the other companies to which we outsource may reach full capacity, causing them to be unable to fulfill our requirements.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND WE MAY NOT BE ABLE TO FORECAST OR RESPOND TO COMMERCIAL AND TECHNICAL TRENDS.

Our growth strategy and future success is dependent upon commercial acceptance of products incorporating technologies we are developing, such as atomic layer chemical vapor deposition, rapid thermal processing, low-k dielectrics and silicon germanium epitaxy. The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

  -    accurate technology and product selection;

  -    timely and efficient completion of product design and development;

  - timely and efficient implementation of manufacturing and assembly processes;

  -    product performance in the field; and

  -    product support and service and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technical trends in the semiconductor industry or to specific product announcements by our competitors. Our competitors may be developing technologies and products that are more effective than ours or that may otherwise achieve more widespread acceptance. In addition, we may incur substantial unanticipated costs to ensure the functionality and reliability of our current and future products. If our products are unreliable or do not meet our customers' expectations, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable, or additional service and warranty expense could result. We have experienced delays from time to time in the introduction of, and some technical and manufacturing difficulties with, some of our systems and enhancements. We may also experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Significant delays can occur between a product's introduction and the commencement of volume production of that product. Any of these events could negatively impact our ability to generate the return we intend to achieve on our investments in these new products.

WE FACE COMPETITION OR POTENTIAL COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES, OUR MARKET SHARE MAY DECLINE AND OUR BUSINESS COULD BE HARMED.

We face competition in both the front-end and back-end segments of the semiconductor equipment industry from other established companies. Our primary competitors in the front-end business include Applied Materials, Novellus, Tokyo Electron, and Kokusai. Our primary competitors in the back-end business include Kulicke & Soffa, ESEC, Shinkawa, Apic Yamada, BE Semiconductor, Towa, Shinko and Mitsui. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to:

  -    better withstand periodic downturns in the semiconductor industry;

  -    compete more effectively on the basis of price and technology;

  -    more quickly develop enhancements to and new generations of products; and

  -    more effectively retain existing customers and obtain new customers.

In addition, new companies may in the future enter the markets in which we compete, further increasing competition in the semiconductor equipment industry.

We believe that our ability to compete successfully depends on a number of factors, including:

  -    performance of our products;

  -    quality of our products;

  -    ease of use of our products;

  -    reliability of our products;

  -    cost of owning our products;

  -    our ability to ship products on the schedule required;

  -    quality of the technical service we provide;

  -    timeliness of the services we provide;

  -    our success in developing new products and enhancements;

  -    existing market and economic conditions; and

  -    price of our products and our competitors' products.

Many of these factors are outside our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share, and inability to generate cash flows that are sufficient to maintain or expand our development of new products.

IF A SEMICONDUCTOR MANUFACTURER IS LOYAL TO ANOTHER SEMICONDUCTOR EQUIPMENT SUPPLIER WE MAY BE UNABLE TO SELL OUR PRODUCTS TO THAT POTENTIAL CUSTOMER, AND OUR SALES AND MARKET SHARE COULD SUFFER AS A RESULT.

We believe that once a semiconductor manufacturer has selected a supplier's equipment for a particular product line, the general trend is that the manufacturer will continue to rely on that supplier's equipment for future equipment requirements, including new generations of similar products. Changing from one equipment supplier to another is expensive and requires a substantial investment of resources by the customer. Accordingly, we expect to experience difficulty in achieving significant sales to a customer using another supplier's equipment. However, at the same time, we cannot assure you that our existing customers will continue to use our equipment in the future. Our inability to sell our products to potential customers using another supplier's equipment could make it difficult for us to increase our revenues or market share.

OUR RELIANCE ON A PRIMARY SUPPLIER COULD RESULT IN DISRUPTION OF OUR OPERATIONS.

We are currently outsourcing a substantial majority of the manufacturing of our front-end furnace and epitaxial reactors to a single supplier, Philips Machinefabrieken Nederlands B.V. based in the Netherlands. Sales of these products represented 27% of our total sales for 1999. If Philips Machinefabrieken becomes unable to deliver products to us for any reason, including natural disaster, labor unrest or supply chain management problems, we may be unable to fill customer orders on a timely basis, if at all, which could negatively affect our financial performance and may also harm our reputation.

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

WE DERIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUE FROM SALES TO A SMALL NUMBER OF LARGE CUSTOMERS, AND IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS, OR THEY RESCHEDULE, REDUCE OR CANCEL ORDERS, OUR REVENUES WOULD BE REDUCED AND OUR FINANCIAL RESULTS WOULD SUFFER.

Our largest customers account for a significant percentage of our revenues. In 1999, sales to our single largest customer accounted for approximately 11% of our total sales. During 1999, our ten largest customers accounted for approximately 43% of our total sales. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future. These sales also may fluctuate significantly from quarter to quarter. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASES OUR COSTS IN OBTAINING ORDERS AND REDUCES THE PREDICTABILITY OF OUR EARNINGS.

Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue.

Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for our customers to incorporate our products into their systems can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

OUR DEPENDENCE ON KEY PERSONNEL MAY NEGATIVELY IMPACT OUR ABILITY TO MANAGE GROWTH.

We have historically encountered operational difficulties arising from our having an insufficient number of key personnel, particularly management and technical personnel. Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Availability of qualified technical personnel varies from country to country, and may affect the operations of our subsidiaries in some parts of the world. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed. In particular, if our growth strategies are successful, we may not have sufficient operational personnel to manage that growth and may not be able to attract the personnel needed. We do not maintain insurance to protect against the loss of key executives or employees. Further, we have agreements with some, but not all, employees, restricting their ability to compete with us after their employment terminates. Our future growth and operating results will depend on:

  -    our ability to continue to broaden our senior management group;

  -    our ability to attract, hire and retain skilled employees; and

  - the ability of our officers and key employees to continue to expand, train and manage our employee base.

WE ARE DEPENDENT UPON OUR WORLDWIDE SALES AND OPERATIONS; ECONOMIC, POLITICAL, MILITARY OR OTHER EVENTS IN A COUNTRY WHERE WE MAKE SIGNIFICANT SALES OR HAVE SIGNIFICANT OPERATIONS COULD INTERFERE WITH OUR SUCCESS OR OPERATIONS THERE AND HARM OUR BUSINESS.

We market and sell our products and services throughout the world. We have assembly facilities in the Netherlands, the United States, Japan, Hong Kong and Singapore, and manufacturing facilities in China.

We are subject to the risks inherent in doing business internationally, including:

  -    unexpected changes in regulatory requirements;

  -    fluctuations in exchange rates and currency controls;

  -    political and economic conditions and instability;

  - imposition of trade barriers and restrictions, including changes in tariff and freight rates;

  - the difficulty of coordinating our management and operations in several different countries;

  -    limited intellectual property protection in some countries;

  -    longer accounts receivable payment cycles in some countries;

  - in the case of our operations in Asia, the risk of business interruption and damage from earthquakes; and

  -    the burdens of complying with a variety of foreign laws.

In particular, our operations in China will be subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease and any slowdown may have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future.

OUR OPERATIONAL RESULTS COULD BE NEGATIVELY IMPACTED BY CURRENCY FLUCTUATIONS.

As of January 1, 1999, the Netherlands, the location of our international headquarters, adopted a second legal currency, the Euro, in addition to the Netherlands guilder. The Euro will become the sole currency in 2002. On December 31, 1998, the European Economic and Monetary Union permanently fixed the exchange rate of the Netherlands guilder to the Euro at 1 Euro to 2.20371 Nlg.

Our assets, liabilities and operating expenses and those of our subsidiaries are to a large extent denominated in the currency of the country where each entity is established, the functional currency. Our financial statements, including our consolidated financial statements, are expressed in Euros. The translation exposures that result from the inclusion of financial statements of our subsidiaries that are expressed in the functional currencies of those subsidiaries are not hedged. These net translation exposures are taken into shareholders' equity. As a result, our operational results are exposed to fluctuations of various exchange rates versus the Euro.

In addition, foreign currency fluctuations may affect the prices of our products. Prices for our products are currently denominated in United States dollars, Euros, Netherlands guilders and Japanese yen for sales to our customers throughout the world. If there is a significant devaluation of the currency in a specific country, the prices of our products will increase relative to that country's currency and our products may be less competitive in that country. Also, we cannot be sure that our international customers will continue

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

to be willing to place orders denominated in these currencies. If they do not, our revenue and operating results will be subject to foreign exchange fluctuations.

While our management monitors our exposure to currency fluctuations, these fluctuations could negatively impact our earnings, cash flow and financial position.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM CHALLENGES BY THIRD PARTIES.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringements, or to protect us from the claims of others. In addition, patents issued to us may be challenged, invalidated or circumvented, our rights granted under those patents may not provide competitive advantages to us, and third parties may assert that our products infringe their patents, copyrights or trade secrets. Third parties could also independently develop similar products or duplicate our products.

Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. The laws of some foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products more likely in these countries. If competitors are able to use our technology, our ability to compete effectively could be harmed.

CLAIMS OR LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS COULD SERIOUSLY HARM OUR BUSINESS OR REQUIRE US TO INCUR SIGNIFICANT COSTS.

In recent years, there has been significant litigation in the United States in the semiconductor equipment industry involving patents and other intellectual property rights. In the past, we have been subject to claims and litigation regarding alleged infringement of our competitors' intellectual property rights. We could become subject to litigation in the future either to protect our intellectual property rights or as a result of allegations that we infringe others' intellectual property rights.

Approximately one year ago we received a notice of a claimed infringement of a competitor's patent. After consultation with patent counsel, we believe that the claim is without merit. Nonetheless, we have engaged in discussions with the claimant concerning other potential business relationships with the intent of achieving a mutually beneficial resolution of this matter. If such discussions are not successful, then the allegation, any resulting lawsuit or any relief which may be granted by the court in any such lawsuit could have adverse effects of the types described in the list following the next paragraph.

This claim will and any other claims that our products infringe proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, have subjected us and could again subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

  -    lose our proprietary rights;

  - stop manufacturing or selling our products that incorporate the challenged intellectual property;

  - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

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

  - pay damages, including treble damages and attorney's fees in some circumstances; or

  -    redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business could be severely harmed.

In October 1997, we entered into a settlement agreement to dismiss patent infringement litigation with Applied Materials, the selling shareholder. We entered into worldwide, non-exclusive and royalty-bearing license agreements on all of the litigated patents and on additional patents that were not part of the litigation. We granted Applied Materials worldwide, non-exclusive license agreements on a number of our patents that we were enforcing during this litigation. All licenses expire at the end of the life of the underlying patents. In addition, the settlement agreement provides covenants for limited periods during which the parties will not litigate the issue of whether certain of our products infringe any of Applied Materials' patents that were not licensed to us under the settlement agreement. The covenants last for different periods of time for different products and have already expired as to some products. Applied Materials can file new litigation after these covenants expire. Also, litigation between the parties on other matters or the operation of the settlement agreement itself could occur. Future litigation with Applied Materials, which has greater financial resources than we do, could negatively impact our earnings and our financial position.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS THAT MAY EXPOSE US TO LIABILITIES FOR NONCOMPLIANCE.

We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of the toxic or other hazardous chemical by-products of, and water used in, our manufacturing processes. Environmental claims against us or our failure to comply with any present or future regulations could result in:

  -    the assessment of damages or imposition of fines against us;

  -    the suspension of production of our products; or

  -    the cessation of our operations.

New regulations could require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively impact our earnings and financial position.

IF WE ARE NOT ABLE TO APPLY OUR NET OPERATING LOSSES AGAINST TAXABLE INCOME IN FUTURE PERIODS, OUR FINANCIAL RESULTS WILL BE HARMED.

Our future net income and cash flow will be affected by our ability to apply our net operating losses, which totaled approximately (euro)275.0 million for tax reporting purposes as of December 31, 1999, against taxable income in future periods. Changes in tax laws in the jurisdictions in which we operate may limit our ability to utilize our net operating losses. Any limitation on our ability to utilize our net operating losses could harm our financial results. See Note G of Notes to Consolidated Financial Statements.

In addition, the use of our net operating losses available in the United States could become subject to limitation under Section 382 of the United States Internal Revenue Code in the event of an "ownership change." Under Section 382, the maximum amount of net operating losses that we could use annually against our United States taxable income following an "ownership change" would be limited, generally, to the value of ASM America immediately prior to the ownership change, subject to certain adjustments, multiplied by a rate published monthly by the IRS, which was approximately 5.84% in March 2000. We would have an ownership change generally if the percentage of our common shares owned by 5% shareholders, counting only 5% shareholders whose ownership has increased and treating certain public groups as 5% shareholders, increases during a three-year testing period by more than 50 percentage points.

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

ALTHOUGH WE ARE A MAJORITY SHAREHOLDER, ASM PACIFIC TECHNOLOGY IS NOT OBLIGATED TO PAY DIVIDENDS TO US AND MAY TAKE ACTIONS OR ENTER INTO TRANSACTIONS THAT ARE DETRIMENTAL TO US.

ASM Pacific Technology is a Cayman Islands limited liability company that is based in Hong Kong and listed on the Hong Kong Stock Exchange. As of December 31, 1999, we owned 50.01% of ASM Pacific Technology through our wholly-owned subsidiary, ASM Netherlands Antilles N.V., a Netherlands Antilles company, and the remaining 49.99% of ASM Pacific Technology was owned by the public.

Although four of the six directors of ASM Pacific Technology are affiliates of ASM International, they are under no obligation to enter into transactions that are beneficial to us. Issues and conflicts of interest may arise which might not be resolved in our best interests.

In addition, the directors of ASM Pacific Technology are under no obligation to declare a payment of dividends to ASM Pacific Technology's shareholders. As a shareholder of ASM Pacific Technology, we can approve the payment of dividends, but cannot compel their payment or size. With respect to the payment of dividends, the directors must consider the financial position of ASM Pacific Technology after the dividend. Since a substantial portion of our cash flows derives from the dividends we receive from ASM Pacific Technology, its failure to declare dividends in any year would have a significant negative impact on our cash position for that year.

The directors of ASM Pacific Technology owe their fiduciary duties to ASM Pacific Technology, and may approve transactions to which we are a party only if the transactions are commercially beneficial to ASM Pacific Technology. Further, under the listing rules of the Hong Kong Stock Exchange, directors who are on the boards of both ASM Pacific Technology and ASM International are not permitted to vote on a transaction involving both entities. This would disqualify three of the four affiliates of ASM International who currently serve on the board of ASM Pacific Technology from voting on any such transaction. In addition, an independent committee of the board of directors of ASM Pacific Technology and the shareholders other than ASM International and its affiliates must approve transactions involving both entities. Therefore, while our interests and the interests of ASM Pacific Technology may be aligned to the extent we are both part of the same corporate group, there can be no guarantee that the directors of ASM Pacific Technology will not take any actions that could be detrimental to us.

As a shareholder of ASM Pacific Technology, we can vote our shares in accordance with our own interests. However, we may not be entitled to vote on transactions involving both us and ASM Pacific Technology under the listing rules of the Hong Kong Stock Exchange and the Hong Kong Takeover Code. For example, under the Hong Kong Takeover Code, we would be excluded from voting if we were directly involved in a takeover of ASM Pacific Technology.

ASM PACIFIC TECHNOLOGY IS A CONSOLIDATED SUBSIDIARY WHICH GENERATES A SIGNIFICANT PORTION OF OUR NET SALES, EARNINGS FROM OPERATIONS AND NET EARNINGS; ALTHOUGH WE CURRENTLY ARE A MAJORITY SHAREHOLDER, WE MAY NOT BE ABLE TO MAINTAIN OUR MAJORITY INTEREST, IN WHICH CASE THERE IS A SIGNIFICANT RISK THAT WE WOULD NO LONGER BE ABLE TO CONSOLIDATE ITS RESULTS OF OPERATIONS WITH OURS, WHICH WOULD HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR CONSOLIDATED EARNINGS FROM OPERATIONS.

We derive a significant portion of our net sales, earnings from operations and net earnings from the consolidation of the results of operations of ASM Pacific Technology with our results. As of December 31, 1999, we owned 50.01% of the equity of ASM Pacific Technology. If we do not maintain our majority interest in ASM Pacific Technology, there is a significant risk that we would no longer be able to consolidate its results of operations with ours. Any such determination of whether we could continue to consolidate would be based on whether we still have a "controlling financial interest" in ASM Pacific Technology within the meaning of United States generally accepted accounting principles. If we were to become unable to consolidate the results of operations of ASM Pacific Technology with our results, the results of operations of ASM Pacific Technology would no longer be included in our earnings from operations but would instead be reflected as a separate line-item called "income from minority interest" in
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

our consolidated statements of operations. This would have a significant negative effect on our consolidated earnings from operations. We maintain our majority interest in ASM Pacific Technology by purchasing shares on the open market from time to time as necessary. ASM Pacific Technology has an employee share incentive program pursuant to which it can issue up to an aggregate of five percent of its total issued shares, excluding shares subscribed for or purchased under the program, to directors and employees as an incentive. When ASM Pacific Technology issues shares pursuant to this program, our ownership interest is diluted. In addition, our controlling interest could be diluted if ASM Pacific Technology issues additional equity. Although we intend to continue to purchase shares of ASM Pacific Technology in the open market as necessary to maintain our majority interest, we could lose our majority position if there is an insufficient number of shares available for purchase, if we fail to purchase shares in a timely manner, or if we do not have sufficient financial resources to purchase shares when our interest falls below 50.0%.

OUR DIRECTORS AND OFFICERS CONTROL APPROXIMATELY 27% OF OUR VOTING POWER AND THEREFORE HAVE SIGNIFICANT INFLUENCE OVER MATTERS DETERMINED BY OUR SHAREHOLDERS.

Our directors and officers control approximately 27% of our voting power as of February 29, 2000. Accordingly, in the event they vote together in connection with matters submitted to a shareholder vote, such as the appointment of our management board by the shareholders, they will have significant influence on the outcome of those matters and on our direction and future operations.

ANY ACQUISITIONS WE MAY MAKE COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

We intend to consider investments in complementary companies, products or technologies. While we have no current agreements or specific plans to do so, we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

  - issue stock that would dilute our current shareholders' percentage ownership;

  -    incur debt;

  -    assume liabilities;

  - incur amortization expenses related to goodwill and other tangible assets; or

  -    incur large and immediate accounting write-offs.

Our operation of any acquired business will also involve numerous risks, including:

  -    problems integrating the purchased operations, technologies or products;

  - unanticipated costs and liabilities for which we are not able to obtain indemnification from the sellers;

  -    diversion of management's attention from our core business;

  -    adverse effects on existing business relationships with customers;

  - risks associated with entering markets in which we have no or limited prior experience; and

  - potential loss of key employees, particularly those of the purchased organizations.

We may not be able to successfully integrate any businesses, products or technologies or personnel that we might acquire in the future and also may not realize any anticipated benefits from those acquisitions.

IF WE FAIL TO ADEQUATELY INVEST IN RESEARCH AND DEVELOPMENT, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We have limited resources to allocate to research and development, and must allocate our resources among a wide variety of projects in the front-end and back-end. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and
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

development, we may be unable to compete effectively in the front-end and back-end markets in which we operate.

WE MAY NEED ADDITIONAL FUNDS TO FINANCE OUR FUTURE GROWTH, AND IF WE ARE UNABLE TO OBTAIN SUCH FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED.

In recent years, we have experienced severe capital constraints that may have seriously harmed our operations and ability to compete. We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 2000. Our capital requirements depend on many factors, including acceptance of and demand for our products, and the extent to which we invest in new technology and research and development projects.

To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing shareholders would be diluted. If we finance our capital requirements we may incur significant interest costs. Additional financing may not be available to us when needed or, if available, it may not be available on terms favorable to us.

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

The market price of our common shares has fluctuated substantially in the past. Between January 1, 1999 and December 31, 1999, the sales price of our common shares, as reported on the Nasdaq National Market, has ranged from a low of $3.63 to a high of $24.38 and from a low of (euro)3.55 to a high of (euro)24.00 as reported on the AEX-Stock Exchange in Amsterdam. The market price of our common shares will continue to be subject to significant fluctuations in the future in response to a variety of factors, including the risk factors discussed above and the following:

  - future announcements concerning our business or that of our competitors or customers;

  - the introduction of new products or changes in product pricing policies by us or our competitors;

  -    litigation regarding proprietary rights or other matters;

  -    changes in analysts' earnings estimates;

  -    developments in the financial markets;

  -    quarterly fluctuations in operating results; or

  - general conditions in the semiconductor and semiconductor equipment industries.

Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results.

Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of our common shares.

YOU MAY HAVE DIFFICULTY PROTECTING YOUR RIGHTS AS A SHAREHOLDER AND IN ENFORCING CIVIL LIABILITIES BECAUSE WE ARE A NETHERLANDS LIMITED LIABILITY COMPANY.

Our affairs are governed by our articles of association and by the laws governing limited liability companies formed in the Netherlands. Our executive offices and the majority of our assets are located outside the United States. In addition, most of the members of our management board and supervisory board, executive officers, and some of the experts named in this prospectus are residents of jurisdictions other than the United States. As a result, it may be difficult for investors to serve process within the United States upon us, members of our management board or supervisory board, our executive officers, or experts named in this prospectus or to enforce against them in United States courts judgments of those courts, to enforce outside the United States judgments obtained against them in United States courts, or to enforce in United States courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws. For a more complete discussion of potential difficulties in protecting your rights, see "Enforceability of Civil Liabilities" later in this prospectus.

OUR ANTI-TAKEOVER PROVISIONS AND OUR SETTLEMENT AGREEMENT WITH APPLIED MATERIALS MAY PREVENT A BENEFICIAL CHANGE IN CONTROL.

Our shareholders have granted to Stichting Continuiteit ASMI, or Stichting, a non-membership organization with a board comprised of our President and Chief Executive Officer, the Chairman of our Supervisory Board and three independent members, the right to acquire and vote our preferred shares to maintain the continuity of our company. Toward that objective, Stichting will evaluate, when called for, whether a takeover offer is in our best interest, and may if it determines appropriate acquire preferred shares with voting power equal to 50% of the voting power of the outstanding common shares. This is likely to be sufficient to enable it to prevent a change of control from occurring. See "Description of Share Capital" for additional information regarding Stichting.

Pursuant to a settlement agreement with Applied Materials, one of our competitors and the selling shareholder under this prospectus, if we desire to effectuate a change of control transaction, as defined in our settlement agreement with Applied Materials, with a competitor of Applied Materials, we must offer the change of control transaction to Applied Materials on the same terms as we would be willing to accept from that competitor pursuant to a bona fide arms-length offer made by that competitor. In case Applied Materials rejects the offer, we are free for 90 days following receipt of Applied Materials' rejection to enter into an agreement to sell at an equal or greater price and upon terms which, in the aggregate, are no more favorable to the buyer than those offered to Applied Materials.

These provisions may prevent us from being offered or entering into change of control transactions that may otherwise offer you an opportunity to sell your shares at a premium over the market price.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents incorporated by reference in this prospectus contains forward-looking statements within the meaning of the United States federal securities laws. These statements include, among others, statements regarding use of proceeds, future expenditures, sufficiency of cash generated from operations, maintenance of majority interest in ASM Pacific Technology, business strategy, product development, product acceptance, market penetration, market demand, return on investment in new products, facility completion dates and product shipment dates. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements typically are identified by use of terms such as "believe," "anticipate," "estimate," "expect," "intend," "plan," "will," "may" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the matters discussed under "Risk Factors" and in other sections of this prospectus, which address various factors that could cause our actual results to differ from those in the forward-looking statements.

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

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 3,500,000 common shares we are offering, excluding shares offered by the selling shareholder, will be approximately $104.5 million (or approximately (euro)108.3 million). If the underwriters fully exercise the over-allotment option, the net proceeds to us will be approximately $127.1 million (or approximately (euro)131.8 million). "Net proceeds" is what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $32.13 per share (or (euro)33.30 per share).

We expect to use the net proceeds for repayment of approximately E73.2 million of indebtedness, working capital and general corporate purposes, which may include capital expenditures to enlarge manufacturing and assembly capacity, development of new products or technologies, or the acquisition of or investment in businesses, licenses, products or technologies that are complementary to our business. From time to time we have discussed potential strategic acquisitions or investments with third parties. We are not currently discussing any such acquisitions or investments and have no agreements or commitments to complete any such transactions.

The indebtedness that we intend to repay with part of the net proceeds of this offering includes indebtedness with the following outstanding principal balances and interest rates as of February 29, 2000:

  - $35.0 million (or (euro)36.3 million) at 10.75%, which amount will be reduced by $8.1 million (or E8.4 million) prior to the offering in payment of the exercise price of a warrant to purchase 1,500,000 common shares held by the selling shareholder, which is the holder of this debt;

  - Nlg. 40.0 million (or (euro)18.2 million) at 5.16%;

  - Nlg. 15.0 million (or (euro)6.8 million) at 6.75%;

  - Nlg. 35.0 million (or (euro)15.9 million) at 6.00%; and

  - Nlg. 9.0 million (or (euro)4.1 million) at 6.25%.

Pending our use of the proceeds of this offering, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

For purposes of estimating net proceeds in this section, United States dollars have been converted to Euros at the noon buying rate in New York City on March 13, 2000 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9648 United States dollars per Euro.

                                DIVIDEND POLICY

We have not declared or paid any cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance the growth and development of our business.

                          PRICE RANGE OF COMMON SHARES

Our common shares are quoted on the Nasdaq National Market under the symbol "ASMI." The high ask and low bid prices of our common shares, as reported on the Nasdaq National Market, during the past three calendar years were:

                                                                  HIGH      LOW
                                                                 ------    ------
   1997:
   First Quarter...............................................  $17.38    $ 9.00
   Second Quarter..............................................  $13.63    $ 9.25
   Third Quarter...............................................  $20.63    $10.94
   Fourth Quarter..............................................  $20.52    $ 8.44
   1998:
   First Quarter...............................................  $13.13    $ 9.13
   Second Quarter..............................................  $11.25    $ 7.88
   Third Quarter...............................................  $ 9.75    $ 4.25
   Fourth Quarter..............................................  $ 6.38    $ 2.44
   1999:
   First Quarter...............................................  $ 6.75    $ 3.63
   Second Quarter..............................................  $ 7.88    $ 3.69
   Third Quarter...............................................  $ 9.00    $ 7.00
   Fourth Quarter..............................................  $24.38    $ 7.50
   2000:
   First Quarter (through March 13, 2000)......................  $36.48    $19.88

On March 13, 2000, the last reported sale price of our common shares on the Nasdaq National Market was $32.13 per share. As of February 29, 2000, our common shares listed on the Nasdaq National Market were held by approximately 242 holders of record.

Our shares are also traded on the AEX-Stock Exchange in Amsterdam under the symbol "ASMI." The high and low closing sales prices of our common shares, as reported on the AEX-Stock Exchange, during the past three calendar years were:

                                                                    HIGH          LOW
                                                                 ----------    ----------
   1997:
   First Quarter...............................................  Nlg. 35.50    Nlg. 16.00
   Second Quarter..............................................  Nlg. 26.40    Nlg. 18.70
   Third Quarter...............................................  Nlg. 40.70    Nlg. 21.60
   Fourth Quarter..............................................  Nlg. 40.80    Nlg. 17.30
   1998:
   First Quarter...............................................  Nlg. 27.80    Nlg. 17.60
   Second Quarter..............................................  Nlg. 23.50    Nlg. 16.60
   Third Quarter...............................................  Nlg. 20.80    Nlg.  7.90
   Fourth Quarter..............................................  Nlg. 11.80    Nlg.  4.40
   1999:
   First Quarter...............................................      E 5.60         E3.55
   Second Quarter..............................................      E 7.70         E3.55
   Third Quarter...............................................      E 8.40         E6.75
   Fourth Quarter..............................................      E24.00         E7.00
   2000:
   First Quarter (through March 13, 2000)......................      E36.60        E18.75

As a consequence of the introduction of the Euro as the second legal currency in the Netherlands and other European countries, the AEX-Stock Exchange changed the pricing of our common shares from Netherlands guilders to the Euro effective January 1, 1999. The Netherlands guilder has a permanently fixed exchange rate of 1 Euro to 2.20371 Nlg.

                                 CAPITALIZATION

The following table shows our cash and cash equivalents and our capitalization as of December 31, 1999 on an actual basis and as adjusted to reflect the sale by us of the 3,500,000 common shares that we are offering at an assumed public offering price of $32.13 per share, after deducting the underwriting discount and estimated offering expenses, the application of the net proceeds from the offering and a reduction in debt owed to the selling shareholder in payment of the exercise price of a warrant to purchase 1,500,000 common shares at an exercise price of $5.375 per share. The warrant was exercised by the selling shareholder in order to purchase the common shares being sold by the selling shareholder in the offering.

                                                                      DECEMBER 31, 1999
                                                                 ----------------------------
                                                                  ACTUAL      AS ADJUSTED(3)
                                                                 ---------    ---------------
                                                                 (Euros in thousands, except
                                                                  share and per share data)
   Cash and cash equivalents(1)................................  E 14,153        E 59,933
                                                                 ========        ========
   Total debt:
     Notes payable to banks....................................  E 22,667        E 10,444
     Current portion of long-term debt.........................    36,944          11,986
     Current portion of subordinated debt......................    52,285          18,541
     Long-term debt............................................     7,997           7,997
     Subordinated debt.........................................        --              --
                                                                 --------        --------
        Total debt.............................................   119,893          48,968
   Shareholders' equity:
     Common shares: Nlg. 0.01 par value; 60,000,000 shares
        authorized 40,107,784 issued and outstanding, actual;
        45,107,784 shares issued and outstanding, as
        adjusted(2)............................................       182             205
     Additional paid-in capital................................   103,443         220,125
     Retained deficit..........................................   (35,454)        (35,454)
     Accumulated other comprehensive income (loss).............    (2,619)         (2,619)
                                                                 --------        --------
        Total shareholders equity..............................    65,552         182,257
                                                                 --------        --------
          Total capitalization.................................  E185,445        E231,225
                                                                 ========        ========

---------------------------

(1) Cash and cash equivalents of ASM Pacific Technology are restricted to use in the operations of ASM Pacific Technology only. At December 31, 1999, such restricted cash and cash equivalents amounted to E10.3 million (actual) and E10.3 million (as adjusted).
(2) The actual share number is based on common shares outstanding as of December 31, 1999, but excludes:
       - 2,366,400 common shares issuable upon exercise of outstanding options, which have a weighted average exercise price of $5.23 per common share; and
       - 3,737,957 common shares issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $8.03 per share.
(3) The net proceeds have been converted into Euros at the noon buying rate in New York City on March 13, 2000 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9648 United States dollars per Euro.

                      SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus. The following data, insofar as it relates to each of the years 1995 through 1999, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 1998 and 1999 and the related consolidated statements of income and of cash flows for the three years ended December 31, 1999 and notes thereto appearing elsewhere in this prospectus. The consolidated balance sheets at December 31, 1995, 1996 and 1997 and the consolidated statements of operations for the years ended December 31, 1995 and 1996 are derived from audited consolidated financial statements not included in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                   1995         1996         1997         1998         1999
                                                ----------   ----------   ----------   ----------   ----------
                                                        (Euros in thousands, except per share data)(1)
   CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   Net sales..................................  E  304,419   E  298,695   E  321,582   E  288,111   E  414,495
   Costs of sales.............................    (168,102)    (164,833)    (182,259)    (179,326)    (244,485)
                                                ----------   ----------   ----------   ----------   ----------
   Gross profit...............................     136,317      133,862      139,323      108,785      170,010
   Operating expenses:
     Selling, general and administrative......     (59,645)     (62,744)     (74,675)     (60,017)     (83,510)
     Research and development, net............     (20,357)     (26,137)     (39,000)     (36,277)     (47,145)
     Litigation settlement....................          --           --      (79,669)          --           --
                                                ----------   ----------   ----------   ----------   ----------
        Total operating expenses..............     (80,002)     (88,881)    (193,344)     (96,294)    (130,655)
                                                ----------   ----------   ----------   ----------   ----------
   Earnings (loss) from operations............      56,315       44,981      (54,021)      12,491       39,355
                                                ----------   ----------   ----------   ----------   ----------
   Net interest and other financial income
     (expenses)...............................      (6,242)      (3,236)      (3,239)      (5,350)      (8,608)
   Income taxes...............................      (2,996)      (2,032)      (2,761)        (648)      (1,274)
   Minority interest in net earnings of
     subsidiaries.............................     (13,689)      (8,674)     (10,455)      (6,261)     (18,374)
                                                ----------   ----------   ----------   ----------   ----------
   Net earnings (loss)........................  E   33,388   E   31,039   E  (70,476)  E      232   E   11,099
                                                ==========   ==========   ==========   ==========   ==========
   Basic net earnings (loss) per share........  E     1.06   E     0.98   E    (2.12)  E     0.01   E     0.30
                                                ==========   ==========   ==========   ==========   ==========
   Diluted net earnings (loss) per share......  E     0.98   E     0.92   E    (2.12)  E     0.01   E     0.29
                                                ==========   ==========   ==========   ==========   ==========
   Basic weighted average number of shares....      31,428       31,566       33,232       33,794       37,301
   Diluted weighted average number of
     shares...................................      33,966       33,717       33,232       34,743       40,664

                                                                         DECEMBER 31,
                                                --------------------------------------------------------------
                                                   1995         1996         1997         1998         1999
                                                ----------   ----------   ----------   ----------   ----------
                                                                     (Euros in thousands)
   CONSOLIDATED BALANCE SHEET DATA:
   Cash and cash equivalents..................  E   26,683   E   26,028   E   27,446   E   11,724   E   14,153
   Total assets...............................     233,911      277,704      328,589      282,950      425,035
   Total debt.................................      77,569       80,145      167,417      148,756      119,893
   Total shareholders equity..................      33,386       80,807       16,019       20,464       65,552

---------------------------

(1) The noon buying rate in New York City for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York was 1.0070 United States dollars per Euro on December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. Please see the "Special Note Regarding Forward-Looking Statements" elsewhere in this prospectus.

OVERVIEW

We are a leader in the design, manufacture and sale of equipment and solutions used to produce semiconductor devices. Our production equipment and solutions are used by both the front-end and back-end segments of the semiconductor market. We were incorporated under the laws of the Netherlands in 1968. Throughout our history, we have conducted business through subsidiaries located worldwide. We established our operations in Hong Kong in 1975, in the United States in 1976, in Japan in 1982, and in Finland in 1999 through the acquisition of Microchemistry Ltd. We completed our initial public offering in the United States in 1981 and a secondary public offering in the United States in 1983. Our common shares were listed on the AEX-Stock Exchange in Amsterdam in 1996.

We conduct our back-end operations through ASM Pacific Technology, which was our wholly-owned subsidiary until 1988, when we completed an initial public offering of 25% of its shares on the Hong Kong Stock Exchange. We have since sold shares of ASM Pacific Technology on the open market, and as of December 31, 1999, we owned 50.01% of its outstanding shares. ASM Pacific Technology expanded operations with significant new production facilities in Shenzhen, China in 1989 and Singapore in 1990, and is in the process of completing new plants in China and Malaysia which we expect will become operational during 2000.

The sales cycle from quotation to shipment for our front-end equipment generally ranges from five to nine months, depending on capacity utilization and the urgency of the order. The acceptance period after installation may be as short as four to five weeks. If customers are unfamiliar with our equipment or are receiving new product models, the acceptance period may take as long as ten weeks. The sales cycle is longer for equipment which is installed at the customer's site for evaluation prior to sale. The typical trial period ranges from six months to one year after installation.

The sales cycle for back-end products typically is shorter than for front-end. Generally, the majority of our back-end equipment is built in standard configurations. We build back-end products that are approximately 85% complete in anticipation of customer orders. Upon receipt of a customer's order and specifications, the remaining 15% of the manufacturing is completed. This allows us to complete the assembly of our equipment in a short period of time. We therefore require between two to six weeks for final manufacturing, testing, crating, and shipment of our back-end equipment. Our back-end customers' acceptance periods generally are shorter than those for front-end equipment. We provide installation, training and technical support to our customers with local staff in all of our major markets.

We generally recognize revenue from the sale of products at the time of shipment following an acceptance process at our own facilities. We rarely experience equipment returns. We accrue costs for installation and warranty when we recognize corresponding sales. We recognize revenue for services when we perform the services.

Our front-end sales are primarily concentrated in the United States, Europe, Japan and Southeast Asia. During 1999, equipment shipped to destinations in these regions accounted for sales of (euro)52.1 million, (euro)40.5 million,
(euro)42.0 million, and (euro)47.1 million, respectively. Our back-end sales, which approximated (euro)232.8 million, are concentrated in Asia. Our ten largest customers in 1999 accounted for approximately 43% of total sales.

We invested approximately (euro)47.1 million in research and development during 1999. As part of our research and development activities, we are engaged in various development programs with customers and institutes that allow us to develop products that meet customer requirements and to obtain access to new technology and expertise. We expense rather than capitalize our research and development expenses. We charge to costs of sales the costs which relate to prototype and experimental models which we subsequently sell to customers.

Our reported research and development expenses are after research and development credits, which approximated (euro)3.3 million in 1999. Our Netherlands and Singapore operations receive research and development grants and credits from various governmental sources. The research and development grants we received in the Netherlands are contingently repayable to the extent we recognize sales of products to which the credit was related. These repayments vary and range from 1.0% to 4.0% of the realized sales, depending on the products sold, up to the amount of the grants plus interest. Our actual and contingent repayments accrue at interest rates ranging from 5.0% to 8.0% per annum. Our contingent liability related to these possible repayments approximated (euro)11.9 million at December 31, 1999.

In 1999, we merged the manufacturing activities of ASM America with those of ASM Europe. The combined manufacturing activities are now located at our ASM Europe location. As a consequence, we reduced ASM America's number of employees by approximately 75, all of which were in manufacturing. Concurrently, we added approximately 50 new positions at ASM Europe. In the first quarter of 1999 we incurred a one-time charge of approximately (euro)3.9 million for redundancy, write-offs and occupancy costs. The remaining accrual at December 31, 1999 totaled (euro)2.5 million. We expect to utilize the majority of the remaining accrual in 2000. We expect to recover these costs through synergies and efficiencies by year-end 2000. Subsequent to 2000 we expect that the restructuring will have a positive impact on earnings and cash flows. Recently, ASM America began to manufacture the Polygon, a new product line for clustering CVD processes.

Effective in July 1999, we purchased all of the outstanding shares of Microchemistry, a company located in Finland, for an approximately (euro)3.9 million promissory note convertible at $10.00 per share into our common shares and renamed the company ASM Microchemistry. Prior to our purchase, Microchemistry developed the process to grow or deposit films one layer at a time by means of ALCVD, and marketed ALCVD processes to manufacturers of flat panel displays and tape magnetic head products. Following our acquisition, ASM Microchemistry is shifting its focus to manufacturers of semiconductor devices.

In December 1999, we purchased a 24% interest in NanoPhotonics AG, a German supplier of precision thin film metrology equipment. The technology supplied by NanoPhotonics allows for the integration of high-resolution, ellipsometric thin film metrology directly in a wafer-processing tool. We believe that this investment will enable us to equip our batch and single wafer equipment with integrated thin film metrology.

As of December 31, 1999, we had net operating loss tax carryforwards of
(euro)275 million which we can apply against earnings reported in the United States and the Netherlands.

The market value of our investment in ASM Pacific Technology at the end of 1999 was approximately (euro)333.9 million, which is substantially higher than the market value at the end of 1998, which was approximately (euro)70.3 million.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationships of certain items from our consolidated statement of operations, as a percentage of net sales for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                                 ------------------------
                                                                  1997     1998     1999
                                                                 ------    -----    -----
   Net sales front-end.........................................    47.4%    46.1%    43.8%
   Net sales back-end..........................................    52.6     53.9     56.2
                                                                 ------    -----    -----
   Net sales...................................................   100.0    100.0    100.0
                                                                 ------    -----    -----
   Cost of sales...............................................   (56.7)   (62.2)   (59.0)
                                                                 ------    -----    -----
   Gross profit................................................    43.3     37.8     41.0
                                                                 ------    -----    -----
   Operating expenses:
     Selling, general and administrative.......................   (23.2)   (20.8)   (20.1)
     Research and development, net.............................   (12.1)   (12.6)   (11.4)
     Litigation settlement.....................................   (24.8)      --       --
                                                                 ------    -----    -----
        Total operating expenses...............................   (60.1)   (33.4)   (31.5)
                                                                 ------    -----    -----
   Earnings (losses) from operations...........................   (16.8)     4.4      9.5
   Net interest and other financial income (expenses)..........    (1.0)    (1.9)    (2.1)
   Income taxes................................................    (0.8)    (0.2)    (0.3)
   Minority interest in net earnings of subsidiaries...........    (3.3)    (2.2)    (4.5)
                                                                 ------    -----    -----
   Net earnings (loss).........................................   (21.9)%    0.1%     2.6%
                                                                 ======    =====    =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Net Sales. While the market for semiconductor equipment was still weak in the first quarter of 1999, net sales increased in both front-end and back-end segments during the second through fourth quarters of 1999 and consolidated sales increased by 43.9% in 1999 compared to 1998. Front-end sales increased 36.8% from (euro)132.9 million in 1998 to (euro)181.7 million in 1999. Back-end sales increased 49.9% from (euro)155.2 million in 1998 to (euro)232.8 million in 1999. The front-end sales increase was primarily due to higher sales of our Eagle 10 products. The back-end sales increase was primarily due to increased sales of equipment and to a lesser extent, leadframes. Pricing in the leadframe market, which was depressed in 1998, improved in 1999.

Gross Profit. Our consolidated gross profit increased from 37.8% of net sales in 1998 to 41.0% of net sales in 1999. The front-end business gross profit increased from 39.4% of net sales in 1998 to 40.5% of net sales in 1999, while the back-end business gross profit grew from 36.4% of net sales in 1998 to 41.4% of net sales in 1999. Semiconductor equipment market growth in the second half of 1999 led to an easing of pricing pressures experienced during 1998. In addition, our introduction of new process technology helped improve our margins, as did a technology lead in the wire bonder market.

Selling, General and Administrative. To keep pace with the general semiconductor market expansion and to meet increasing customer orders in 1999, selling, general and administrative expenses increased from (euro)60.0 million in 1998 to
(euro)83.5 million in 1999. Front-end and back-end selling, general and administrative expenses increased from (euro)30.2 million and (euro)29.8 million in 1998 to (euro)48.9 million and (euro)34.6 million in 1999. Increased costs primarily reflected expansion in personnel and the restructuring of the ASM America manufacturing operations. However, selling, general and administrative expenses as a percentage of net sales declined from 20.8% in 1998 to 20.1% in 1999.

Research and Development. Research and development expenses increased by 30.0% from (euro)36.3 million in 1998 to (euro)47.1 million in 1999. Front-end research and development expenses increased by 23.4% from (euro)23.7 million in 1998 to (euro)29.3 million in 1999 while back-end research and development expenses increased 42.3% from (euro)12.6 million in 1998 to (euro)17.8 million in 1999. Net research and development expenses declined from 12.6% of net sales in 1998 to 11.4% of net sales in 1999.

Net Interest and Other Financial Income (Expenses). Net interest and other financial income (expenses) increased by 60.9% from expense of (euro)5.4 million in 1998 to expense of (euro)8.6 million in 1999 due to the repayment of a non-interest bearing short-term loan which became due in November 1998 with an interest-bearing, longer term loan with warrants. In addition, in October 1999 we issued a zero-coupon $14.9 million debenture with a maturity value of $20.0 million which accrued interest at 6% per annum, and which had warrants attached. We also borrowed more frequently on our revolving lines of credit to finance receivables and work-in-process which, on average, were larger in 1999 than in 1998.

Taxes. We paid (euro)1.3 million in taxes during 1999, compared to (euro)0.6 million in 1998. As of December 31, 1999, we have a (euro)275 million net operating loss carryforward which we can apply against future earnings reported in the United States and the Netherlands.

Net Earnings. Our net earnings in 1999 were approximately (euro)11.1 million compared to (euro)0.2 million in 1998. Our front-end operation reported a net loss approximating (euro)7.8 million in 1999, including the (euro)3.9 million restructuring charge incurred in connection with moving manufacturing operations from ASM America to ASM Europe. Our front-end operation's net loss in 1999 was larger than its net loss in 1998 approximating (euro)6.6 million. Our portion of our back-end operation's net earnings approximated (euro)18.9 million compared to (euro)6.8 million in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Net Sales. During 1998, the market for semiconductor equipment contracted significantly. Our net sales declined 10.4% from (euro)321.6 million in 1997 to
(euro)288.1 million in 1998. Our net sales declined in both front-end and back-end segments. Front-end sales declined by 12.9% from (euro)152.6 million in 1997 to (euro)132.9 million in 1998. Net sales declined primarily because of declining sales of our plasma reactors and A600 UHV equipment. Net sales were also lower as a result of the divestment of some smaller product lines in 1997. Net sales of the back-end business declined 8.2% from (euro)169.0 million in 1997 to (euro)155.2 million in 1998. The back-end sales decrease was primarily due to a decrease in sales of leadframes. Pricing pressures were particularly severe in the leadframe market.

Gross Profits. Our consolidated gross profits declined from 43.3% of net sales in 1997 to 37.8% of net sales in 1998. The front-end business gross profits declined from 44.8% of net sales in 1997 to 39.4% of net sales in 1998, while the back-end business' gross profits decreased from 40.1% of net sales in 1997 to 36.4% of net sales in 1998. Contraction of the semiconductor equipment market in 1998 increased competition and created pricing pressures which led to the decrease in gross profit.

Selling, General and Administrative. Our selling, general and administrative costs declined by 19.6% from (euro)74.7 million in 1997 to (euro)60.0 million in 1998. Our selling, general and administrative costs declined from 23.2% of net sales in 1997 to 20.8% of net sales in 1998. During 1998, we took certain cost reduction measures. Our front-end business reduced the number of full-time employees from 860 at December 31, 1997 to 756 at December 31, 1998 to match the decline in manufacturing activity and to take advantage of outsourcing of non-critical activities.

Research and Development. Research and development expenses declined by 7.0% from (euro)39.0 million in 1997 to (euro)36.3 million in 1998. In an effort to control costs during an industry downturn, we froze our hiring of research and development personnel during 1998. Research and development expenses were 12.6% of net sales in 1998, an increase compared to research and development costs of 12.1% of net sales in 1997. The increase as a percent of net sales was primarily due to lower net sales in 1998. Front-end research and development expenses declined from (euro)27.4 million in 1997 to (euro)23.7 million in 1998. Back-end research and development expenses increased from (euro)11.6 million in 1997 to
(euro)12.5 million in 1998.

Net Interest and Other Financial Income (Expenses). Net interest and other financial income (expenses) increased by 65.2% from expense of (euro)3.2 million in 1997 to expense of (euro)5.4 million in 1998 partly because of lower foreign currency transaction gains and partly as a consequence of the refinancing of a non-interest bearing short-term loan which became due in November 1998 with an interest-bearing longer term loan.

Taxes. We paid (euro)0.6 million in taxes during 1998 compared to (euro)2.8 million in 1997.

Net Earnings. Our net earnings in 1998 approximated (euro)0.2 million compared to our net loss of (euro)70.5 million in 1997. The net loss in 1997 included a front-end operation litigation settlement expense of approximately (euro)80.0 million. Our front-end business reported a net loss in 1998 of (euro)6.6 million compared to the front-end net loss of (euro)82.0 million in 1997. Our portion of our back-end operation's net earnings was (euro)6.8 million in 1998 compared to
(euro)11.5 million in 1997. Back-end earnings were 4.4% of back-end net sales in 1998 compared to a back-end net earnings margin of 6.8% in 1997.

QUARTERLY RESULTS OF OPERATIONS

The following tables present unaudited consolidated quarterly data for the eight quarters ended December 31, 1999, and this data expressed as a percentage of total sales for such quarters. We believe this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements. Results of operations for any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                              QUARTERS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1998       1998       1998        1998       1999       1999       1999        1999
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                (Euros in thousands, except per share data)
Net sales...............................  E 74,288   E 75,323   E 61,452    E 77,048   E 52,737   E 96,550   E111,826    E153,382
Cost of sales...........................   (43,702)   (43,523)   (39,315)    (52,786)   (33,820)   (56,458)   (64,719)    (89,488)
                                          --------   --------   --------    --------   --------   --------   --------    --------
  Gross profit..........................    30,586     31,800     22,137      24,262     18,917     40,092     47,107      63,894
Operating expenses:
  Selling, general and administrative...   (15,436)   (15,175)   (14,925)    (14,481)   (19,297)   (15,156)   (17,660)    (31,397)
  Research and development, net.........   (10,346)    (9,249)    (7,693)     (8,989)    (8,906)   (10,931)   (12,991)    (14,317)
                                          --------   --------   --------    --------   --------   --------   --------    --------
    Total operating expenses............   (25,782)   (24,424)   (22,618)    (23,470)   (28,203)   (26,087)   (30,651)    (45,714)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) from operations.........     4,804      7,376       (481)        792     (9,286)    14,005     16,456      18,180
Net interest and other financial income
  (expenses)............................      (888)    (1,297)    (1,359)     (1,806)    (2,563)    (2,912)    (2,187)       (946)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) before income taxes and
  minority interest in net earnings of
  subsidiary............................     3,916      6,079     (1,840)     (1,014)   (11,849)    11,093     14,269      17,234
Income taxes............................      (181)      (535)       230        (162)       166       (456)    (1,492)        508
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) before minority interest
  in net earnings of subsidiary.........     3,735      5,544     (1,610)     (1,176)   (11,683)    10,637     12,777      17,742
Minority interest in net earnings of
  subsidiary............................    (1,857)    (2,654)      (835)       (915)       (36)    (5,012)    (5,459)     (7,867)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Net earnings (loss).....................  E  1,878   E  2,890   E (2,445)   E (2,091)  E(11,719)  E  5,625   E  7,318    E  9,875
                                          ========   ========   ========    ========   ========   ========   ========    ========
Basic net earnings (loss) per share.....  E   0.06   E   0.09   E  (0.07)   E  (0.06)  E  (0.32)  E   0.15   E   0.19    E   0.25
                                          ========   ========   ========    ========   ========   ========   ========    ========
Diluted net earnings (loss) per share...  E   0.05   E   0.08   E  (0.07)   E  (0.06)  E  (0.32)  E   0.14   E   0.18    E   0.24
                                          ========   ========   ========    ========   ========   ========   ========    ========
Basic weighted average number of
  shares................................    33,389     33,555     33,612      33,794     36,078     36,208     37,078      39,392
Diluted weighted average number of
  shares................................    35,399     35,214     33,612      34,743     36,078     41,790     41,707      41,675
As a Percentage of Net Sales:
Net sales...............................     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Cost of sales...........................     (58.8)     (57.8)     (64.0)      (68.5)     (64.1)     (58.5)     (57.9)      (58.3)
                                          --------   --------   --------    --------   --------   --------   --------    --------
  Gross profit..........................      41.2       42.2       36.0        31.5       35.9       41.5       42.1        41.7
Operating expenses:
  Selling, general and administrative...     (20.8)     (20.1)     (24.3)      (18.8)     (36.6)     (15.7)     (15.8)      (20.5)
  Research and development, net.........     (13.9)     (12.3)     (12.5)      (11.7)     (16.9)     (11.3)     (11.6)       (9.3)
                                          --------   --------   --------    --------   --------   --------   --------    --------
    Total operating expenses............     (34.7)     (32.4)     (36.8)      (30.5)     (53.5)     (27.0)     (27.4)      (29.8)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) from operations.........       6.5        9.8       (0.8)        1.0      (17.6)      14.5       14.7        11.9
Net interest and other financial income
  (expenses)............................      (1.2)      (1.7)      (2.2)       (2.3)      (4.9)      (3.0)      (2.0)       (0.6)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) before income taxes and
  minority interest in net earnings of
  subsidiary............................       5.3        8.1       (3.0)       (1.3)     (22.5)      11.5       12.7        11.3
Income taxes............................      (0.3)      (0.7)       0.4        (0.2)       0.3       (0.5)      (1.3)        0.3
                                          --------   --------   --------    --------   --------   --------   --------    --------
Earnings (loss) before minority interest
  in net earnings of subsidiary.........       5.0        7.4       (2.6)       (1.5)     (22.2)      11.0       11.4        11.6
Minority interest in net earnings of
  subsidiary............................      (2.5)      (3.6)      (1.4)       (1.2)      (0.1)      (5.2)      (4.9)       (5.1)
                                          --------   --------   --------    --------   --------   --------   --------    --------
Net earnings (loss).....................       2.5%       3.8%      (4.0)%      (2.7)%    (22.3)%      5.8%       6.5%        6.5%
                                          ========   ========   ========    ========   ========   ========   ========    ========

Net sales fluctuated significantly during the periods presented, reflecting the cyclical nature of the markets in which we operate. Demand for our equipment is affected primarily by changes in the semiconductor market, which began a severe downturn at the end of 1997 that continued through 1998 until the market began to recover in early 1999. Net sales grew by 83.1% in the second quarter compared to the first, 15.8% in the third quarter compared to the second, and 37.2% in the fourth quarter compared to the third.

Our gross profit fluctuated significantly, reflecting both the level at which we utilized our manufacturing capacity and the extent to which market conditions allowed us to obtain favorable selling prices and terms for our equipment. As the semiconductor capital equipment market recovered beginning in the second quarter of 1999, our capacity utilization increased as a result of better market conditions and also as a result of greater outsourcing of the manufacture of certain front-end components. Our pricing and selling terms also improved. As a result, our quarterly gross margins increased to more than 40% in each of the last three quarters of 1999.

Operating expenses were affected by a non-recurring charge in the first quarter of 1999. We recorded a one-time (euro)3.9 million charge to move the production of our epitaxial reactors from our Phoenix, Arizona facility to the Netherlands. The fourth quarter 1999 increase in operating expenses was due in part to our beginning to expand our back-end production and assembly facilities in China and Malaysia in order to meet an increase in orders and our expectations for an increase in future demand.

BACKLOG

Our backlog of orders booked increased from approximately (euro)52.8 million at December 31, 1998 to approximately (euro)183.7 million at December 31, 1999, of which a substantial majority was for deliveries in the first and second quarters of 2000. Our backlog at January 31, 2000 had grown to E240.5 million. Our backlog consists of orders of products by purchase orders or letters of intent for future periods, typically for up to the next twelve months. In markets such as Japan it is common practice for letters of intent to be used in place of firm purchase orders. We sometimes allow customers to cancel or reschedule deliveries. In addition, purchase orders are subject to price negotiations and changes in quantities of products ordered as a result of changes in customers' requirements. Depending on the complexity of an order, we generally ship our products from one to six months after receipt of an order. We include in the backlog only orders for which a delivery schedule has been specified and to which the customer has assigned an order number.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity is affected by many factors, some of which are related to our ongoing operations and others of which are related to the semiconductor and semiconductor equipment industries and to the economies of the countries in which we operate. Although our cash requirements will fluctuate based on the timing and extent of these factors, we believe that cash generated by operations, together with the liquidity provided by our existing cash resources and the arrangements governing our current indebtedness, will be sufficient to fund working capital, capital expenditures and other ongoing business requirements.

At December 31, 1999, our principal sources of liquidity consisted of (euro)14.1 million in cash and cash equivalents and (euro)71.3 million in undrawn bank lines. (euro)10.3 million of the cash and cash equivalents and (euro)46.8 million of the undrawn bank lines are restricted to use in our back-end operations.

During 1999, operating activities generated a net cash inflow of (euro)46.9 million as compared to (euro)26.0 million during 1998. The increase was primarily due to higher cash flow from operations, which was partially offset by a net outflow of (euro)7.9 million in other assets and liabilities in 1999 compared to a (euro)1.6 million outflow in 1998. These outflows resulted primarily from an increase in accounts receivable and inventories due to the increase in business activities in 1999. Cash flow used in investment activities amounted to (euro)26.8 million during 1999, a modest increase compared to
(euro)23.2 million in 1998. We expect to make investments in 2000 to complete new plants in Malaysia and China and to maintain front-end infrastructure.

We entered into a Nlg. 45.0 million, 6% subordinated convertible loan on December 4, 1998 with three lenders. During 1999, all three lenders converted their loans into common shares which were subsequently listed on the AEX-Stock Exchange in Amsterdam.

During 1998, we negotiated an extension of the original $80.0 million convertible note provided by Applied Materials following the settlement of the patent dispute in 1997. After paying Applied Materials $15.0 million in 1997 and $20.0 million in 1998, the remaining balance of $45.0 million of the initial interest-free subordinated convertible loan was replaced by an interest-bearing note for which we provided security. The note was repayable in two installments:
$10.0 million was paid in 1999 and the remaining $35.0 million is due on December 16, 2000. We expect to pay the remaining $35 million with the proceeds of this offering. In addition, we issued a warrant to Applied Materials to purchase 1.5 million of our common shares at a price of $5.375 per share. The warrant is currently exercisable. Applied Materials is exercising the warrant and is offering the common shares issuable upon this exercise as a selling shareholder pursuant to this prospectus.

During 1998, we also negotiated an increase of Nlg. 15.0 million in our bank loans in the Netherlands. Also, a term loan of Nlg. 40.0 million which was due in November 1999 was extended to November 2000. As part of the same agreement, the Nlg. 40.0 million overdraft facilities were given a fixed termination date in November 2000. In February 2000, our lender increased our overdraft facilities by Nlg. 35.0 million.

On October 1, 1999, we placed 6% zero-coupon debentures with a maturity value of $20.0 million with a group of United States institutional investors. The debentures have a five year maturity and are not convertible. The debentures were discounted by 6% annual interest for a net purchase value of approximately $14.9 million. We used the proceeds of the debenture placement for general corporate purposes, including debt repayment and working capital.

As part of the debenture purchase agreement, the investors received exercise warrants to purchase approximately two million common shares at an initial exercise price of $9.81375 and supplemental warrants to purchase 200,000 additional common shares at the same price. The exercise warrants provided that if our share price closed above approximately $20.44 for twenty consecutive trading days, we could require the exercise of the warrants. We forced exercise of the exercise warrants in February 2000. We issued 2,037,957 common shares upon exercise of the exercise warrants. The exercise price paid by the investors consisted of the cancellation of all the outstanding debentures with an accrued value of approximately $15.2 million and approximately $4.8 million paid in cash.

The front-end business finances its operations from the cash flows derived from its business activities and from collateralization of fixed and current assets.

Back-end operations are entirely self-financed by ASM Pacific Technology. The cash resources and borrowing capacity of ASM Pacific Technology are not available to our front-end operations.

We support borrowings of our front-end subsidiaries with guarantees and we have mortgaged our land and buildings and pledged trade receivables and inventory in the Netherlands and pledged our shareholdings in our primary front-end subsidiaries and in ASM Pacific Technology to secure our front-end borrowings. The market value of our investment in ASM Pacific Technology at the end of 1999 was approximately (euro)333.9 million, which is substantially higher than the market value at the end of 1998, which was approximately (euro)70.3 million.

MARKET RISK DISCLOSURE

We are exposed to currency fluctuations, most notably fluctuations of the United States dollar, the Hong Kong dollar and the Japanese yen against the Euro. To the extent that these fluctuations affect the value of our investments in our affiliates, they are not hedged. The cumulative effect of these fluctuations are separately reported in shareholders' equity and 1999 showed a positive movement of (euro)9.5 million.

Currency

Currency fluctuations that affect operating cash flows are hedged as a policy. We view exposures on a consolidated basis and sell off or cover excess or short positions, using spot or forward contracts which are entered into with commercial banks of good standing.

The operations of our subsidiaries are generally financed with debt issued in our subsidiaries' respective functional currencies. Thus, we believe we do not have significant currency exposure related to our borrowings.

Interest Rates

A considerable percentage of our outstanding debt bears interest which is typically variable in nature. We are exposed to interest rate risk primarily through our borrowing activities. We do not enter into financial instrument transactions for trading or speculative purposes or to manage interest rate exposure. Therefore, an adverse change in the average interest rate from 7% to 8% on the portion of our debt bearing interest at variable rates would result in an annual increase in interest expense of approximately (euro)1.2 million at December 31, 1999 borrowing levels.

The Netherlands, our country of domicile, is one of the countries that participates in the use of the Euro, the new currency unit that has been available since January 1, 1999. Until 2002, the participating countries will allow both the Euro and local currencies as legal tender. However, we expect that most businesses will convert sooner rather than later, stimulated by the development of a Euro denominated capital market for both public and private funding. Our European operations will therefore use the Euro as their functional currency as soon as possible after its introduction. The actual introduction is not critical for our business but will depend on availability of reliable software for accounting, payroll and other internal functions and will be achieved over a period of time, but before 2002. The introduction of the Euro will not significantly affect our currency profile or risk as the Euro has a fixed exchange rate against the Netherlands guilder.

Effective for fiscal year 1999, we changed our reporting currency from Netherlands guilders to Euros. Prior year balances have been restated based on the fixed exchange rate of (euro)1.00 to Nlg. 2.20371. The comparative balances reported in Euros depict the same trends as would have been presented if we had continued to present balances in Netherlands guilders. Balances for periods prior to January 1, 1999 are not comparable to the balances of other companies that report in Euros but restated amounts from a different currency than Netherlands guilders due to the fixing of the exchange rate between the Euro and the currencies of participating countries. See Note A of the Consolidated Financial Statements.

UPDATE ON YEAR 2000 COMPLIANCE

We did not experience any material difficulties in connection with the changeover to the year 2000. Our in-house systems were switched off during the actual changeover and a phased start-up of our systems and networks on January 1, 2000 did not reveal any issues, nor did the later normalized use of these systems and networks. Access to and operation of our facilities were not compromised.

We were asked to assist, and assisted, in the start-up of some older units in our worldwide installed base. We are not aware of any millennium-related disruption in connection with our products.

We estimate the total cost of our year 2000 compliance program at approximately
(euro)1.2 million, not including investments in software upgrades that we had previously planned and accelerated in connection with the year 2000.

                                    BUSINESS

INTRODUCTION

We are a leader in the design, manufacture and sale of equipment and solutions used to produce semiconductor devices, or integrated circuits. We enable our customers to lower their production costs by providing leading-edge technology solutions and efficient manufacturing processes. Our production equipment and solutions are used by both the front-end and back-end segments of the semiconductor market. Front-end equipment performs various fabrication processes in which multiple thin films, or layers, of electronically insulating or conductive material are grown or deposited onto a round slice of silicon, called a wafer. Back-end equipment separates these processed wafers into numerous individual dies, each containing the circuitry of a single semiconductor device, and assembles, packages and tests the dies in order to create semiconductor devices. We believe that the front-end and back-end react to different market forces in the highly cyclical semiconductor industry and that operating in both segments reduces the impact of business cycles on our operations.

Our front-end facilities in the Netherlands, the United States and Japan enable us to adapt our products to local specifications and to interact closely with customers in the world's major semiconductor design and wafer processing markets: Europe, North America and Asia. Our products in the front-end market segment grow or deposit thin films onto wafers primarily using a process called chemical vapor deposition, or CVD. CVD deposits films on the wafer's surface through chemical reactions using gases at high temperatures. Front-end operations accounted for approximately 44% of our net sales in 1999.

Our back-end business is conducted through our facilities in Hong Kong, Singapore and China, close to where most assembly and packaging operations are located. Our products in the back-end market assemble and package individual dies into finished semiconductor devices using stand alone and automated lines of equipment. We also manufacture leadframes, copper carriers on which dies are mounted as part of the back-end assembly process. Back-end operations accounted for approximately 56% of our net sales in 1999.

INDUSTRY BACKGROUND

  General

Semiconductor equipment sales depend significantly upon the level of capital expenditures by semiconductor manufacturers, which in turn depends significantly upon the current and anticipated market supply and demand for semiconductor devices and products using semiconductor devices. Growth in the semiconductor market is being fueled by rapidly expanding end-user demand for smaller, less-expensive and better-performing electronic products which has led to an increased concentration of semiconductor devices in electronic products. Worldwide semiconductor device sales were expected to reach $155 billion in 1999, as estimated by Dataquest, an independent market research company. From 1999 to 2002, Dataquest estimates that the semiconductor industry will grow at a compounded annual growth rate, or CAGR, of 17.4% per year. Worldwide semiconductor equipment sales were expected to reach $28.7 billion in 1999 as estimated by VLSI Research, Inc., or VLSI, an independent market research company. From 1999 to 2002, VLSI estimates that the semiconductor equipment industry will grow at a CAGR of 28.4% per year.

  Semiconductor Manufacturing Process

The semiconductor equipment market is comprised of two segments: the front-end and the back-end.

Front-end Processes. During front-end wafer processing, multiple thin films of either electronically insulating material, also called dielectrics, or conductive material are grown or deposited on a wafer measuring 100 mm, or four inches, to 300mm, or twelve inches, in diameter. A finished wafer may contain a few dozen to several thousand individual dies. Each die consists of a series of layers which together form the millions of microscopic transistors and other components which interact to perform specific electronic functions. Front-end processes are performed either one wafer at a time in single wafer processing systems or many wafers at a time in batch processing systems. Multiple processes are repeated on each layer as the wafer is processed. The number and precise order of the process steps varies depending upon the complexity and design of the device. The performance of the device is determined in part by the various electrical characteristics of the materials used in the layers of the device and the wafer. The front-end production phase is capital intensive, generally requiring multiple units and a range of different types of processing equipment in a fabrication line. The various steps involved in front-end processing are described below.

  - Epitaxy involves the deposition of silicon or silicon compounds on the wafer, continuing and perfecting the crystal structure of the bare wafer underneath. Epitaxy improves the electrical characteristics of the wafer surface, making it suitable for highly complex microprocessors and memory devices.

  - Ion Implantation is a process in which wafers are bombarded with ions to introduce dopant atoms, or impurities, into the wafer to improve its electrical characteristics. Silicon conducts little or no electricity. In order to have electrical current within a layer, it is necessary to place small amounts of impurities into the layer.

  - Diffusion and Oxidation are high-temperature processes which change the electrical characteristics of layers. Diffusion is used to make impurities introduced by ion implantation electrically active. Oxidation forms a silicon oxide layer on the wafer's surface, which acts as an insulative or protective layer over the wafer's surface.

  - Low Pressure Chemical Vapor Deposition, or LPCVD, performs CVD under high temperature, low pressure conditions to deposit insulating or conductive layers.

  - Plasma Enhanced Chemical Vapor Deposition, or PECVD, performs CVD enhanced by the use of an electrically-charged vapor, or plasma, at lower temperatures. After the first metal layer has been deposited on the wafer, LPCVD and diffusion can no longer be used because they will melt the metal. Any subsequent deposition must be performed at low temperatures.

  - Atomic Layer Chemical Vapor Deposition, or ALCVD, is an advanced CVD technology which deposits single atomic layers on wafers one at a time at low temperatures. This process is used to create ultra-thin films of exceptional quality and flatness.

  - Rapid Thermal Processing, or RTP, is used to expose single wafers to heat over a short period of time.

  - Physical Vapor Deposition, or PVD, deposits a thin layer of metal on the wafer surface for electrical contacts and wires through a process called "sputtering."

  - Lithography is used to print the various layer patterns of the semiconductor device on the uppermost layer of the wafer. These patterns determine the functions of the semiconductor device.

  - Etch reproduces the pattern imprinted by lithography by removing excess material from the uppermost layer of the wafer.

  -    Clean removes undesirable contaminants from the wafer's surface.

  - Chemical Mechanical Planarazition, or CMP, is a relatively new technology which planarizes, or levels, layers deposited on wafers by polishing them with a chemical solution called slurry. Planarization reduces the vertical height differences of the various layers. This increases the number of layers which can be processed without introducing reliability problems.

  - Metrology is used to measure the width of lines on semiconductor devices, the thickness of layers, the surface profiles of layers, and certain electrical properties of layers.

  - Probing is a process in which electrical and functional tests are performed on each die and defective ones are marked.

Back-end Processes. The back-end manufacturing process consists of cutting the processed wafer into individual dies, mounting them on carriers such as leadframes and connecting them to the appropriate electrical leads. Wire bonding onto leadframes is the most common interconnection method, although alternative interconnection techniques and materials, such as ceramic packages, flip chips and different chip-scale packaging methods, are available. After the assembly process, the dies are packaged to protect them from environmental influences and prepare them for use, resulting in completed semiconductor devices. Each of these steps is described below.

Materials:

  - Leadframes are produced by stamping or etching a pattern through a strip of copper and then plating a portion of the pattern with silver to enable reliable wire bonding.

Assembly:

  - Die Separation separates the dies on the wafer into individual units using wafer saws.

  - Die Bonding mounts the dies onto carriers such as leadframes using a die bonder.

  - Wire Bonding attaches extremely thin gold or aluminum wires between the die and the leadframe for electrical connections using a wire bonder.

  - Unit Inspection inspects each die throughout the assembly process and prior to packaging.

Packaging:

  - Encapsulation or Molding encases the dies in a protective housing, often epoxy, using transfer molds.

  - Plating coats exposed tips of leads in order to improve their ability to be soldered onto printed circuit boards.

  - Trim and Form cuts away the excess portion of the leadframe and bends the leads into the desired shape, resulting in the completed semiconductor device.

  - Final Testing tests the performance of the completed semiconductor device.

  Industry Trends

To create increased demand for semiconductor devices, semiconductor manufacturers have sought to enhance the performance, decrease the size, and lower the cost of semiconductor devices. These goals are being achieved by introducing new materials and technologies, reducing line widths, increasing wafer size and improving yield. The number of dies that can be processed in a fixed number of manufacturing steps is increasing, leading to lower cost by leveraging the costs of equipment over more units. New technologies and materials, and line width reductions, require advanced, and frequently changing, manufacturing solutions, resulting in many challenges for semiconductor equipment suppliers.

Decreasing the line widths in semiconductor devices makes them both faster and smaller. Since more devices with smaller line widths can be placed on a wafer, cost per unit also decreases. Currently, line widths of 0.18 microns are moving into production and the industry is preparing to transition to 0.13 and 0.10 microns. A micron is 1/25,000 of an inch.

Semiconductor manufacturers are also seeking to reduce the cost of producing semiconductor devices by increasing the diameter of the wafers on which the semiconductor devices are being layered. The maximum diameter of wafers is in the process of increasing from 200mm, or eight inches, the current industry standard, which was introduced in the early 1990s, to 300mm, or twelve inches. The move toward larger wafer sizes is driven by cost efficiency, since a 300mm wafer holds approximately 2.4 times more dies than a conventional 200mm wafer. Although this development is still at an early stage, significant investments are being made by semiconductor equipment manufacturers to develop processes and equipment compatible with this larger wafer size and pilot lines have been announced by leading semiconductor manufacturers.

Furthermore, in order to increase performance, new materials are being used to produce semiconductor devices, such as copper interconnects for better conductivity, which in turn require new isolation layers. Semiconductor equipment manufacturers are using existing as well as new manufacturing methods of deposition, cleaning and lithography to enable the use of such new materials.

To achieve improved yield, semiconductor devices must be manufactured in environments with very low levels of contaminants. Semiconductor equipment manufacturers have responded to this requirement by offering equipment that isolates, within a controlled mini-environment, several chambers corresponding to different steps of the semiconductor manufacturing process and by developing factory automation which reduces human involvement. Developments in metrology are also contributing to improvements in yield. The measurements conducted by metrology equipment are becoming a more integral part of the semiconductor manufacturing process. Semiconductor manufacturers are requiring equipment that can make more precise and new kinds of measurements, and provide results of these measurements faster by integration of the measurement tools into the processing equipment.

Technological developments in the front-end have resulted in the need for new solutions in the back end. For example, shrinking dies and line widths require wire bonders that are capable of attaching finer wires in smaller spaces. In addition, semiconductor manufacturers are looking to automation and integration of back-end equipment as ways to reduce costs and increase productivity.

Over the coming years, these trends, which fuel the growth of the semiconductor equipment industry, are expected to create the need for new equipment solutions.

THE ASM INTERNATIONAL SOLUTION

Our products offer leading-edge, cost-effective solutions for semiconductor manufacturing. We leverage our critical mass, broad range of products, leading-edge technology and strong global infrastructure to develop innovative product solutions for the front-end and back-end markets. We aim to provide our customers with the means to manufacture better, smaller and less expensive semiconductor devices. Examples of where our products have solved critical manufacturing issues include the following:

Deposition of Thin Films. In response to the technology challenges posed by the reduction in line widths, we are offering the industry ALCVD, a new method of depositing very thin films consisting of existing as well as new materials. We are a leader in the development of process solutions using this technology, which we are protecting by an expanding portfolio of patents. With ALCVD, we offer new applications such as diffusion barriers and seed layers, required when applying copper in semiconductor devices. We also offer new PECVD process steps resulting in isolation layers with the low electrical constant necessary to insulate the copper layers in the semiconductor devices.

Deposition of Advanced Materials. Our systems offer semiconductor manufacturers a flexible solution to a critical step in the manufacture of high frequency transistors used in broadband wireless applications. We believe we are the largest supplier of epitaxy systems used to process silicon germanium, which has been gaining acceptance as a material for communications devices. Our Epsilon system's reaction chamber is very flexible and can be easily used for depositing a variety of silicon germanium layers. Our equipment consistently provides well-controlled composition of silicon germanium layers for enhanced semiconductor device speed and performance.

Integrated Metrology. We believe we are one of the only semiconductor equipment manufacturers that offers metrology integrated within semiconductor equipment to measure layer thickness, uniformity and particle count. This equipment allows the customer to reduce cycle time, increase yield and throughput, and lower cost of production.

300mm Equipment. We enable our customers to realize cost efficiencies by processing more dies per machine cycle. We have developed equipment capable of processing wafers with a diameter of 300mm.

Fine Pitch Capability. In order to help our customers increase the functionality of a semiconductor device at a given constant size and produce smaller semiconductor devices, we offer gold wire bonders with a pitch of 45 microns, which we believe is the smallest fine pitch capability in the industry.

Cost Savings in the Back-end. We realize cost savings that we pass on to our customers. Our back-end facilities are located in Asia. This enables us to take advantage of low labor and manufacturing costs. Labor costs are a significant portion of the operating expense associated with producing back-end manufacturing equipment. Approximately two-thirds of our back-end employees are located in China, where we have made a significant investment in a large scale precision machining operation. Asia generally has lower labor costs than the United States, Europe and Japan, where our principal competitors are located.

Automation in the Back-end. We address our back-end customers' increased need for automation. As the only producer of a fully-automated back-end production line including die bonding, wire bonding, encapsulation and trim and form, we enable our back-end customers to meet their total system requirements by offering an innovative solution for most assembly and packaging steps, built with our own modular hardware and software. This integrated and automated process sequence, called IDEALine, reduces costs and increases productivity for our customers.

STRATEGY

Our objective is to enhance our position as a leading global semiconductor equipment manufacturer in both the front-end and back-end segments of the semiconductor industry. Since the industry cycles in these two segments are different, our broad participation should reduce the impact of the cyclicality that is characteristic of our industry. The key elements of our strategy include:

Enhance Market Leadership in Deposition of Thin Films. We focus our product offerings in the front-end market on equipment related to the deposition of thin films. We recently acquired ALCVD technology which complements our epitaxy, LPCVD and PECVD deposition technologies. We intend to increase the process capability of our existing deposition products. For example, we plan to continue our leadership in the silicon germanium market by aggressively investing in process research and development for our Epsilon products. We also aim to expand our PECVD market share by developing new processes for our Eagle products.

Leverage Existing and New Technologies to Enhance Market Position.

  - We intend to leverage our strong technological capabilities to capture market share upon shifts in technology. We believe, for example, that we have successfully implemented this strategy to position ourselves for the shift to 300mm wafer processing in the front-end market and for the shift to the integration of multiple processes into in-line systems in the back-end market. In addition, we intend to enter the market with or expand the market penetration of our new products such as ALCVD and RTP. We believe that ALCVD will replace PVD for barrier and seed layers in copper metallization. VLSI projects the market for barrier films will reach approximately $867 million in 2002. Our new RTP technology is positioned to replace existing lamp-heated RTP systems in particular applications. VLSI projects the market for all RTP equipment will reach approximately $742 million in 2002.

  - We intend to continue developing process applications with the Inter-University Center for Microelectronics, also called IMEC, to enhance our research and development capabilities. Our relationship with IMEC allows us to compete with semiconductor equipment manufacturers with greater resources than we have. IMEC is an internationally recognized independent research laboratory with over 700 employees located in Leuven, Belgium, which develops and enhances technology and integrated processes for the semiconductor industry. IMEC is funded by contract research and European grants. Through our presence at IMEC we have the means necessary to test integration of our processes into a full process flow. This ability allows us to develop better processes for our customers, shortening their time-to-market.

  - Although we have a history of successfully developing new technologies and products internally, and are committing substantial resources to continue our research and development efforts, we may from time to time acquire technologies, licenses or products from third parties. In comparison with internal research, such acquisitions may considerably speed up the development of products and applications and reduce the time to market for new solutions.

Continue to Expand Intellectual Property Portfolio. We intend to continue focusing on protecting our intellectual property. For our front-end business we have adopted a proactive policy of filing patent applications relating to key developments in our equipment, software and processes. By patenting our technological innovations we expect to position ourselves better in the market. In addition, we aim to minimize costly patent infringement litigation in the future.

Continue to Provide Global Customer Support. We believe that maintaining facilities in many parts of the world is an important element in establishing and maintaining long term customer relationships that are often the basis upon which a semiconductor manufacturer selects an equipment supplier. Further, we intend to enhance the benefits provided by our products by continuing to build customer loyalty through the quality of our service and support. We also intend to leverage relationships with our customers to allow for wider cross-sales to these customers of products that they are not currently purchasing from us.

Continue to Vertically Integrate Back-end Production. We will continue to enhance the efficiency and productivity of our back-end business by controlling all aspects of the products and services we provide. We maintain our own production facilities at which we manufacture the various component parts of our back-end equipment. This vertical integration allows us to better serve our customers by increasing the quality and reliability of our products and services and decreasing our costs and time-to-market.

PROCESS TECHNOLOGY

We combine hardware, software and processes to develop innovative product solutions for the creation of thin films on silicon wafers. These films, etched in certain well-defined sub-micron patterns, form transistors and interconnection circuitry connecting those transistors. Our equipment controls the properties of such films and assures that they are deposited on atomically clean surfaces.

Films can be formed in several ways. For example, the surface of a wafer can be exposed to oxygen to form a layer of silicon oxide, an insulator. A film can also be deposited onto the heated surface of a wafer by introducing gas compounds, usually at low pressure, in a CVD process. The CVD process can be used to deposit conductive or insulating films. More complicated technologies are used to deposit films at lower temperatures using PECVD. ALCVD grows the films one atomic layer at a time, and is used when extremely high quality and very flat films are required. We have products which perform all of these deposition processes.

Generally, the complexity of semiconductor devices has been doubling every 18 months, and we expect this trend to continue. As microprocessors and circuits become denser and faster, they require new structures and materials for the transistor, new interconnect materials such as copper, and new techniques to contact the terminals of the transistors. Denser memories require technologies to store more charge per unit area, and the fast growing wireless market is imposing new demands on transistor speed. We have equipment that is fulfilling the current needs of our customers, and we are developing the equipment that should allow our customers to respond to the evolving needs of the industry.

We believe we have positioned ourselves to supply the equipment for the next generations of semiconductor devices.

  - Gates are the switching terminals that turn a transistor on or off. The main challenge is to make the gate thinner without sacrificing reliability. We are working on effective gates that, eventually, should be less than five atoms thick. This will require new materials and new cleaning technologies. Our experience in current gate manufacturing by oxidation in the Advance series vertical batch reactors, and our position in advanced vapor cleaning technology and ALCVD for atomically controlled deposition, should position us ideally for responding to this technology shift.

  - Capacitors store electrons as the memory in dynamic random access memory, or DRAM, or function as passive devices in wireless applications. These too need to be made smaller and smaller, thus requiring more electrons to be stored in a smaller area. The enhancement of the surface area of a capacitor by a special CVD process, which forms hemispherical silicon grains, was pioneered by us. Our Advance series reactors currently provide the solutions for this application. As with the manufacturing of gates, our position in cleaning and ALCVD should allow us to develop new materials for capacitors that store more electrons.

  - Interconnect uses conductors and insulators to connect the millions of transistors to form functional devices. A typical logic device has six to ten interconnect levels. As more and more interconnect lines are being packed in a smaller space, interaction between electrical signals in adjacent lines becomes a problem. Our Eagle product line with its Aurora
       2.7 PECVD process provides solutions for deposition of a new insulator that minimizes this interaction. The industry is also moving to copper as the conductor of choice, replacing aluminum. Copper has a lower resistance than aluminum, increasing speed. Trenches in which the copper will have to be deposited will get narrower and deeper, making it very difficult to deposit a good quality film in the bottom of a trench with conventional CVD or PVD technology. We believe our ALCVD technology will ultimately replace PVD technologies for the barriers and seed layers needed for a copper based interconnect.

  - Terminals of the silicon transistor will have to be connected to the metal based interconnect structure. This contact from silicon to metal will become increasingly shallower as devices shrink, and it will be increasingly difficult to make good electrical contact. Alternative annealing technologies with faster ramp rates and better temperature control will become important. We believe the Levitor RTP system has much better temperature control and faster ramp rates than current lamp-heated RTP techniques, thus allowing our customers to manufacture and contact even smaller transistors.

  - Silicon germanium deposition is fast becoming a critical process step for the manufacturing of high frequency transistors for many broadband wireless and internet related applications. Devices will need to be processed at lower temperatures with better control of layer composition to increase the frequency at which transistors can operate. We believe that our Epsilon reactor is the current leader in the field for the epitaxial deposition of silicon germanium. We are working on lower temperature cleaning and deposition processes, as well as on improving the silicon germanium layers by adding small amounts of carbon. These efforts should enable our customers to make the devices for future wireless communications.

These examples focus on single wafer technology. However, we believe many customers will continue to use vertical batch furnace technology for many years, and that this market will continue to grow. We believe we are positioned to meet the needs of customers both for batch and single wafer processing.

Where applicable, we have developed 300mm versions of our products and are testing them in customers' sites. Products in development are mostly designed as bridge tools, compatible with both 200 and 300mm, or designed for easy scale-up from 200 to 300mm.

PRODUCTS

We design, manufacture and sell products used in both front-end wafer processing and back-end assembly, packaging and materials. The following table sets forth the main manufacturing processes used in the front-end and back-end market segments and indicates the markets in which we participate.

                           FRONT-END                                            BACK-END
       --------------------------------------------------  ---------------------------------------------------
         DEPOSITION     OTHER PROCESSES      TESTING         MATERIALS         ASSEMBLY          PACKAGING
       --------------- ------------------ ---------------  -------------- ------------------- ----------------
                           Diffusion
          Epitaxy*            and           Metrology*       Leadframe      Die Separation    Encapsulation*
                          Oxidation*                       Manufacture*
       -------------------------------------------------------------------------------------------------------
        Low Pressure          Ion            Probing        Manufacture      Die Bonding*         Package
            CVD*         Implantation                        of Other                             Plating
                                                             Materials
       --------------- ------------------ ---------------  -------------- ------------------- ----------------
           Plasma         Lithography                                        Wire Bonding*     Trim and Form*
       Enhanced CVD*
       --------------- ------------------ ---------------  -------------- ------------------- ----------------
           Atomic            Etch                                               Unit           Final Testing
         Layer CVD*                                                           Inspection*
       --------------- ------------------ ---------------  -------------- ------------------- ----------------
          Physical
           Vapor            Clean**
         Deposition
           (PVD)
       --------------- ------------------ ---------------  -------------- ------------------- ----------------
                           Chemical
       Rapid Thermal      Mechanical
        Processing*      Planarization
           (RTP)             (CMP)
       --------------- ------------------ ---------------  -------------- ------------------- ----------------

       *Indicates markets in which we participate.

       **We participate in advanced cleaning technologies integrated within our deposition equipment.

  Front-end Products

The following table lists our principal front-end equipment and the years in which initial production units were first made available to customers.

--------------------------------------------------------------------------------------------------
                                          KEY                                             YEAR
          PRODUCT FAMILY               PROCESSES               PRODUCTS                INTRODUCED
--------------------------------------------------------------------------------------------------
                                                       Epsilon One(1)                   1988
                                                       Epsilon Two(1)                   1990
  Single Wafer Thermal                -  Epitaxy       Epsilon 2000                     1997
  CVD Systems                         -  CVD           Epsilon 2500                     1997
                                                       Epsilon 3000 (300mm)             1997
--------------------------------------------------------------------------------------------------
                                      -  LPCVD         Advance 400 series               1994
  Vertical Batch                      -  Diffusion     Advance 600 UHV                  1996
  Processing Systems                  -  Oxidation     Advance 412 (200 and 300mm)      1998
--------------------------------------------------------------------------------------------------
                                                       Eagle 10 (2 chambers)
  Single Wafer Plasma                                  Eagle 10 Trident (3              1993
  Enhanced CVD                        -  PECVD         chambers)                        1997
  Systems                                              Eagle 12 Rapid Fire (300mm)      1998
--------------------------------------------------------------------------------------------------
                                                       F 120(3)                         1998
  Single Wafer Atomic                 -  ALCVD         F 450 and F 950(3)               1997
  Layer CVD Systems                                    Pulsar 2000 (200 and 300mm)     1999(2)
--------------------------------------------------------------------------------------------------
  Single Wafer RTP                    -  Anneal
  Systems                             -  Oxidation     Levitor                         1999(2)
--------------------------------------------------------------------------------------------------
                                                       Polygon 8200                    1997(2)
  Single Wafer Cluster                -  Cluster       Vapor Clean Module              1999(2)
  Systems and Modules                                  Epsilon 2500 Module(4)          1997(2)
                                        Processes      Pulsar 2000 Module(4)           1999(2)
--------------------------------------------------------------------------------------------------

---------------------------
(1) This product has been replaced by the Epsilon 2000 and Epsilon 2500. Although it is no longer sold, it still forms an important part of our installed base and generates service and spare parts revenue.
(2) We have introduced this product and expect to ship the first commercial unit sometime in 2000.
(3) Used for non-wafer applications such as flat panel displays and magnetic heads.
(4) The Epsilon and Pulsar modules share the same reactor section as the Epsilon and Pulsar single wafer stand-alone systems.

Single Wafer Thermal CVD Systems. Our Epsilon products heat wafers to high temperatures using infrared lamps, forming a film on the surface of the wafer by applying CVD. The main current use of the Epsilon is for epitaxy of silicon and silicon germanium alloys. Silicon germanium alloys are used in the fast-growing telecommunications market. We believe that the Epsilon 2000 is leading the industry in silicon germanium applications with a large installed base. We also believe that a high productivity version of the Epsilon, the Epsilon 2500, offers the highest throughput in the industry for epitaxial silicon applications. Our Epsilon 3000 produced the first commercial 300mm wafers with epitaxial layers in 1997.

Vertical Batch Processing Systems. The Advance 400 series and Advance 412 vertical batch processing systems process up to 150 wafers at a time at high temperatures. These reactors load wafers into a carrier, which is pushed into the heated reactor for diffusion, oxidation or LPCVD processing. The Advance reactors feature dual carriers and a large work in process wafer storage station. We believe our Advance reactors achieve the lowest production cost per wafer in the industry. The Advance 600 is an ultra-high vacuum, or UHV, vertical batch reactor. The Advance 600 processes up to 100 wafers per carrier. Wafers are handled and processed in an extremely clean UHV atmosphere to guarantee cleanliness of the deposited material. Up to two reactors can be clustered on a single UHV wafer handler. The Advance 600 is mainly used in a process to enhance the surface area in a DRAM capacitor structure. This product enables our customers to make smaller memory cells, and therefore smaller semiconductor devices.

Single Wafer Plasma Enhanced CVD Systems. The Eagle 10 and Eagle 12 series reactors are single wafer systems which deposit films on wafers using PECVD. The Eagle systems are mostly used for depositing insulators, such as silicon oxide and silicon nitride, used in interconnect circuits. The Eagle 10 Trident and Eagle 12 Rapidfire (300mm) have three chambers configured for enhanced productivity. The simplicity of these systems results in low cost, high reliability and low maintenance requirements. The Eagle reactors also perform a new insulating film deposition process with a low dielectric constant, or "k" value, of 2.7 called Aurora 2.7. This process reduces the interaction between adjacent conductors such as copper lines, and increases the speed of the circuitry.

Single Wafer Atomic Layer CVD Systems. Our ALCVD product is being introduced in the semiconductor market but is already in commercial production in the markets for flat panel displays and magnetic heads. We offer both stand alone equipment and modules that can be integrated with our cluster systems. At the end of 1999, our installed base amounted to 45 systems, many of which are in research and development areas.

Single Wafer RTP Systems. We are bringing to the market a new hardware solution for process steps that require RTP. This new product is called Levitor. In the Levitor, the wafer floats on a cushion of gas and does not require lamps for heating. Compared to existing lamp-based RTP systems, we believe the Levitor allows very fast heating and cooling of the wafers and offers an efficient and cost-effective solution. We expect to install the first systems during 2000 with some selected customers to further test and finalize the concept. We do not expect to make commercial sales of RTP before the end of 2000.

Single Wafer Cluster Systems and Modules. For selected new processes such as gate stacks and barrier and seed layers for dual damascene, several layers have to be deposited on the wafer without allowing them to be contaminated by air. Our Polygon single wafer systems allow the integration of up to four modules on a single vacuum handler. We currently have available the Epsilon 2500 module, based on the Epsilon 2500 reaction chamber, the Pulsar 2000 ALCVD module, and a vapor clean module to clean unwanted oxide from the incoming wafer with a patented process.

  Back-end Products

The following table lists our principal back-end products, and the years in which initial production units were first made available to customers.

-------------------------------------------------------------------------------------------------------------------
                                                  KEY                                                 YEAR
        PRODUCT FAMILY                         PROCESSES                     PRODUCTS              INTRODUCED
-------------------------------------------------------------------------------------------------------------------
                                                                        AD809                         1990
                                                                        -------------------------------------------
                                                                        AD829                         1994
                                                                        -------------------------------------------
                                 Die Bonding                            AD819                         1998
                                                                        -------------------------------------------
                                                                        AD889                         1998
                                 ----------------------------------------------------------------------------------
  Assembly                       Epoxy Curing                           CO109                         1990
                                 ----------------------------------------------------------------------------------
                                                                        AB356                         1995
                                                                        -------------------------------------------
                                                                        AB510                         1997
                                                                        -------------------------------------------
                                 Wire Bonding                           AB559A                        1997
                                                                        -------------------------------------------
                                                                        AB339                         1997
-------------------------------------------------------------------------------------------------------------------
                                                                        EM649                         1997
                                                                        -------------------------------------------
                                 Encapsulation                          PMC109                        1999
                                                                        -------------------------------------------
  Packaging                                                             IDEALmold                     2000
                                 ----------------------------------------------------------------------------------
                                 Trim and Form                          MP209                         1996
                                                                        -------------------------------------------
                                                                        BGA209                        1996
-------------------------------------------------------------------------------------------------------------------
                                 Full integration of the above
  Automated Systems              assembly and packaging steps into one  IDEALine                      1999
                                 system
-------------------------------------------------------------------------------------------------------------------
                                 Manufacture of carriers on which dies
  Materials                      are mounted                            Leadframes                    1975
-------------------------------------------------------------------------------------------------------------------

Die bonding. We manufacture several die bonding models to address several markets including semiconductor and optoelectronic devices. The AD889 features an automatic wafer handling system, programmable epoxy dispensing system and sophisticated inspection and pattern recognition systems. The AD889 has a high throughput at relatively low cost. The AD829 and AD809 models address the large market for die sizes under 30 mils square. A mil is 1/1000 of an inch. In addition to the simple semiconductor device market, the small die category includes optoelectronic devices. The model AD819 is a high precision machine designed for laser diode optoelectronic devices. Machines may be configured to operate stand-alone or connected to epoxy curing ovens and wire bonders.

Wire bonding. We introduced our AB339 gold wire bonder in early 1997. The AB339 has fine pitch capability, an ultralight bond head, advanced pattern recognition software and automatic wire bond inspection capability. We have enjoyed market success with the AB339 due to its industry leading fine pitch capability and favorable price/performance ratio. The AB510 and AB559A are ultrasonic wedge bonders used for aluminum wire bonding at room temperature on printed circuit boards. These machines address the consumer products market which focuses on cost effective solutions. The AB356 is a gold wire bonder that serves the large substrate/hybrid device market. In 2000, we will launch a new generation of gold wire bonder, the AB339 Eagle. This machine will offer significant output increase over existing models.

Encapsulation. The EM649 features a very fast load/unload time, and uses modular components for rapid product conversion and adaptable system configuration, which makes it very flexible. The EM649 is offered in stand alone and in-line configurations. In 2000 we have introduced the IDEALmold, specifically designed to be manufactured in a modular format allowing customers to specify the system capacity from two to eight leadframes. This product specifically addresses the in-line market which requires molding systems of varying capacities to allow for proper line balancing. The PMC109 allows customers to directly transfer encapsulated semiconductor devices to a high capacity multi-chamber oven for continuous automatic post mold curing of epoxy molding compound.

Trim and Form. Our MP209 is a high speed, motorized trim and form equipment catering to different packages. The modular set-up of the system allows integration of third party testing, marking and inspection functions, which in turn allows more cost efficient production for our customers. These systems may also be integrated into our IDEALine.

Automated Systems. The IDEALine integrates back-end assembly and packaging equipment. We believe we are the only manufacturer of back-end equipment capable of offering such an extensive integrated line using our own equipment. These lines integrate serial process steps with mechanical and software linkages. Offered in a modular format, customers may integrate some or all of the following processes that we supply: die bonding and inspection, epoxy curing, wire bonding and inspection, encapsulation, post mold curing and trimming and forming. In addition we work with third party suppliers to offer various additional processes.

CUSTOMERS

We sell our products predominantly to manufacturers of semiconductor devices and manufacturers of silicon wafers. Our customers include most leading semiconductor and wafer manufacturers. Our customers vary from independent semiconductor manufacturers that sell their products on the open market, to large electronic system companies that manufacture semiconductor devices for their own use. While some semiconductor manufacturers have consolidated in recent years, the number of foundries and semiconductor assemblers has been expanding rapidly.

The following table lists customers accounting for (euro)2.5 million or more of our net sales in 1999:

---------------------------------------------------------------------------------------------------------------------
                              TYPE OF
       SEGMENT                CUSTOMER                                       CUSTOMERS
---------------------------------------------------------------------------------------------------------------------
                                               Infineon Technologies    Motorola           Sony
                                               Institut Fuer Halbleite  Nan-ya             ST Microelectronics
      Front-end        Semiconductor Device    Maxim                    NEC                Texas Instruments
                       Manufacturers           Mitsubishi               Philips            UMC Group
                                                                        Seiko Epson Corp.  VLSI Technology
                       ----------------------------------------------------------------------------------------------
                       Wafer Manufacturers     Wacker
---------------------------------------------------------------------------------------------------------------------
                                               Fairchild                Linear             Nichia
      Back-end         Semiconductor Device    Lite-On                  Lucent             Philips
                       Manufacturers                                    Microchip          ST Microelectronics
                       ----------------------------------------------------------------------------------------------
                                               AIC                      ASE                NS Electronics
                                               Alphatec                 Carsem             OSE
                       Assemblers              Amkor Anam               Hana               PT Astra
                                                                                           ST Assembly Test Services
---------------------------------------------------------------------------------------------------------------------

Our largest customer accounted for approximately 11% of our net sales in 1999. Our ten largest customers accounted for approximately 43% of our net sales in 1999. Historically, a significant percentage of our net sales in each year has been attributable to a limited number of customers; however, the largest customers for our products may vary from year to year depending upon, among other things, a customer's budget for capital expenditures, plans for new fabrication facilities and new product introductions.

CUSTOMER SERVICE

We provide responsive customer technical assistance to support our marketing and sales. Technical assistance is becoming an increasingly important factor in our business as most of our equipment is used in critical phases of semiconductor manufacturing. Field engineers install the systems, perform preventive maintenance and repair services, and are available for assistance in solving customer problems. Our global presence permits us to provide these functions in proximity to our customers. We also maintain local spare part supply centers to facilitate quick support.

We provide maintenance during the product warranty period, usually one to two years, and thereafter perform maintenance pursuant to individual orders issued by the customer. In addition to providing ongoing service, our customer service operations are responsible for customer training programs, spare parts sales and technical publications. In appropriate circumstances, we will send technical personnel to customer locations to support the customers for extended periods of time to optimize the use of the equipment for the customer's specific processes. For front-end, where the availability of field support is particularly important for a sale, there are approximately 190 support staff employees, or 23.8% of our total employees.

RESEARCH AND DEVELOPMENT

We believe that our future success depends to a large extent upon our ability to develop new products and to add improved features to existing products. Accordingly, our centralized product development policies and local activities are directed toward expanding and improving present product lines to incorporate technological advances and enable timely penetration of new markets for automated semiconductor processing, assembly and packaging equipment. These activities require the application of physics, chemistry, process technology, electrical engineering, precision mechanical engineering and software development. We are also continuing to develop new applications as well as software and hardware for our back-end products.

Our net research and development expenses were 11.4% of net sales during 1999, 12.6% of net sales during 1998 and 12.1% of net sales during 1997. We expect to continue investing significant resources in research and development to enhance our product solutions.

Our research and development activities are conducted in the principal semiconductor markets of the world, which enables us to draw on innovation and technical capabilities on an international basis. Each geographic center provides expertise for specific products or technologies. This approach, combined with interactions between the individual centers, permits efficient allocation of technical resources and allows for customer orientation combined with the necessary product specialization.

----------------------------------------------------------------------------------------------------
                                                                                  NUMBER OF R & D
         BUSINESS SEGMENT                           LOCATION                         EMPLOYEES
----------------------------------------------------------------------------------------------------
                                        Bilthoven, the Netherlands                      32
                                        Leuven, Belgium (IMEC)                          19
  Front-end                             Espoo, Finland                                  14
                                        Phoenix, Arizona, United States                 36
                                        Tama, Japan                                     32
----------------------------------------------------------------------------------------------------
  Back-end                              Hong Kong                                       246
                                        Singapore                                       155
----------------------------------------------------------------------------------------------------

As part of our research and development activities, we are engaged in various formal and informal arrangements with customers and institutes. These arrangements are made on a development program basis and allow us to develop products that meet customer requirements and obtain access to new technology and expertise. We currently are engaged in a development program with several customers for 300mm applications of our Eagle products. The Eagle 10 was developed in close collaboration with Japanese customers, while the Advance 400 product performance was enhanced in cooperation with a number of customers. The A-600 UHV was further upgraded in cooperation with a major Japanese customer. In cooperation with Semitool Inc., a United States supplier of copper plating equipment, and IMEC, we are developing production solutions for copper applications.

We participate in European programs focusing on developing the production technology for semiconductor devices with line widths of 0.13 and 0.10 microns. We are the project manager in a number of projects that were awarded under the European Strategic Program for Research and Development in Information Technology, or ESPRIT, an initiative of the European Union. Furthermore, since 1990, the board of Micro Electronics Development for European Applications, or MEDEA, an initiative of the European Union, and its predecessor approved extensive development programs in which we are a leading partner. We are currently working on a project with MEDEA in connection with possible uses of our ALCVD technology. Mr. Arthur H. del Prado, our President and Chief Executive Officer, is a member of the board of MEDEA.

The integration of new product solutions into process modules is done in ASM Europe's application lab, which shares IMEC's clean rooms in Leuven, Belgium. This integration within the IMEC facilities gives us access to all additional process steps needed to create sub-micron devices, including sub-micron patterning. Development programs on process for a customer application are usually done with active participation of IMEC, suppliers of complementary and non-critical equipment, and end-users of our products.

In addition to cooperating with third parties such as customers and other equipment companies in research and development projects, we enter into projects with technical universities, in particular in the Netherlands, Japan and Finland. As part of these projects, we may sell our equipment to customers who will use grants or research loans to acquire these products or we may receive grants or research loans directly. We have received such loans in the past from the Netherlands government, of which (euro)11.9 million was outstanding at December 31, 1999, and are repaying these loans from the sales proceeds of the products developed with their assistance up to one hundred percent of the amounts of the loans. Our subsidiary, ASM Microchemistry, received similar loans from the Finnish government.

MARKETING AND SALES

We sell and market our products with the objective of developing and maintaining an ongoing, highly interactive service and support relationship with our customers. Our marketing strategy includes advertising and participating in various industry trade shows. We provide prospective customers with extensive process and product data, provide opportunities for tests on demonstration equipment and, if required, make evaluation equipment available at the customer's site. Once equipment has been installed, we support our customers with, among other things, extensive training, on-site service, spare parts and process support. All of this is further supported by in-house development to enhance the productive life of existing equipment. We make hardware improvements available in the form of retrofit kits as well as joint development with our customers of new applications. We encourage our engineers to submit technical papers in relevant magazines and to give lectures in symposia.

We also install our equipment with semiconductor manufacturers for evaluation in order to strengthen our existing customer relationships as well as develop new customers.

Because of the significant investment required to purchase our systems and their highly technical nature, the sales process is complex, requiring interaction with several levels of a customer's organization and extensive technical exchanges, product demonstrations and commercial negotiations. As a result, the full sales cycle can be as long as 12 to 18 months for sales of front-end equipment and three to six months for sales of back-end equipment. Purchase decisions are generally made at a high level within a customer's organization, and the sales process involves broad participation across our organization, from senior executive management to the engineers who designed the product.

Our sales process usually starts with high-level introduction meetings. Early in the process we also meet with operational personnel to discuss the intended uses of our equipment, technical requirements, solutions, and the overall production process of the customer. Demonstrations and evaluation of test results take time. Once we agree upon the technological terms of the sale, the process continues with price and delivery negotiations and, when completed successfully, with the issuance by the customer of a letter of intent to secure a slot in the manufacturing and assembly planning schedule, followed by a purchase order.

To market our products, we operate demonstration and training centers where customers can examine our equipment in operation and can, if desired, process their wafers or individual dies for further in-house evaluation. Customers are also trained to properly use purchased equipment.

Each of our major product lines has a dedicated product manager, responsible for positioning the product in the market, developing it over time and evaluating its relative performance compared to the competition. Each product manager sets priorities in terms of technical development and sales support.

To execute the sales and service functions, we have established a direct sales force for front-end products reporting on a geographical basis to the managers in charge of Europe, North America, Southeast Asia and Japan. At the end of 1999, the front-end units had 73 employees fully dedicated to sales and marketing, representing 9.3% of total front-end staff. Dedicated support and sales forces are maintained for our various geographic units, enabling us to serve our global customers with an equally global organization. Each of our geographic front-end units is responsible for sales of all of our front-end products in its region.

In addition to the sales activities undertaken at the principal offices of our various manufacturing units, we have sales offices located in Europe in the United Kingdom, France and Germany, and in the United States in California, Texas and Pennsylvania. In Japan, our sales offices are located in Tokyo and Osaka.

We use sales agents in Malaysia and China for front-end products and to support our sales efforts for ALCVD in the non-semiconductor markets, such as flat panel displays and magnetic heads.

Sales of back-end equipment and materials are provided by our principal offices in Hong Kong and Singapore, through direct sales offices in Taiwan, the Philippines, Malaysia, Thailand, Japan, Europe and North America, and through sales representatives in Korea and some parts of the United States. There are 241 staff members employed in sales and marketing of back-end products, representing 5.2% of total back-end staff.

MANUFACTURING

Our manufacturing operations consist of the fabrication and assembly of various critical components, product assembly, quality control and testing.

In the front-end, we outsource the manufacture of major subsystems and subassemblies and some design, assembly and testing functions to specialized companies. We believe that outsourcing enables us to minimize our fixed costs and capital expenditures while also providing the ability to rapidly increase production capacity. We also work closely with our suppliers to achieve mutual cost reduction through joint design efforts.

Philips Machinefabrieken supplies a substantial majority of the major subassemblies used in the manufacture of the Advance 400 and of the major subassemblies used in the manufacturing of our Epsilon products. Although we work with a limited number of suppliers, we seek not to rely on a sole supplier, and have back-up suppliers for all subsystems and subassemblies that are outsourced.

In addition, we purchase the metrology equipment that we integrate into some of our front-end products from NanoPhotonics. We have a 24% equity interest in NanoPhotonics and our President has a 44.5% interest. See "Related Party Transactions."

Our back-end operations are vertically integrated to insure quality production of component parts where the quality of subassemblers does not otherwise meet our standards. The manufacturing activities in Hong Kong and Singapore consist primarily of assembling and testing components and subassemblies manufactured at our main manufacturing facility in China. We expect a new component manufacturing plant to commence production in Malaysia in 2000.

COMPETITION

The semiconductor equipment industry is intensely competitive, and is fragmented among companies of varying size, each with a limited number of products serving a particular segment of the semiconductor process. Technical specifications of the individual products are an important competitive factor, especially concerning capabilities for manufacturing of new generations of semiconductor devices. As each product category encompasses a specific blend of different technologies, our competitive position from a technology standpoint may vary within each category. Customers are evaluating manufacturing equipment based on a mixture of technical performance and cost of ownership over the life of the product. Main competitive factors include overall product performance, yield, reliability, maintainability, service, support and price. We believe that we are competitive with respect to each of these factors, and that our products are cost effective.

As the variety and complexity of available machinery increases, some semiconductor manufacturers are looking to limit their suppliers. In addition, semiconductor manufacturers are located throughout the world, and expect their equipment suppliers to have offices worldwide to meet their supply and service needs. Semiconductor equipment manufacturers with a more limited local presence are finding it increasingly difficult to compete in an increasingly global industry.

Our primary competitors in the front-end business are from the United States and Japan. Our primary competitors in the back-end business are from the United States, Europe and Japan. In each of our product lines, we compete primarily with two or three companies which vary from small to large firms in terms of the size of their net sales and range of products. Our primary competitors in the front-end business include Applied Materials, Novellus, Tokyo Electron and Kokusai. Our primary competitors in the back-end business include Kulicke & Soffa, ESEC, Shinkawa, Apic Yamada, BE Semiconductor, Towa, Shinko and Mitsui.

PATENTS AND TRADEMARKS

Because of the rapid technological advances in the microelectronics field, we believe that our products will be subject to continuing change and enhancement. Accordingly, we believe that our success will depend upon the technical competence and creative ability of our personnel and the ownership of patents.

We have patents some of which cover key technologies, features and operations of our major front-end products, with many patents registered in every major country where semiconductor devices or equipment are manufactured. We own a number of patents and we have filed a number of patent applications for semiconductor wafer processing equipment. We also own patents and have filed patent applications for LPCVD, PECVD, ALCVD and epitaxial technology. The total number of United States patents on our front-end products was approximately 60 at the end of 1999 compared to approximately 50 at the end of 1998. The total number of United States and foreign patents on our front-end products was approximately 130 at the end of 1999.

We have entered into worldwide, non-exclusive, non-transferable and non-assignable licenses with Applied Materials for patents related to epitaxy and some chemicals used to deposit insulating layers for PECVD.

To maintain these licenses, we pay Applied Materials a royalty on sales of equipment that use the patented technology. Upon expiration of the patents, the technology may be used royalty-free by the public, including us.

In the back-end industry, technological advancement is generally more evolutionary than revolutionary in nature. Companies generally compete on their cumulative expertise in applying well known technologies to improve productivity and cost-efficiency, rather than their innovation of new technologies. In practice, these skills are more difficult to patent. As a result, we do not file many patents related to our back-end business, nor do we believe it would be cost-effective or provide a competitive advantage to do so. We also own certain trademarks and other proprietary information that we consider important to our business.

There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. In the future, additional litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by us, which could have a material adverse effect on our business, financial condition and operating results. Furthermore, adverse determinations in this litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition and operating results.

LITIGATION

From time to time, we may be subject to litigation and claims incident to our business. As of the date hereof, we are not involved in any litigation which could materially affect our financial position.

EMPLOYEES

As of December 31, 1999 we had 5,426 employees, including 534 employees primarily involved in research and development activities, 314 in marketing and sales, 295 in customer service, 275 in finance and administration, and 4,008 in manufacturing.

The following table lists the total number of our employees and the number of our employees in our front-end and back-end business segments at the dates indicated.

-----------------------------------------------------------------------------------------------------------
       DECEMBER 31,                FRONT-END                   BACK-END                    TOTAL
-----------------------------------------------------------------------------------------------------------
           1997                       860                       3,654                      4,514
-----------------------------------------------------------------------------------------------------------
           1998                       756                       3,680                      4,436
-----------------------------------------------------------------------------------------------------------
           1999                       798                       4,628                      5,426
-----------------------------------------------------------------------------------------------------------

Our Netherlands operation, which employs approximately 240 persons, is subject to standardized industry bargaining under Netherlands law, and is required to pay wages and meet conditions established as a result of negotiations between all Netherlands employers in their industry and unions representing employees of those employers. Additionally, management personnel in the Netherlands facilities meet as required by Netherlands law with a works council consisting of elected representatives of the employees to discuss working conditions and personnel policies as well as to explain major corporate decisions and to solicit their advice on major issues.

Many of our employees are highly skilled, and our continued success will depend in part upon our ability to continue to attract and retain these employees, who are in great demand. We believe that our employee relations are good. As a consequence of our decision to merge the manufacturing operations of ASM

America with those of ASM Europe in 1999, our number of employees in the United States was reduced by approximately 75, whereas the number of employees in the Netherlands was increased by approximately 50.

FACILITIES

To develop and manufacture products to local specifications and to market and service products more effectively in the worldwide semiconductor market, our front-end manufacturing facilities are located in Europe, the United States and Japan and our back-end facilities are located in Hong Kong, China and Singapore. In addition, we lease approximately 30,000 square feet of back-end manufacturing space in Malaysia. The principal facilities are summarized below:

-------------------------------------------------------------------------------------------------
                                                                                    APPROXIMATE
     BUSINESS                                                                        AGGREGATE
      SEGMENT             LOCATION                    PRIMARY USES                SQUARE FOOTAGE
-------------------------------------------------------------------------------------------------
                                                                                      151,000
                     Bilthoven, the      Wafer processing equipment
                     Netherlands         manufacturing, marketing, research and
                                         executive offices
                     ----------------------------------------------------------------------------
                                                                                      204,000
                                         Wafer processing equipment
                     Phoenix, Arizona    manufacturing, marketing, research and
                                         offices
 Front-end
                     ----------------------------------------------------------------------------
                                                                                      132,000
                     Tama and Niigata,   Wafer processing equipment
                     Japan               manufacturing, marketing, research and
                                         offices
                     ----------------------------------------------------------------------------
                                                                                       35,000
                                         Wafer processing equipment
                     Espoo, Finland      manufacturing, marketing, research and
                                         offices
-------------------------------------------------------------------------------------------------
                                                                                      211,000
                                         Assembly and encapsulation equipment
                     Hong Kong           manufacturing, leadframe plating,
                                         marketing, research and offices
                     ----------------------------------------------------------------------------
 Back-end                                                                             362,000
                                         Assembly equipment and etched leadframe
                     Singapore           manufacturing, marketing, research and
                                         offices
                     ----------------------------------------------------------------------------
                                                                                      523,000
                                         Precision metal part and subassembly
                     Shenzhen, China     fabrication, stamped leadframe
                                         manufacturing and offices
-------------------------------------------------------------------------------------------------

Our principal facilities in Arizona, Hong Kong, Singapore and China are subject to leases expiring at various times from 2000 to 2020. Our Bilthoven facilities are constructed on leased land with the earliest leases expiring in the year 2029. The facilities we own are subject to mortgages. We believe that our facilities are maintained in good operating condition and are adequate for our present level of operations.

                                   MANAGEMENT

The names of our directors and executive officers and those of some of our subsidiaries and the years of their birth are as follows:

NAME                                YEAR OF BIRTH                         POSITION
----                                -------------                         --------
Paul C. van den Hoek..............      1939        Chairman of the Supervisory Board
Jacobus den Hoed RA...............      1937        Supervisory Director
Ferdinand C. Rauwenhoff...........      1930        Supervisory Director
Frans W. Saris....................      1942        Supervisory Director
Arthur H. del Prado...............      1931        Chairman of Management Board, President and Chief
                                                      Executive Officer
Patrick Lam See-Pong..............      1948        Member of the Management Board, Vice President Asian
                                                      Operations and Managing Director of ASM Pacific
                                                      Technology
Daniel Queyssac...................      1940        Chief Operating Officer of Front-end Operations and
                                                      President of ASM America
Rinse de Jong.....................      1948        Vice President of Finance and Chief Financial
                                                    Officer
Fukumi Tomino.....................      1949        Vice President Japanese Operations and Managing
                                                    Director of ASM Japan
Hans Wunderl......................      1951        General Manager and Executive Vice President of ASM
                                                      America
Ernst Granneman...................      1946        Business Unit Manager for Rapid Thermal Processing
Ivo Raaijmakers...................      1957        Director of Research and Development and Chief
                                                      Technology Officer of Front-end Operations
Han Westendorp....................      1956        General Manager of ASM Europe

Paul C. van den Hoek became a Supervisory Director in March 1981 and is now Chairman of the Supervisory Board. Mr. van den Hoek is a partner in the European law firm of Stibbe Simont Monahan Duhot, which is our general legal counsel. Mr. van den Hoek has been with Stibbe since 1965. Mr. van den Hoek further serves on the boards of directors of various European companies.

Jacobus den Hoed RA became a Supervisory Director in June 1999. Mr. den Hoed is a certified accountant. He joined AKZO Nobel N.V., a global chemical company in 1969, and served in various financial management positions, most recently as Vice President and Chief Financial Officer from 1996 to 1998 when he retired. Mr. den Hoed serves on the boards of directors of various European companies and since 1998 as a member of the board of directors of the International Accounting Standards Committee, or IASC.

Ferdinand C. Rauwenhoff became a Supervisory Director in October 1991 and Vice-Chairman in 1999. Mr. Rauwenhoff holds an Engineering degree in physics from Delft Technical University as well as a law degree from Leiden University. He joined Philips in 1958 and served in various executive capacities worldwide. In 1984 he was appointed chairman of the senior management committee of the Netherlands Philips Companies, and retired in October 1990. Mr. Rauwenhoff further serves on the boards of directors of various European companies.

Frans W. Saris became a Supervisory Director in June 1987. Professor Saris was the director of the FOM Institute of Atomic and Molecular Physics in Amsterdam from 1986 until 1995 and is now Director of the Netherlands Energy Research Foundation at Petten, the Netherlands. He has served us as a consultant in a number of technological areas. He holds a doctorate degree from Leiden University in physics and is currently a professor of physics at the University of Utrecht. Mr. Saris will retire at our annual meeting of shareholders in 2000. He is not available for an additional term as Supervisory Director.

Arthur H. del Prado, our founder, has served as a Managing Director, President and Chief Executive Officer since our formation in 1968. Mr. del Prado is also a founder of ASM Lithography N.V. through a joint venture with Philips Electronics N.V. He serves as a director of MEDEA, and previously served for many years as a director of its predecessor, JESSI. Mr. del Prado further serves on the board of directors of various European companies and on the board of the Netherlands-Japanese Trade Federation.

Patrick Lam See-Pong became Vice President of our Asian Operations in March 1981 and a Managing Director in June 1995. Mr. Lam has been employed in various capacities with us since 1975. He holds a B.Sc. degree in electrical engineering from the University of Manitoba in Canada and an MBA from the Chinese University of Hong Kong.

Daniel Queyssac joined us as Chief Operating Officer for front-end operations and President of ASM America in November 1996. Mr. Queyssac joined us after a career at Motorola and SGS Thomson, now STMicroelectronics. His previous positions included Vice President and Assistant General Manager of the New Venture Group of SGS Thomson Microelectronics from 1993 to 1996, and President of SGS Thomson Microelectronics in Phoenix, Arizona from 1980 to 1991.

Rinse de Jong joined us as Vice President of Finance and Chief Financial Officer in February 1997. Mr. de Jong is a registered accountant. He previously held senior management positions in Corporate Controlling, Treasury and Corporate Finance at Reed Elsevier, the Anglo-Netherlands publishing group, from 1978 to the end of 1996.

Fukumi Tomino became Vice President Japanese Operations and Managing Director of ASM Japan in 1994 after having held roles in sales, marketing, engineering and process development since the founding of ASM Japan in 1982. He holds a Bachelor's Degree in electro-communication from the University of Electro-Communication (Tokyo).

Hans Wunderl joined us in January 1991 as Director-Technical Operations of the A-600 business unit. Mr. Wunderl started his international career at Data General in the United States, France and the Netherlands and worked previously at IBM in the Netherlands. In November 1992, Mr. Wunderl became General Manager of ASM Europe located in Bilthoven, the Netherlands and in July 1999 he became General Manager and Executive Vice President of ASM America. Mr. Wunderl holds an engineering degree in electronics from the Technical University in Eindhoven.

Ernst Granneman became Business Unit Manager for Rapid Thermal Processing in July 1999. He previously served as Director of Research and Development and Chief Technology Officer for our front-end businesses from May 1992 to July 1999. Mr. Granneman joined us in October 1984 as Director of Research and Development for ASM Europe, and previously was employed at the Institute of Atomic and Molecular Physics in Amsterdam, the Netherlands. Mr. Granneman also serves as a part-time professor at the Technical University at Delft, the Netherlands. Mr. Granneman holds an engineering degree in physics from the Technical University at Delft and a doctorate degree in physics from the University of Amsterdam.

Ivo Raaijmakers became Director of Research and Development and Chief Technology Officer of Front-end Operations in July 1999. He served as Vice President of Development for ASM America from July 1996 to July 1999. He previously held various positions of increasing responsibility in technology development and management at Philips Research Labs, Novellus and Applied Materials since 1982, most recently with Applied Materials from 1993 to 1996. Mr. Raaijmakers holds a Ph.D. and Master's Degree in Physics from Eindhoven University of Technology in the Netherlands.

Han Westendorp joined us as General Manager of ASM Europe in July 1999. Mr. Westendorp worked in various management capacities at Tokyo Electron Massachusetts from 1991 to mid-1999, most recently as Vice President of Metal CVD and Administration General Manager. Before joining Tokyo Electron, he worked with us on the development of our ion implantation technology. Mr. Westendorp holds a Ph.D. in Physics and Mathematics from the University of Utrecht in the Netherlands.

Under Netherlands law, supervisory directors have the duty to supervise and advise the managing directors. The supervisory directors are appointed by our shareholders generally for terms of four years, as more fully described in "Description of Share Capital." The supervisory directors can be re-elected twice, but are subject to mandatory retirement under Netherlands law at the age of 72. For further information on the supervisory board, see "Description of Share Capital."

The managing directors are entrusted with our management under the supervision of the supervisory board and have the general authority to enter into binding agreements with third parties. Managing directors serve for indefinite terms and are appointed and dismissed by the shareholders, as more fully described in "Description of Share Capital," but they may also be suspended by the supervisory board. Compensation of managing directors is determined by the supervisory board. Currently, our managing directors are Arthur H. del Prado and Patrick Lam See-Pong. For further information on the managing board, see "Description of Share Capital."

Our other officers serve at the discretion and under the direction of the managing directors.

For the year ended December 31, 1999, the aggregate compensation we paid to the members of our management board equaled E1.4 million and the aggregate paid to the members of the supervisory board amounted to E64,000. The members of our management board owned 867,000 options to purchase common shares with a weighted average exercise price of $3.19 per share. The options expire at various dates through December 2004. The members of our supervisory board do not hold any options. We have no outstanding loans to our officers, directors or founders, and have issued no guarantees for their benefit.

                           RELATED PARTY TRANSACTIONS

In December 1999 we acquired 24% and our President acquired 44.5% of the outstanding equity of NanoPhotonics, a German supplier of precision metrology equipment. We have a five-year option to purchase our President's 44.5% interest at the price he paid in the initial transaction. In exchange for this option, we granted him a five-year option to purchase 25,000 of our common shares at $15.4375 per share, representing fair market value at the date the option was granted. Our President entered into this transaction at our request in order to enable NanoPhotonics to retain certain beneficial financing arrangements. See Note E of Notes to Consolidated Financial Statements.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the ownership of our common shares as of February 29, 2000 and after the offering, assuming the over-allotment option is not exercised, by each owner of more than 5% of our common shares, by all of our officers and directors as a group and by the selling shareholder:

                                                SHARES OWNED                        SHARES OWNED
                                             PRIOR TO OFFERING       NUMBER        AFTER OFFERING
                                            --------------------    OF SHARES    -------------------
                                              NUMBER     PERCENT     OFFERED      NUMBER     PERCENT
                                            ----------   -------    ---------    ---------   -------
Stichting Administratiekantoor ASMI
  Jan van Eycklaan 10,
  3723 BC Bilthoven,
  the Netherlands(1)......................   7,692,039    17.6%             -    7,692,039    16.3%
Applied Materials, Inc. (the selling
  shareholder)(2).........................   1,500,000     3.4%     1,500,000            -       -%
All officers and directors as a group
  (13 persons)(3).........................  11,501,425    26.3%             -    11,501,425   24.4%

---------------

(1) Our President, Arthur H. del Prado, controls Stichting Administriekantoor ASMI, a foundation incorporated under the laws of the Netherlands which has issued depositary receipts (certificaten van aandelen) for the common shares held by it.
(2) Represents common shares issuable upon Applied Materials' exercise of its warrants to purchase 1,500,000 shares at $5.375 per share. See Notes I and J of Notes to Consolidated Financial Statements.
(3) Includes (a) the 7,692,039 common shares shown in the table above that are owned by Stichting Administratiekantoor ASMI, a foundation controlled by our President, Arthur H. del Prado, (b) 3,012,253 common shares owned by Mr. del Prado including some shares owned indirectly through members of his immediate family, and (c) 797,131 common shares owned directly or indirectly by other officers and directors, 300,000 of which are owned by supervisory directors.

On May 28, 1997, we entered into an agreement with Stichting Continuiteit ASMI, or Stichting, pursuant to which Stichting was granted an option to acquire up to that number of our preferred shares that has a total par value equal to 50% of the par value of our common shares issued and outstanding at the date of the exercise. Stichting is a non-membership organization organized under Netherlands law. The objective of Stichting is to own and vote our preferred shares in order to maintain our continuity in case of a takeover attempt. Toward that objective, Stichting will evaluate, when called for, whether a takeover offer is in our best interests. The AEX-Stock Exchange in Amsterdam requires that a majority of the board members of Stichting be unrelated to us. As of December 31, 1999, the members of the board of Stichting are:

   Arthur H. del Prado..................  President and Chief Executive Officer, ASM International
   Paul C. van den Hoek.................  Chairman of the Supervisory Board, ASM International
   Michiel J.C. van Galen...............  Consultant
   Rinze Veenenga Kingma................  Consultant to the Executive Board, Delft Instruments N.V.
   Laurus Traas.........................  Emeritus Professor, Amsterdam University

For further information on Stichting, see "Description of Share Capital."

                                  UNDERWRITING

ASM International and the selling shareholder have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., FleetBoston Robertson Stephens Inc. and Warburg Dillon Read LLC are acting as representatives of the underwriters.

This is a firm commitment underwriting. This means that the underwriting agreement provides for the purchase of a specific number of common shares by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of common shares, but is not responsible for the commitment of any other underwriter to purchase common shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common shares opposite its name below:

   UNDERWRITER                                                   NUMBER OF SHARES
   -----------                                                   ----------------
   CIBC World Markets Corp.....................................
   FleetBoston Robertson Stephens Inc..........................
   Warburg Dillon Read LLC.....................................

                                                                    ----------
        Total..................................................      5,000,000
                                                                    ==========

The underwriters have agreed to purchase all of the common shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase common shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The common shares should be ready for delivery on or about             , 2000
against payment in immediately available funds. The representatives have advised ASM International and the selling shareholder that the underwriters propose to offer the common shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the common shares to other securities dealers at such price
less a concession of $     per share. The underwriters may also allow, and such
dealers may allow, a concession not in excess of $     per share to other
dealers. After the common shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

ASM International has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional common shares from ASM International to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase common shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. Assuming
this option is exercised in full, the total price to the public will be $     ,
the total proceeds to ASM International will be $     , and the total proceeds
to the selling shareholder will be $     . ASM International will not receive
any proceeds from the sale of shares by the selling shareholder. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional common shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by ASM International and the selling shareholder:

                                                     TOTAL WITHOUT EXERCISE OF    TOTAL WITH FULL EXERCISE
                                        PER SHARE      OVER-ALLOTMENT OPTION      OF OVER-ALLOTMENT OPTION
                                        ---------    -------------------------    ------------------------
   ASM International..................    $                  $                            $
   Applied Materials, Inc. (the
     selling shareholder).............    $                  $                            $
        Total.........................                       $                            $

CIBC World Markets Corp. will pay a finder's fee to Seidman & Co., Inc. in connection with this offering. A non-executive officer of ASM International is affiliated with Seidman.

ASM International estimates that its portion of the total expenses of the offering, excluding the underwriting discount, will be approximately $2,000,000.

ASM International has granted to CIBC World Markets Corp. a right of first refusal on the performance of investment banking services for ASM International during a specified time period, subject to limited exceptions.

ASM International and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

ASM International, its officers and directors and the selling shareholder have agreed to a 90-day "lock up" with respect to approximately 12,693,125 common shares that they beneficially own, including securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, ASM International and such persons may not offer, sell, pledge or otherwise dispose of these ASM International securities without the prior written consent of CIBC World Markets Corp. CIBC World Markets Corp., however, may in its sole discretion and at any time without notice, release all or any portion of the common shares subject to these agreements.

The representatives have informed ASM International that they do not expect discretionary sales by the underwriters to exceed five percent of the common shares offered by this prospectus.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase common shares before the distribution of the common shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the common shares by selling more common shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase common shares in the open market in a stabilizing transaction or syndicate covering transactions, they may reclaim a selling concession from the underwriters and selling group members who sold those common shares as part of this offering.

  - Passive market making -- Market makers in the common shares who are underwriters or prospective underwriters may make bids for or purchases of common shares, subject to some limitations, until the time, if ever, at which a stabilizing bid is made.

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

Stabilization and syndicate covering transactions may cause the price of the common shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the common shares if it discourages resales of the common shares.

Neither ASM International nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the common shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without any notice at any time.

                          DESCRIPTION OF SHARE CAPITAL

Set forth below is a summary of some relevant provisions of our Articles of Association and Netherlands law in effect at the date of this prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the full Articles of Association. The full text of the Articles of Association is available, in Dutch and English, at our principal executive offices in Bilthoven, the Netherlands.

GENERAL

Our Articles of Association were last amended by a notarial deed, executed by a deputy of H.B.H. Kraak, civil law notary, practicing in Amsterdam, on July 28, 1997, pursuant to a resolution of our general meeting of shareholders approved on May 28, 1997. The statement of no-objection of the Ministry of Justice on the proposed amendments to the Articles of Association was issued by the Ministry of Justice under no. N.V. 97.183.

SHARES

Our total authorized share capital consists of 60,000,000 common shares, Nlg.
0.01 par value per share, 6,900 preferred shares, Nlg. 100 par value per share, and 900 financing preferred shares, Nlg. 100 par value per share, of which 42,220,979 common shares and no preferred or financing preferred shares were outstanding on February 29, 2000. There are currently no preferred or financing preferred shares issued. All shares have one vote per Nlg. 0.01 par value, except for shares we or our subsidiaries own, which have no voting rights. Common shares and financing preferred shares are issued only upon full payment for the shares.

Preferred shares may be issued against partial payment of at least 25% of par value, subject to our right to demand payment of the remaining par value. Our management board must follow special rules established in our Articles of Association to issue and grant the right to subscribe for or to repurchase preferred shares. Generally, these rules require that, if the management board has been authorized by the general meeting of shareholders to issue shares, subject to the approval of the supervisory board, and the management board issues preferred shares, it must call a shareholder meeting within four weeks after the issuance to explain the motives for issuing preferred shares, unless the motives were given at a prior shareholders' meeting. However, the management board must receive prior consent of shareholders for any issuance of preferred shares in the aggregate in excess of 100% of the aggregate par value of issued common shares. In addition, if the management board has issued preferred shares without the prior consent of the general meeting of shareholders, it must convene a meeting within two years for the shareholders to act upon a proposal to repurchase or cancel the preferred shares. If not accepted by the shareholders, this proposal must be submitted to the shareholders every two years thereafter.

Pursuant to the procedure in the Articles of Association, the management board provided the shareholders during the annual general meeting of shareholders held on May 28, 1997 with information regarding our grant to Stichting of a right to acquire preferred shares having a maximum aggregate par value of 50% of the aggregate par value of all common shares outstanding as of the date of exercise of such right. The object of Stichting is to own and vote our preferred shares in order to maintain our continuity. Toward that objective, Stichting will evaluate, when called for, whether a takeover offer is in our best interests. In accordance with the applicable regulations of the AEX-Stock Exchange in Amsterdam, Stichting is managed by majority vote of a five-person board, not more than two of which (Directors A) may be officers of ASM International and at least three of which (Directors B) must be independent from ASM International. Directors A are appointed by our management board, subject to approval of our supervisory board, from among our management and supervisory boards. Directors B must be independent from us and are appointed by the board of Stichting, subject to approval of our management board with the consent of our supervisory board.

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

Financing preferred shares are designed to allow us to finance equity with an instrument paying a dividend linked to government bonds without the dilutive effects of issuing additional common shares. As of the date of this prospectus we anticipate that these shares will be issued, if at all, primarily to eligible corporate investors interested in the Netherlands participation exemption. The exemption allows certain corporate investors who own 5% or more of our capital to receive dividends and capital gains exempt from Netherlands corporate tax.

Preferred and financing preferred shares are issued in registered form only and are subject to transfer restrictions. Essentially, a preferred or financing preferred shareholder must obtain the approval of our supervisory board to transfer shares. If the approval is denied, the supervisory board will provide a list of acceptable prospective buyers who are willing to purchase the shares at a cash price to be fixed by consent of the supervisory board and seller within two months after the approval is denied. If the transfer is approved, the shareholder must complete the transfer within three months, at which time the approval expires.

The issuance of preferred and financing preferred shares may have the effect of delaying, deferring or preventing a change in control of ASM International without further action by the shareholders, may discourage bids for our common shares at a premium over the market price of the common shares and may adversely affect the market price and voting or other rights of the holders of common shares. At present, we have no plans to issue any of the preferred or financing preferred shares.

DIVIDENDS

Dividends may be paid out of annual profits shown on our annual accounts, as adopted by our general meeting of shareholders, and/or out of existing reserves that are distributable in accordance with Netherlands law. At its discretion, however, subject to statutory provisions, our management board may, with prior approval of our supervisory board, distribute, in either stock or in cash, one or more interim dividends on shares before the annual accounts for any fiscal year have been adopted by the general meeting of shareholders, but only to the extent of our profits. Dividends may only be paid to the extent that our shareholders equity exceeds the amount of the paid up portion of our share capital, and also the portion of our share capital that has been called for payment by our management board, plus the reserves that may not be distributed. We have not previously paid dividends on our common shares. We intend to retain any earnings for use in the business and therefore do not anticipate paying any cash dividends on common shares in the foreseeable future.

Distributions and dividends must be made within 14 days of the date we declare the distribution or dividend and, when certificates for the relevant shares have been issued, will be paid in the currency used in the country where our shares with our consent are traded on a stock exchange. The right to any dividends and cash distributions shall lapse if such dividends or distributions are not claimed within five years following the day after the date on which they were made available and thereafter revert back to us.

Preferred shareholders, if any, will have a preferred right to any distribution from our profits over the other classes of shares. If we had a net loss for the year, the distribution on the preferred shares would be charged to the reserves.

After any distribution to preferred shareholders, we may pay a dividend to the financing preferred shareholders, if any. If the profits are insufficient to cover the dividend, we may charge the reserves. Such dividend shall be equal to a percentage of the par value of the financing preferred shares plus any premium paid at subscription for those shares. The percentage shall be related to the average effective return on Dutch government bonds with a weighted average remaining life of no more than ten years, as determined by our management board with approval of the supervisory board, which percentage shall be calculated as provided in our Articles of Association and increased or decreased by no more than three percent. After the life of the government bonds as aforesaid expires, the financing preferred dividend will be based on the current average effective return of government bonds of a weighted average remaining life of no more than ten years. If we withdraw or repurchase the financing preferred shares, we will make any distribution to the previous shareholders calculated on a pro-rata basis from the time of the last distribution.

Dividends on outstanding preferred shares and on outstanding financing preferred shares are cumulative to the effect that if in any year no dividend is paid on preferred shares, the dividend must be paid in the following year before any dividends are paid on financing preferred shares or common shares. In addition, if in any year no dividend is paid on financing preferred shares, the dividend must be paid in the following year after the dividend on preferred shares but before the dividend on common shares. There are no preferred shares and no financing preferred shares currently outstanding.

After any distributions have been made to any preferred or financing preferred shareholders, our management board, with the approval of the supervisory board, may set aside part of the profits as reserves. Any amounts remaining thereafter are at the disposal of the general meeting of shareholders. These distributions on common shares may be made in cash, common shares, or a combination of both.

SHAREHOLDER POWERS

Appointment of Supervisory Board and Management Board. Our supervisory board and management board are appointed by the general meeting of shareholders from a binding nomination prepared by the supervisory board, which has at least two candidates for each vacancy. The general meeting of shareholders must follow the nomination by the supervisory board but may appoint another candidate of its choosing, provided that such other candidate is chosen by a shareholders' resolution adopted by a two-thirds majority of the votes cast, representing more than 50% of our issued share capital. The term of office of each member of the supervisory board is generally four years but can be shorter, and expires in the year he or she attains the age of 72. Members of the supervisory board can be re-elected twice. There is no term limitation for management board members.

Shareholders do not have cumulative voting rights. This means the shareholders controlling more than 50 percent of the voting power represented in person or by proxy and voting on the issue of election of directors at a general meeting have the power to elect all the directors, subject to the binding nomination rights of the supervisory board.

General Meetings of Shareholders. We hold our general meetings of shareholders at least once a year, not later than six months after the end of the fiscal year. Although we are exempt from certain of the Securities and Exchange Commission's proxy rules under the Securities Exchange Act of 1934, as amended, we solicit proxies from our United States shareholders in connection with shareholder meetings.

Other general meetings of shareholders are held as often as deemed necessary by the supervisory board or the management board or if one or more shareholders or other persons entitled to attend the general meeting of shareholders jointly representing at least 10% of the issued share capital make a written request to that effect to the supervisory board or the management board specifying in detail the business to be dealt with.

Meetings of holders of preferred and financing preferred shares may be held at their discretion or as called by the management or supervisory boards. These meetings permit the class of shareholders to decide issues that do not involve the other classes. Unanimous approval of all such shareholders is required at meetings for which prior notice of the time, place, and subjects to be discussed has not been given. Preferred and financing preferred shareholders may also take action without a meeting by unanimous written consent in favor of a proposal, if the management and supervisory boards have been given the opportunity to give advice about the proposal. Common shareholders may not act without a meeting.

Actions at our shareholders' meetings may generally be taken by affirmative vote of the majority of the shareholders present in person or by proxy. In general, our Articles of Association do not require a minimum quorum to conduct business at our shareholders' meeting. Certain actions, however, such as dismissal of a member of the management board or the supervisory board, may only be taken by affirmative vote of at least two thirds of the votes cast, which majority must represent in the aggregate at least half of the issued share capital, unless the dismissal has been proposed by the supervisory board. Also, certain actions, such as an amendment to the Articles of Association or dissolution of ASM International, may only be taken upon a proposal by the management board and the supervisory board.

In the case of a vote to appoint a person to office, the Articles of Association provide for a second ballot if no nominee receives a majority of the votes. If no nominee receives a majority on the second ballot, the Articles provide a procedure for a run-off ballot. If no decision is reached because the same number of votes is cast on the run-off ballot, the appointment is decided by drawing lots. In the case of a tie on subjects other than appointments, the proposal will be rejected.

Shareholders have the power to reduce the outstanding capital by cancelling shares or by reducing the par value of the shares in an amendment to the Articles of Association. If the reduction of capital would impair a group or class of shareholders, the decision thereto also requires such approval from that impaired group. If less than half of the issued shares are represented at a shareholder meeting, adoption of such a decision requires approval of two-thirds of the relevant votes cast.

ADOPTION OF ANNUAL ACCOUNTS

Our auditors must be appointed by the general meeting of shareholders. After appointment, the auditors report to the supervisory board and the management board; however, the balance sheet, the income statement and the notes thereto are subject to revisions and final adoption by the shareholders.

Annually, our consolidated statutory accounts are submitted to the general meeting of shareholders for adoption. Our Articles of Association provide that the shareholders' adoption of our annual accounts discharges the management board and the supervisory board from liability for the performance of their respective duties for the past financial year. Under Netherlands law, this discharge is not absolute and will not be effective as to matters not disclosed to the shareholders.

LIQUIDATION RIGHTS

In the event of our dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are to be distributed first to the preferred shareholders and then to the financing preferred shareholders to the extent of the amount paid for such shares, if any. Holders of common shares are entitled to receive, in the event of our liquidation, prorated distributions of assets after satisfaction of liabilities to creditors and preferred and financing preferred shareholders.

ISSUES OF SHARES; PREEMPTIVE RIGHTS

Our management board has the power to issue, set the price and determine other conditions to the issuance of common, preferred and financing preferred shares if and to the extent that it has been authorized for this purpose by the general meeting of shareholders. The class of shares that will be affected negatively by a shareholder resolution to issue shares or a shareholder resolution to give our management board the power to issue shares must approve such a resolution. A resolution authorizing the management board to issue, set the price and determine other conditions of the issuance of shares was approved at the 1999 annual general meeting of shareholders for a period of three years beginning June 16, 1999. The management board, however, can only authorize an issuance, including the price and other conditions thereof, with the approval of the supervisory board.

Common and financing preferred shareholders have a pro rata preemptive right to any newly issued common shares and financing preferred shares and any rights or options to acquire such shares in proportion to the shareholders' percentage ownership, unless issued for a contribution other than cash or in the case of common shares issued to our employees or our affiliates' employees. The management board has been authorized for a period of three years beginning June 16, 1999 to limit or exclude such pre-emptive rights.

The preemptive rights described above apply to the issuances of rights to subscribe for common shares and financing preferred shares.

There are no conversion rights or sinking fund provisions with respect to our shares.

REPURCHASE AND CANCELLATION OF SHARES

We may repurchase our shares, subject to compliance with certain Netherlands law requirements, and provided the aggregate par value of the shares we acquire, hold or hold in pledge and which are held by subsidiaries at any one time amounts to no more than one-tenth of our issued share capital. Shares we own are not counted in any vote of the shareholders. Any resolution to repurchase our shares must be adopted by the management board, which must be authorized by the general meeting of shareholders. On June 16, 1999, the general meeting of shareholders authorized the management board, for a period of eighteen months to repurchase up to 10% of our issued share capital. We may resell shares we have purchased, subject to approval of the supervisory board. As of February 29, 2000, we own no shares.

STOCK OPTION PLAN

For a description of our stock option plan, see Note P of Notes to Consolidated Financial Statements.

LIMITATIONS ON RIGHT TO HOLD OR VOTE THE COMMON SHARES

There are currently no limitations imposed by Netherlands law or by our Articles of Association on the right of non-resident owners to own, hold or vote the common shares.

TRANSFER AGENT AND REGISTRAR

Of our 42,220,979 common shares outstanding as of February 29, 2000, 8,317,039 shares are registered with us in the Netherlands, 11,530,722 shares are registered with our transfer agent in the Netherlands, ABN AMRO Bank N.V., and 22,373,218 shares are registered with our transfer agent in the United States, Citibank N.A., New York. The common shares registered in the United States are quoted on the Nasdaq National Market under the symbol ASMI. Since December 11, 1996, our common shares also are traded on the AEX-Stock Exchange under the symbol ASMI.

In the Netherlands, our common shares can be issued as either bearer shares or registered shares at the option of the shareholder. Financing preferred shares and preferred shares must be registered shares. Only shares registered in the United States may be traded on Nasdaq and only bearer shares may be traded on the AEX-Stock Exchange.

Registered shares in the United States are recorded in book-entry form. Registered shares may be evidenced by certificates, but only if the relevant stock exchange upon which the shares are traded requires the issuance of a share certificate. Bearer shares are represented by certificates printed in Dutch with a dividend sheet attached without separate dividend coupons and talon. These certificates are known as CF-certificates and are available in denominations of 1, 10, 100, 10,000 and 100,000 common shares. The CF-certificates must remain deposited with an authorized custodian as referred to in the Dutch 'Centrum voor Fondsenadministratie' rules and may only be transferred through the book-entry transfer systems maintained by Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., or NECIGEF, Euroclear or Cedel Bank, S.A., or Cedel.

The transfer of registered shares requires the written acknowledgment of the transfer from us, except when we are a party to the transfer or, in the case of registered shares in the United States, the acknowledgment of the United States transfer agent Citibank N.A., New York.

Bearer shares may be converted into registered shares, and vice versa at the request of the holder, subject to the rules and regulations to be set by our management board. A holder may convert bearer shares to registered shares by providing a written request and surrendering the bearer shares at the principal office of ABN AMRO Bank N.V., Herengracht 595, 1017 CE Amsterdam, the Netherlands. ABN AMRO Bank, N.V. will instruct Citibank N.A., New York to issue the former bearer shares as registered shares and to deliver the corresponding share certificates. Similarly, a holder may convert registered shares to bearer shares by presenting a written request and surrendering the registered shares to Citibank N.A., New York. Registered shares registered in the United States may also be exchanged into shares in registered form registered with us and vice versa. A fee will be charged to shareholders for the exchange of registered shares for bearer shares, and for the reverse.

EUROCLEAR AND CEDEL

Euroclear eligible shares are freely transferable in Euroclear. Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system holds securities on behalf of participants of Euroclear. All participants of Euroclear are banks, broker-dealers and other financial institutions. The operator has information about the positions held by the various participants; however, it has no knowledge of, or information on, the beneficial holders or owners of the securities in question. Under the general principles of the Belgian Banking Secrecy rules, the operator may not disclose any information about a participant's account or positions in such account without having first obtained the participant's prior written authorization. Euroclear participants are not likely to authorize disclosure of such information. Therefore, no ownership nor any transfer restrictions will be monitored by the operator.

Cedel eligible securities are freely transferable in Cedel. Cedel holds securities on behalf of customers of Cedel. All customers of Cedel are banks, broker-dealers and other financial institutions. Cedel has information about the positions held by the various customers; however, it has no knowledge of, or information on, the beneficial holders or owners of the securities in question. Under general principles of Luxembourg Banking Secrecy Law, Cedel may not disclose any information about a customer's account or positions in such account without having first obtained such customer's prior written authorization. Cedel customers are not likely to authorize disclosure of such information. Therefore, no ownership nor any transfer restrictions will be monitored by Cedel.

OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE HOLDINGS

OBLIGATION OF SHAREHOLDERS TO DISCLOSE MAJOR HOLDINGS AND TRANSACTIONS

Under the 1996 Disclosure of Holdings Act (Wet melding zeggenschap 1996) any person who, directly or indirectly, acquires or disposes of an interest in the capital or the voting rights of a public limited liability company incorporated under Dutch law with an official listing on a stock exchange within the European Economic Area must give a written notice of such acquisition or disposal, if as a result of such acquisition or disposal the percentage of capital interest or voting rights held by such person falls within another percentage range as compared to the percentage range held by such person prior to such acquisition or disposal. The percentage ranges referred to in the 1996 Disclosure of Holdings Act are 0-5, 5-10, 10-25, 25-50, 50-66 2/3 and over 66 2/3. New regulations under the Dutch 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995) regarding insider trading provide, among other things, for an additional notification duty for shareholders holding, directly or indirectly, an interest in more than 25% of the capital in a listed company. Such shareholders are obliged to notify the Securities Board of the Netherlands of any and all transactions they enter into with respect to securities of a company in which they hold an interest of more than 25%. If a shareholder with more than a 25% interest is a legal entity and not an individual, the obligation is extended to the managing directors and supervisory directors of the legal entity.

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

Notification in writing under the 1996 Disclosure of Holdings Act must be given to us and the Securities Board of the Netherlands (Stichting Toezicht Effectenverkeer), which will disclose the information as notified to the public by publication in a newspaper distributed throughout the member state or states of the European Economic Area in which we are officially listed on a stock exchange.

Non-compliance with the obligations of the 1996 Disclosure of Holdings Act constitutes an economic offense, and may result in civil penalties including suspension of voting rights and administrative penalties.

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

                                    TAXATION

The following is a brief summary of relevant Netherlands and United States tax provisions. This summary does not address Netherlands tax consequences for security holders who are residents of jurisdictions other than the United States or the Netherlands. Such persons should consult their own tax advisors regarding the tax consequences to them of purchasing, owning and disposing of common shares.

SUMMARY OF NETHERLANDS TAX PROVISIONS APPLICABLE TO UNITED STATES SECURITY
HOLDERS

The following statements below represent a brief summary of the current Netherlands tax laws, based on the law as in force at December 31, 1999. The description is limited to the tax implications for a shareholder who is, or is deemed to be, a resident of the United States and not the Netherlands for purposes of the relevant tax codes. The description does not address residents of other countries or special rules that may apply to special classes of holders of shares and is not to be read as extending by implication to matters not specifically referred to herein. As to individual tax consequences, each shareholder should consult his own tax counsel.

  Withholding Tax

In general, a dividend distributed by a company resident in the Netherlands is subject to a withholding tax imposed by the Netherlands at a statutory rate of 25%. Dividends include dividends in cash or in kind, constructive dividends, repayment of paid-in capital not recognized for Netherlands tax purposes and liquidation proceeds in excess of paid-in capital recognized for Netherlands tax purposes. Share dividends paid out of our paid-in-share premium, recognized as capital for Netherlands tax purposes, are not subject to the above withholding tax.

Any individual or corporation or any entity for Netherlands tax purposes, which holds common shares and does not reside and is not deemed to reside in the Netherlands, owning, or deemed to own, common shares may be eligible for a partial or complete exemption from or a refund of the above withholding tax under a tax convention that is in effect between the country of residence of such individual or corporation and the Netherlands. The Netherlands has concluded such tax conventions with several countries, including the United States, Canada, Switzerland, Japan, all European Union member states, except Portugal, and many other countries. For residents of the Netherlands Antilles and Aruba, the tax arrangements of the Kingdom of the Netherlands may be applicable.

Under the Tax Convention of December 18, 1992 concluded between the Netherlands and the United States, or the U.S. Tax Treaty, dividends paid by us to a resident of the United States, other than an exempt organization or exempt pension trust, as discussed below, are generally eligible for a reduction of the 25% Netherlands withholding tax to 15%, or to 5% in the case of certain U.S. corporate shareholders owning at least 10% of the voting power, provided that such shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or permanent representative in the Netherlands and to which enterprise or part of an enterprise the common shares are attributable. The U.S. Tax Treaty provides for a complete exemption from Netherlands withholding tax for dividends received by exempt pension trusts and exempt organizations, as defined therein. Except in the case of exempt organizations, such reduced dividend withholding rate, or exemption from withholding for exempt pension trusts, can be applied at the source upon payment of the dividends, provided that the proper forms have been filed in advance of the payment. Exempt organizations remain subject to the statutory withholding rate of 25% and are required to file for a refund of such withholding.

A person may not claim the benefits of the U.S. Tax Treaty unless (i) he or she is a resident of the United States as defined therein and (ii) such person's entitlement to such benefits is not limited by the provisions of Article 26 ("limitation on benefits") of the U.S. Tax Treaty.

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

No withholding tax applies to the sale or disposition of common shares to persons other than us or our affiliates, as defined for purposes of Netherlands tax law.

  Income Tax and Corporation Income Tax on Dividends

In the case of common shares held by a Netherlands-resident entity, any gains derived from the transfer of common shares are subject to Netherlands corporation tax, unless the entity in question qualifies for the participation exemption. A non-resident individual or corporate shareholder will not be subject to Netherlands income tax with respect to dividends distributed by us on the or with respect to capital gains derived from the sale or disposition of our common shares, provided that:

     (a) the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which or to whom the common shares are attributable;

     (b) the non-resident shareholder does not have a direct or indirect substantial or deemed substantial interest in our share capital as defined in the Netherlands tax code or, in the event the shareholder does have such a substantial interest, such interest is a business asset; and

     (c) the non-resident shareholder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands other than by way of securities or through an employment contract to which enterprise the common shares are attributable.

In general terms, a substantial interest in our share capital does not exist if the shareholder alone or together with certain relatives does not own, and has not owned in the preceding five years, 5% or more of the aggregate paid-in capital or of the paid-in capital of any class of our shares.

  Net Wealth Tax

Corporations and other entities are not subject to wealth tax.

In general, an individual shareholder will be liable for 0.7% Netherlands wealth tax regarding the common shares. A tax free threshold applies. Corporate shareholders are not subject to Netherlands net wealth tax. A non-resident individual shareholder is not subject to Netherlands net wealth tax with respect to the common shares, provided that:

     (a) the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which or to whom the common shares are attributable; and

     (b) the non-resident shareholder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands other than by way of securities or through an employment contract to which enterprise the common shares are attributable.

  Gift and Inheritance Tax

In principle, liability for Netherlands gift tax or inheritance tax arises in respect of any gifts of common shares by, or inheritance of common shares from any person who resides at the time of the gift or death in the Netherlands.

A gift or inheritance of common shares from a non-resident shareholder will not be subject to Netherlands gift and inheritance tax, provided that;

     (a) the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which or to whom the common shares are attributable;

     (b) the non-resident shareholder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands other than by way of securities or through an employment contract, the common shares being attributable to that enterprise; and

     (c) the non-resident shareholder makes a gift of shares and dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands at the moment of his death.

For the purposes of Netherlands gift and inheritance tax, a Netherlands national is deemed to be a resident of the Netherlands if he has been a resident thereof at any time during the ten years preceding the date of the gift or death, as the case may be. In addition, for the purposes of Netherlands gift tax, a person not possessing Netherlands nationality is also deemed to be a Netherlands resident, irrespective of his nationality, if he was a Netherlands resident therein at any time in the twelve months preceding the time on which the gift was made.

SUMMARY OF NETHERLANDS TAX PROVISIONS APPLICABLE TO NETHERLANDS SECURITY HOLDERS

The following summary is intended as a general guide only. It is based on certain aspects of current Netherlands tax law, including jurisprudence and other regulations, in force on December 31, 1999, without prejudice to any amendments introduced at a later date and implemented with a possible retroactive effect. No conclusions may be drawn from the following summary as regards topics that have not been included in this summary. This summary only relates to prospective holders of common shares resident in the Netherlands for tax purposes who hold their common shares as investments, and not as assets to be realized in the course of a trade, and does not deal with certain categories of shareholders.

This summary does not deal with all categories of shareholders and is not intended as an exhaustive review of all tax aspects of holding our shares. Any shareholder who is in doubt about his tax position is strongly recommended to consult an appropriate professional tax advisor for information on the tax consequences that the purchase, ownership and disposition of our common shares may involve.

  Dividend Tax

In general, under the 1965 Dividend Tax Act (Wet op de dividendbelasting 1965) we are required to withhold 25% dividend tax on distributions payable by us to our shareholders. The tax is withheld by us and paid to the Netherlands Tax Authorities. The dividend tax withheld by us can generally be credited against the Netherlands individual income tax and Netherlands corporate income tax.

Dividend tax does not apply to stock dividends that are debited from our share premium account, to the extent that the share premium account has been recognized as paid-in capital for Netherlands tax purposes.

We are generally not required to withhold dividend tax on dividend distributions when the dividend is paid to corporate shareholders whose shareholding qualifies for the participation exemption as defined in the 1969 Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969). Furthermore, dividend tax is not levied when the dividend is paid to qualifying corporate shareholders resident in European Union Member States, provided that these corporate shareholders have a qualifying interest in our share capital, as defined in the 1965 Dividend Tax Act and certain other conditions are met.

  Individual and Corporate Income Tax for Resident Shareholders

When shares are owned by individual shareholders who are resident, or deemed resident in the Netherlands, the taxation of income derived from the shareholding and/or capital gains realized on the disposal of the shares depends on various circumstances, including the tax status of the individual, the percentage of the interest in our share capital held by the individual, and certain other factors.

In general, a resident, or deemed resident, individual shareholder will be subject to Netherlands individual income tax on the income derived from the shareholding. Stock dividends, or bonus shares are not subject to Netherlands individual income tax, provided that the stock dividends are debited from our share premium account, as recognized for Netherlands tax purposes, and the shareholder does not have an enterprise to which the shares are attributable. For a resident or deemed resident individual shareholder, capital gains realized on the disposal of shares are generally not subject to Netherlands taxation, provided that the shareholder does not have an enterprise to which the shares are attributable; or a substantial interest in us as described below.

The resident, or deemed resident, individual shareholder who holds, or is deemed to hold, a substantial interest in our share capital, will in general be subject to Netherlands individual income tax on both dividend income derived from the shareholding and on capital gains realized on the disposal of the shares. Both the dividend income and capital gains will be taxed at a flat rate of 25%. In general, a substantial interest is considered to be held by a natural person when he or she together with his or her spouse holds a direct or indirect participating interest of 5% or more in our issued share capital. An option to obtain at least 5% of the shares or a certificate that gives the right to at least 5% of the profits also qualifies as a substantial interest. In this context, the term "spouse" refers to any partner with whom the taxpayer concerned has maintained a joint household for an uninterrupted period of at least six months during a single calendar year, and who is registered as a resident at the same address as the taxpayer concerned. Holders of common shares who do not hold a substantial interest themselves also come under the substantial interest regime if their spouse and/or first degree relatives and in-laws directly related to them do hold a substantial interest.

Provided that for Netherlands individual income tax purposes the shares constitute a source of income, interest payments relating to the financing of the acquisition of a substantial shareholding are generally deductible at a rate of 25%.

A resident, or deemed resident, individual shareholder who does not hold a substantial interest in us may use his dividend exemption of Nlg. 1,000 per annum, Nlg. 2,000 for married individuals.

When shares are owned by a corporate shareholder resident, or deemed resident, in the Netherlands, income derived from the shareholding and capital gains realized on the disposal of the shares are in principle subject to Netherlands corporate income tax, unless the shareholding qualifies for the participation exemption. In general the participation exemption applies when the shareholding constitutes at least 5% of our nominal issued and paid-in share capital.

  Net Wealth Tax

Netherlands net wealth tax applies to individuals only. Individuals who are resident, or deemed resident, in the Netherlands are subject to Netherlands net wealth tax on their net assets, when those assets comprise our shares. The applicable tax rate is 0.7%. Certain exemptions are available and a tax-free allowance is applicable.

  Gift Tax, Estate or Inheritance Tax

Gift tax and estate or inheritance tax is generally due in the Netherlands when shares are given as a gift or inherited, provided that the donor or deceased is or was a resident or is or was deemed resident of the Netherlands. Here certain deeming rules apply if the donor or deceased has, or had the Netherlands nationality and was, or has been a resident of the Netherlands. Gift tax and estate or inheritance tax is levied against the acquiring party. If the donor or deceased is not or was not a resident, or is not or was not deemed resident, of the Netherlands, no gift tax, or estate or inheritance tax will be levied, provided that the donor or deceased does not or did not own an enterprise, or an interest in an enterprise, whose business is entirety or partly carried on through a permanent establishment, or representative in the Netherlands, to which, or to whom, the shares are or were attributable. Furthermore, inheritance tax will be levied in case of a gift of shares by an individual who at the time of the gift was neither resident nor deemed to be resident in the Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands at the time of death.

  Capital Tax

Capital tax at the rate of 0.9% will generally be due by our shareholders on payments on shares issued by us.

  Taxes in the 21st Century

A legislative proposal on mainly individual income taxation was approved on February 1, 2000 by the Second Chamber of Parliament. After approval by the First Chamber of Parliament it will enter into force as of January 1, 2001.

This proposal will substantially change the taxation of investment income for Netherlands resident individual shareholders not holding a substantial interest in the common shares. Tax at a rate of 30% will be based on a fictitious yield of 4% of the average market value of the common shares minus associated debt. The fictitious yield will apply irrespective of actual income or capital gains.

The existing net wealth tax will be abolished.

The Netherlands income tax position for individuals holding our shares not resident in the Netherlands will in principle remain unaltered.

SUMMARY OF US FEDERAL TAX PROVISIONS APPLICABLE TO UNITED STATES SECURITY
HOLDERS

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of the common shares. This discussion does not purport to deal with all aspects of U.S. federal income and estate taxation that may be relevant to holders in view of their particular circumstances, nor does it deal with holders subject to special rules, such as dealers in securities or currencies, financial institutions, tax exempt organizations, insurance companies, persons holding common shares as part of a hedging or conversion transaction or a straddle or holders of common shares whose "functional currency" is not the U.S. dollar. Furthermore, this discussion is based on current provisions of the Internal Revenue Code, and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly with retroactive effect. Prospective holders of common shares should consult their own tax advisors as to the application of the U.S. federal income tax laws to their particular situation as well as any state, local and foreign tax consequences of the ownership and disposition of the shares.

As used in this prospectus, "U.S. Holder" means a beneficial owner of shares that is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or of any state thereof, (iii) an estate the income of which may be included in gross income for U.S. federal income tax purposes regardless of its source, (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or some trusts in existence on August 20, 1996 that were treated as U.S. persons under the law in effect immediately prior to that date and that make a valid election to be treated as a U.S. person or (v) any other person or entity that would be subject to U.S. federal income tax on a net income basis in respect of the common shares.

  Taxation of Dispositions

A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of the shares in an amount equal to the difference between the amount realized and the U.S. Holder's tax basis in the shares. For these purposes, a U.S. Holder's tax basis in the shares generally will equal the U.S. dollar cost of such shares to such U.S. Holder. Gain or loss realized by a U.S. Holder on such sale or other disposition generally will be treated as capital gain or loss, and will be long-term capital gain or loss if the shares were held for more than one year. Any such gain generally would be treated as U.S. source income for U.S. foreign tax credit purposes. Net long-term capital gain recognized by a U.S. Holder who is an individual generally is subject to a maximum U.S. federal income tax rate of 20%. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

  Taxation of Dividends

The gross amount of any distribution, including any Netherlands taxes withheld therefrom, with respect to the shares generally should be included in the gross income of a U.S. Holder as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the shares, and to the extent that such distribution exceeds the U.S. Holder's adjusted tax basis in the shares such excess will be taxed as capital gain. Distributions treated as dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Internal Revenue Code. If a U.S. Holder receives a dividend in Netherlands guilders or in Euros, the amount of the dividend for U.S. federal income tax purposes will be the U.S. dollar value of the dividend, determined at the spot rate in effect on the date of such payment, regardless of whether the payment is later converted into U.S. dollars. In the case of such later conversion, the U.S. Holder may recognize U.S. source ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted to U.S. dollars.

  Credit for Foreign Taxes Withheld

Subject to certain conditions and limitations set forth in Sections 901 and 904 of the Code, including certain holding period requirements, foreign tax withheld or paid with respect to dividends on common shares generally will be eligible for credit against a U.S. Holder's U.S. federal income tax liability. Alternatively, a U.S. Holder may claim a deduction for such amount of withheld foreign taxes, but only for a year for which such U.S. Holder elects to do so with respect to all foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction for foreign, including Netherlands, taxes withheld.

  Passive Foreign Investment Company

The foregoing discussion assumes that we are not currently, and will not be in the future, classified as a "passive foreign investment company," or PFIC, within the meaning of the Internal Revenue Code. Based on our current and projected income, assets and activities, we do not believe we will be classified as a PFIC for our current or any succeeding taxable year. However, if during any taxable year, 75% or more of our gross income consists of certain types of "passive" income, or if the average value during a taxable year of our "passive assets," which generally are assets that produce passive income or assets held for the production of passive income, is 50% or more of the average value of all assets held by us, we will be classified as a PFIC for that year and in succeeding years.

If we were classified as a PFIC, a U.S. Holder holding common shares generally would be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of the shares or upon the receipt of certain dividends, unless such U.S. Holder makes an election (1) to be taxed currently on its pro rata portion of our income and gain, whether or not we distribute such income or gain in the form of dividends or otherwise, or (2) to mark its shares to market by accounting for any difference between such shares' fair market value and adjusted basis at the end of the taxable year by either an inclusion in income or a deduction from income. U.S. Holders should consult their own tax advisors with respect to the PFIC issue and its applicability to their particular situation.

  Backup Withholding

In general, information reporting requirements will apply to dividends paid in respect of the common shares and the proceeds received on the disposition of the shares paid within the United States (and in certain cases, outside the United States) to U.S. Holders, and such amounts may be subject to a 31% U.S. backup withholding tax. Backup withholding will not apply, however, to a U.S. Holder who (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or (2) furnishes a correct taxpayer identification number or certificate of foreign status and makes certain other required certifications as provided by the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

SUMMARY OF US FEDERAL TAX PROVISIONS APPLICABLE TO NON-UNITED STATES SECURITY HOLDERS

Holders of our shares that are not U.S. Holders ("Non-U.S. Holders") generally will not be subject to U.S. federal income taxes, including U.S. withholding taxes, on any gain realized on a sale, exchange or other disposition of the shares unless, in the case of such sale, exchange or other disposition of the shares, (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale or other disposition of shares, or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received on common shares, unless such income is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of income from the shares.

Non-U.S. Holders may be required to comply with certification procedures in order to establish non-U.S. status for purposes of the information reporting and backup withholding rules. Treasury regulations recently issued by the IRS, that are scheduled to be effective for payments after December 31, 2000, modify such certification procedures in certain respects. Prospective investors should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders owning shares.

The discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of shares including the tax consequences under state, local and other tax laws and the possible effects of changes in United States federal and other tax laws.

                                 LEGAL MATTERS

The legality of the common shares offered hereby will be passed upon for us by Stibbe Simont Monahan Duhot of the Netherlands. We are being represented as to some United States legal matters by Quarles & Brady LLP of Phoenix, Arizona. Certain legal matters relating to the offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP of San Francisco, California.

The chairman of our board of supervisory directors is a partner at Stibbe Simont Monahan Duhot and owns 300,000 common shares.

                                    EXPERTS

The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                      ENFORCEABILITY OF CIVIL LIABILITIES

Our affairs are governed by our articles of association and by the laws governing limited liability companies formed in the Netherlands. The rights of our shareholders and the responsibilities of members of our management board and supervisory board under Netherlands law are not as clearly established as under statutes or judicial precedent existing in some United States jurisdictions. Therefore, our public shareholders may have more difficulty in protecting their interests in the face of actions by our management, members of our management board or supervisory board or our controlling shareholders than they would as shareholders of a corporation incorporated in a United States jurisdiction. Under our articles of association, adoption of our annual accounts at our annual meeting of shareholders discharges the members of our management board and supervisory board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made at our annual meeting of shareholders. This discharge is without prejudice to the provisions of Netherlands law, including provisions relating to liability of members of supervisory boards and management boards upon bankruptcy of a company pursuant to articles 138 and 149 of book 2 of the Dutch Civil Code. This discharge is not absolute and is not effective as to matters not disclosed to the shareholders.

We are a Netherlands limited liability company and our executive offices and the majority of our assets are located outside the United States. In addition, most of the members of our management board and supervisory board, our executive officers, and some of the experts named in this prospectus are residents of jurisdictions other than the United States. As a result, it may be difficult for investors to serve process within the United States upon us, members of our management board or supervisory board, our executive officers, or experts named in this prospectus or to enforce against them in United States courts judgments of those courts, to enforce outside the United States judgments obtained against them in United States courts, or to enforce in United States courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws.

We have been advised by Stibbe Simont Monahan Duhot, our Netherlands legal counsel, that the United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not it is derived solely from the federal securities laws of the United States, would not be directly enforceable in the Netherlands. However, if the party in whose favor a final judgment for the payment of money is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Netherlands court the final judgment that has been rendered in the United States. If the Netherlands court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands may give binding effect to the final judgment that has been rendered in the United States unless that judgment contravenes the Netherlands' public policy. We have been further advised by our Netherlands legal counsel that there is some doubt as to whether a Netherlands court might impose civil liability on us, on members of our supervisory board or management board or on the experts named in this prospectus in an action that is derived solely from the federal securities laws of the United States brought in a court in the Netherlands against us or them.

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

                               OTHER INFORMATION

We are registered with the Trade Register of the Chamber of Commerce of Utrecht, the Netherlands, under number 30037466. Our corporate seat, and the domicile of our management board and supervisory board, are at Bilthoven, Municipality of De Bilt, the Netherlands.

We expect that the resolution to issue the common shares offered by this prospectus will be adopted by our management board and will be approved in writing by our supervisory board prior to the closing of the offering.

There have been no material adverse changes in our financial condition since December 31, 1999.

To the best of our knowledge, the information contained in this prospectus is true and complete and does not omit any material facts necessary to make such information, in the light of the circumstances in which it is presented, not misleading. We are responsible for the information in this prospectus, except for the information on pages 55 through 57 regarding concession and reallowance amounts, stabilization, the finder's fee to be paid in connection with this offering, and discretionary sales by the underwriters, for which we have relied on information provided by the underwriters.

We have taken appropriate measures to comply with Netherlands law and regulations for prevention of insider trading which were introduced on January 1, 1999.

We have assumed joint and several liability under Article 403 Book 2 of the Netherlands Civil Code for all our wholly-owned subsidiaries in the Netherlands.

The address of Rabo Securities N.V., our listing agent in the Netherlands, is Amstelplein 1, Amsterdam, the Netherlands.

We have applied for the admission of these securities on the AEX-Stock Exchange and to the book-entry facilities of NECIGEF, Euroclear and Cedel.

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

       WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT ASM INTERNATIONAL

We have filed with the SEC a registration statement on Form F-3, including exhibits and schedules, in connection with the common shares to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common shares to be sold in this offering, please refer to the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We also file annual and special reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Commencing with filings made this year, such material may also be obtained at the Internet site the SEC maintains at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                      DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below:

          - our annual report on Form 20-F for the year ended December 31, 1999; and

          - the description of our share capital contained in our Form 8-A Registration Statement filed on April 3, 1985, which is updated by our Form 6-K filed on March 14, 2000.

We also incorporate by reference any annual reports filed on Form 20-F and any special reports filed on Form 6-K until all of the common shares that are part of this offering have been sold. We may incorporate the Forms 6-K by stating in those forms that they are being incorporated into this prospectus.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded.

You may request a copy of these filings, at no cost, by contacting us at the following address and telephone number:

     ASM International N.V.
     Jan van Eycklaan 10
     3723 BC Bilthoven
     The Netherlands
     Attention: Rinse de Jong
     Vice President of Finance and Chief Financial Officer
     (011) (31) 30 229 8506

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

ASM INTERNATIONAL N.V.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-2
Consolidated Statements of Operations for each of the three
  years ended December 31, 1997, 1998 and 1999..............  F-3
Consolidated Statements of Comprehensive Income for each of
  the three years ended December 31, 1997, 1998, and 1999...  F-3
Consolidated Statements of Shareholders' Equity for each of
  the three years ended December 31, 1997, 1998 and 1999....  F-4
Consolidated Statements of Cash Flows for each of the three
  years ended December 31, 1997, 1998 and 1999..............  F-5
Notes to Consolidated Financial Statements..................  F-6
Independent Auditors' Report................................  F-28

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------------
(thousands except share data)                                                                                                 EUR
---------------------------------------------------------------------------------------------------------------------------------
                                                         December 31,
---------------------------------------------------------------------------------------------------------------------------------
Assets                                                    1998                                                             1999
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                 11,724                                                           14,153
Marketable securities                                      7,293                                                            5,709
Accounts receivable (less allowance for doubtful
  accounts of E1,839 and E1,432)                          84,194                                                          149,115
Inventories                                               64,636                                                          107,280
Other current assets                                       8,753                                                           15,844
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                     176,600                                                          292,101
Property, plant and equipment, net                       105,551                                                          127,176
Goodwill, net                                                799                                                            5,758
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                             282,950                                                          425,035
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
Notes payable to banks                                    38,039                                                           22,667
Accounts payable                                          28,947                                                          108,922
Accrued expenses                                          25,613                                                           48,566
Advance payments from customers                            3,127                                                            4,595
Income taxes                                               1,983                                                            3,887
Current portion of long-term debt                          9,990                                                           36,944
Current portion of subordinated debt                      15,991                                                           52,285
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                123,690                                                          277,866
Long-term debt                                            39,601                                                            7,997
Subordinated debt                                         45,135                                                                -
Deferred income taxes                                      3,613                                                            3,490
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                        212,039                                                          289,353
Minority interest in subsidiary                           50,447                                                           70,130
Shareholders' Equity:
Common shares
  Authorized 60,000,000 shares, par value NLG.01,
  issued and outstanding 34,540,843 and 40,107,784
  shares                                                     157                                                              182
Financing preferred shares
  Authorized 900 shares, par value NLG100, issued none
Preferred shares
  Authorized 6,900 shares, par value NLG100, issued
     none
Capital in excess of par value                            78,927                                                          103,443
Retained earnings (deficit)                              (46,553)                                                         (35,454)
Accumulated other comprehensive income (loss)            (12,067)                                                          (2,619)
---------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                20,464                                                           65,552
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity               282,950                                                          425,035
---------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Prior-year balances were restated from Netherlands guilders into Euros using the fixed exchange rate as of January 1, 1999 (EUR1.00 = Nlg2.20371).

CONSOLIDATED STATEMENTS OF OPERATIONS

---------------------------------------------------------------------------------------------------
(thousands except per share data)                                                               EUR
---------------------------------------------------------------------------------------------------
                                                         Year ended December 31,
---------------------------------------------------------------------------------------------------
                                                           1997             1998             1999
---------------------------------------------------------------------------------------------------
Net sales                                                 321,582          288,111          414,495
Cost of sales                                            (182,259)        (179,326)        (244,485)
---------------------------------------------------------------------------------------------------
Gross profit                                              139,323          108,785          170,010

Operating expenses:
Selling, general and administrative costs                 (74,675)         (60,017)         (83,510)
Research and development, net                             (39,000)         (36,277)         (47,145)
Litigation settlement                                     (79,669)               -                -
---------------------------------------------------------------------------------------------------
     Total operating expenses                            (193,344)         (96,294)        (130,655)
---------------------------------------------------------------------------------------------------
Earnings (loss) from operations                           (54,021)          12,491           39,355
Net interest and other financial income (expenses)         (3,239)          (5,350)          (8,608)
---------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes and minority
  interest in net earnings of subsidiary                  (57,260)           7,141           30,747
Income taxes                                               (2,761)            (648)          (1,274)
---------------------------------------------------------------------------------------------------
Earnings (loss) before minority interest in net
  earnings of subsidiary                                  (60,021)           6,493           29,473
Minority interest in net earnings of subsidiary           (10,455)          (6,261)         (18,374)
---------------------------------------------------------------------------------------------------
Net earnings (loss)                                       (70,476)             232           11,099
---------------------------------------------------------------------------------------------------
Net earnings (loss) per share:
  Basic                                                     (2.12)            0.01             0.30
  Diluted                                                   (2.12)            0.01             0.29
---------------------------------------------------------------------------------------------------
Weighted average number of shares:
  Basic                                                    33,232           33,794           37,301
  Diluted                                                  33,232           34,743           40,664
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Prior-year balances were restated from Netherlands guilders into Euros using the fixed exchange rate as of January 1, 1999 (EUR1.00 = Nlg2.20371).

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

-------------------------------------------------------------------------------------------------
(thousands)                                                                                   EUR
-------------------------------------------------------------------------------------------------
                                                              Year ended December 31,
-------------------------------------------------------------------------------------------------
                                                               1997           1998          1999
-------------------------------------------------------------------------------------------------
Net earnings (loss).........................................  (70,476)         232         11,099
Other comprehensive income (loss)
  Exchange rate changes for the year........................    5,636          137          9,448
                                                              -------         ----         ------
  Total other comprehensive income (loss)...................    5,636          137          9,448
-------------------------------------------------------------------------------------------------
Comprehensive income (loss).................................  (64,840)         369         20,547
-------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Prior-year balances were restated from Netherlands guilders into Euros using the fixed exchange rate as of January 1, 1999 (EUR1.00 = Nlg2.20371).

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------
(thousands, except for number of common shares)                                                          EUR
------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated     Total
                                     Number of             Capital in   Retained     other com-      Share-
                                       common     Common   excess of    earnings     prehensive     holders'
                                       shares     shares   par value    (deficit)   income (loss)    Equity
------------------------------------------------------------------------------------------------------------
Balance December 31, 1996            33,058,293    150       74,807       23,691       (17,840)      80,808

Issuance of common shares:
  For stock options                     320,750      1           51            -             -           52
Net earnings (loss)                                  -            -      (70,476)            -      (70,476)
Exchange rate changes for the year                   -            -            -         5,636        5,636
------------------------------------------------------------------------------------------------------------
Balance December 31, 1997            33,379,043    151       74,858      (46,785)      (12,204)      16,020

Issuance of common shares:
  For stock options                     961,800      5          436            -             -          441
  Other                                 200,000      1          702            -             -          703
Net earnings                                         -            -          232             -          232
Fair value of warrants issued                        -        2,455            -             -        2,455
Debt conversion discount                             -          476            -                        476
Exchange rate changes for the year                   -            -            -           137          137
------------------------------------------------------------------------------------------------------------
Balance December 31, 1998            34,540,843    157       78,927      (46,553)      (12,067)      20,464

ISSUANCE OF COMMON SHARES:

  FOR STOCK OPTIONS                     169,900      1          495            -             -          496

  CONVERSION OF SUBORDINATED NOTES    5,397,041     24       24,021            -             -       24,045

NET EARNINGS                                         -            -       11,099             -       11,099

EXCHANGE RATE CHANGES FOR THE YEAR                   -            -            -         9,448        9,448
------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999            40,107,784    182      103,443      (35,454)       (2,619)      65,552
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Prior-year balances were restated from Netherlands guilders into Euros using the fixed exchange rate as of January 1, 1999 (EUR1.00 = Nlg2.20371).

CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------
(thousands)                                                                             EUR
-------------------------------------------------------------------------------------------
                                                              Year ended December 31,
-------------------------------------------------------------------------------------------
                                                               1997       1998       1999
-------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
  Net earnings (loss)                                         (70,476)       232     11,099
  Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
    Subordinated convertible note issued in settlement of
    litigation                                                 72,289          -          -
    Depreciation and amortization                              19,626     22,688     24,487
    Amortization of discounted interest on subordinated
    notes                                                          --         --      1,421
    Deferred income taxes                                       1,168        (56)      (123)
    Minority interest in net earnings of subsidiary            10,455      6,261     18,374
    Increase (decrease) in allowance for doubtful
    receivables                                                 2,090     (1,492)      (407)
  Changes in other assets and liabilities:
    Accounts receivable                                       (22,214)    12,831    (64,514)
    Inventories                                               (15,159)    14,230    (42,644)
    Other current assets                                       (1,534)       850     (7,091)
    Accounts payable and accrued expenses                      15,716    (25,002)   102,928
    Advance payments from customers                             2,033     (2,573)     1,468
    Income taxes                                                1,559     (1,935)     1,904
-------------------------------------------------------------------------------------------
Net cash provided by operating activities                      15,553     26,034     46,902
-------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                        (35,171)   (24,142)   (30,587)
  Acquisition of business                                           -          -     (1,267)
  Proceeds from sale of property, plant and equipment           8,385      2,448      2,453
  Proceeds from (purchase of) marketable securities               258     (1,538)     2,607
  Investment in subsidiary                                       (570)         -          -
-------------------------------------------------------------------------------------------
Net cash (used in) investing activities                       (27,098)   (23,232)   (26,794)
-------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Notes payable to banks, net                                  16,760     (8,567)   (15,372)
  Proceeds from long-term debt and subordinated debt(1)        17,502     27,574     16,652
  Repayments of long-term debt and subordinated debt(1)       (19,838)   (29,730)   (19,690)
  Proceeds from issuance of common shares                          52      1,144        496
  Dividends paid to minority shareholders                      (5,672)    (5,526)    (8,384)
-------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities             8,804    (15,105)   (26,298)
Exchange rate effects                                           4,159     (3,418)     8,619
-------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            1,418    (15,721)     2,429
Cash and cash equivalents at beginning of year                 26,027     27,445     11,724
-------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                       27,445     11,724     14,153
-------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information
Cash paid during the period for:
  Interest                                                      5,777      7,232      8,859
  Income taxes                                                     34      2,638       (505)
-------------------------------------------------------------------------------------------
Non cash investing activities:
  Acquisition of business through issuance of convertible
  note                                                              -          -     (3,868)
-------------------------------------------------------------------------------------------
Non cash financing activities:
  Conversion of subordinated notes into common shares               -          -     24,045
-------------------------------------------------------------------------------------------

(1) In 1998 the subordinated convertible note due to Applied Materials, Inc. was restructured into a subordinated note including 1,500,000 warrants issued to purchase 1.5 million of the Company's common shares. The net effect of the restructuring has no impact on the cash flow statement.

See Notes to Consolidated Financial Statements.

Prior-year balances were restated from Netherlands guilders into Euros using the fixed exchange rate as of January 1, 1999 (EUR1.00 = Nlg2.20371).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (EUR in thousands)

NOTE A Summary of significant Accounting Policies

General - ASM International N.V. ('ASMI' or 'the Company') is a corporation domiciled in the Netherlands with principal operations in Europe, the United States, South East Asia and Japan. The Company dedicates its resources to the research, development, manufacturing, marketing and servicing of equipment and materials used to produce semiconductor devices. ASMI provides production solutions for the main areas of semiconductor production: wafer processing (Front-End), assembly and packaging (Back-End). The Company follows accounting principles generally accepted in the United States of America. Effective beginning of the year ended December 31, 1999, the Company changed its reporting currency from Netherlands guilders to Euros (EUR or E). Prior-year balances have been restated using the fixed exchange rate as of January 1, 1999
(EUR1.00 = Nlg2.20371).

The comparative balances reported in Euros depict the same trends as would have been presented if the Company had continued to present balances in Netherlands guilders. Balances for periods prior to January 1, 1999 are not comparable to the balances of other companies that report in Euros having restated amounts from a different currency than Netherlands guilders.

Principles of Consolidation - The Consolidated Financial Statements include the accounts of ASMI and its subsidiaries ('the Company'), all of which are more than 50 percent owned. The minority interest of third parties is disclosed separately in the Financial Statements. All material intercompany profits, transactions and balances have been eliminated in consolidation.

Foreign Currency Translation - Assets and liabilities of foreign subsidiaries are translated into Euros at exchange rates prevailing at the end of the year. Revenues and costs relating to the operation of such subsidiaries are translated at average exchange rates during the period. Resulting translation adjustments are directly recorded in Shareholders' Equity. Foreign currency transaction gains and losses generally are included in determining net earnings. From time to time the Company enters into foreign currency exchange contracts as a hedge against transactions denominated in foreign currencies. Gains and losses in market value of such contracts are recognized as an offset against foreign exchange gains or losses on the underlying transactions. A change in the market value of a foreign exchange contract that is a hedge of a firm commitment is deferred and included in the valuation of the completed transaction.

Revenue Recognition - The Company recognizes revenue from the sale of products when the risks and rewards of ownership transfer to customers, which is generally at the time of shipment. No significant obligations remain after the product is shipped. Cost for installation and warranty are accrued when corresponding sales revenues are recognized. Revenues for services are recognized when performed.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks on demand, and short-term deposits with a maturity of three months or less at the date of purchase.

Marketable Securities - The Company classifies all its investments in marketable securities as available for sale which requires the Company to report these investments at fair market value and record the unrealised gains and losses, after tax, as a component of Shareholders' Equity. In the accompanying Financial Statements the marketable securities are carried at cost which approximates fair market value.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Costs include net prices paid for materials purchased, charges for freight and custom duties, direct wages

      (EUR in thousands)

of employees and charges for factory production overhead.

Property, Plant and Equipment - Property, plant and equipment are carried at cost (net of government grants), less accumulated depreciation. Capital leased assets are recorded at the present value of future lease obligations. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives.

Goodwill - The excess of the purchase price over the fair market value of net assets acquired is amortized on a straight line basis over 10 years.

Recoverability of Long-lived Assets - In evaluating useful lives and carrying values of long-lived assets, the Company uses undiscounted cash flows to assess if it has impairment of assets. In the event that an impairment seems likely, the fair value of the related asset is determined, and the Company would record a charge to earnings based on comparing the asset's carrying value to the estimated fair value.

Income Taxes - Deferred income taxes are provided for differences between the tax base of certain assets and liabilities and the reported amounts in the Financial Statements that will result in taxable or deductible amounts in future years. The Company accounts for income taxes under the provision of SFAS No. 109, 'Accounting for Income Taxes'.

Stock-Based Compensation - In 1995, Statement of Financial Accounting Standards No. 123 (FASB 123), 'Accounting for Stock-Based Compensation', was issued. This is a standard that allows the Company to choose to apply the accounting method as described in this Statement. However, the Company has decided not to apply this accounting method, but instead to continue to apply the provisions of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees'. Accordingly, no compensation expense has been recognized for its stock based compensation plan (see Note P).

Research and Development Expenses - Research and development costs are expensed as incurred. Costs which relate to prototype and experimental models which are sold to customers are charged to cost of sales. Subsidies and other governmental credits to cover research and development costs relating to approved projects are recorded as research and development credits in the period when such project costs occur. Technical development credits (Technische Ontwikkelings Kredieten or 'TOK's') received from the Netherlands government to offset the cost of certain research and development projects are contingently repayable to the extent sales of equipment developed in such projects occur. Such repayments are calculated as a percentage of sales and are charged to cost of sales. No such repayments are required if such sales do not occur (see Note M).

Comprehensive Income - Effective fiscal year 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (FASB 130), 'Reporting Comprehensive Income'.

Segment Information - In June 1997, Statement of Financial Accounting Standards No. 131 (FASB 131), 'Disclosures about Segments of an Enterprise and Related Information' was issued. This statement was adopted by the Company in fiscal 1998 and redefines how operating segments are determined and requires qualitative disclosures of certain financial and descriptive information about the Company's operating segments. As a result of the adoption of this Standard, the previously reported segmentation and related disclosure changed (see Note
Q).

New Accounting Pronouncements - In June 1998, the FASB issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities', which establishes accounting and reporting

      (EUR in thousands)

standards for derivative instruments and requires that all derivatives be recognized as either assets or liabilities in the statements of financial position. This pronouncement will become effective for the Company for the year ending December 31, 2001. The Company has not yet completed its analysis of the specific additional information which may be required under this new standard.

Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the reported periods. Actual results could differ from those estimates.

Reclassifications - Certain reclassifications have been made to prior year Financial Statements to conform to the current year presentation.

      (EUR in thousands)

NOTE B Cash and Cash Equivalents, Marketable Securities

     At December 31, 1999, cash and cash equivalents and marketable securities of the Company's subsidiary ASM Pacific Technology Ltd ('ASMPT') amounting to E16,002 are restricted to use in the operations of this company only.

NOTE C Inventories

Inventories are comprised of the following:

-------------------------------------------------------------------------------------
                                                                   December 31,
-------------------------------------------------------------------------------------
                                                               1998            1999
-------------------------------------------------------------------------------------
Components and raw materials                                   26,005          41,052
Work in process                                                29,195          50,612
Finished goods                                                  9,436          15,616
-------------------------------------------------------------------------------------
Inventories                                                    64,636         107,280
-------------------------------------------------------------------------------------

NOTE D Property, Plant and Equipment

-----------------------------------------------------------------------------------------------------
                                                        Land,             Machinery,
                                                      buildings           equipment,
                                                       and im-            furniture
                                                      provements         and fixtures          Total
-----------------------------------------------------------------------------------------------------
At cost:
Balance January 1, 1999                                   62,424              153,681         216,105
  Capital expenditures                                     1,207               29,380          30,587
  Retirements and sales                                       (2)              (8,087)         (8,089)
  Translation effect                                      10,760               26,756          37,516
-----------------------------------------------------------------------------------------------------
Balance December 31, 1999                                 74,389              201,730         276,119
-----------------------------------------------------------------------------------------------------
Accumulated depreciation:
Balance January 1, 1999                                   22,074               88,480         110,554
  Depreciation for the year                                4,790               19,357          24,147
  Retirements and sales                                      (70)              (5,566)         (5,636)
  Translation effect                                       3,935               15,943          19,878
-----------------------------------------------------------------------------------------------------
Balance December 31, 1999                                 30,729              118,214         148,943
-----------------------------------------------------------------------------------------------------
Property, plant and equipment, net:
  January 1, 1999                                         40,350               65,201         105,551
  December 31,1999                                        43,660               83,516         127,176
-----------------------------------------------------------------------------------------------------

      (EUR in thousands)

Useful lives in years:

                  -- Buildings and improvements                                    25 year
                  -- Machinery and equipment                                     2-10 year
                  -- Furniture and fixtures                                      2-10 year

NOTE E Goodwill

-----------------------------------------------------------------------
At cost:
Balance January 1, 1999                                             892
  Acquired                                                        5,135
  Translation effect                                                175
-----------------------------------------------------------------------
Balance December 31, 1999                                         6,202
-----------------------------------------------------------------------
Accumulated amortization:
Balance January 1, 1999                                              93
  Amortization for the year                                         340
  Translation effect                                                 11
-----------------------------------------------------------------------
Balance December 31, 1999                                           444
-----------------------------------------------------------------------
Goodwill, net:
  January 1, 1999                                                   799
  December 31, 1999                                               5,758
-----------------------------------------------------------------------

On August 27, 1999, the Company acquired all the outstanding shares of Microchemistry Ltd. The acquisition was accounted for using the purchase method. Total consideration paid amounted to FIM (Finnish Marks) 23.2 million (approximately Euro 3.9 million) and after adding the asset deficiency recorded goodwill totalled (euro)4,747.

     In December 1999, the Company purchased a 24% interest in NanoPhotonics AG for US$0.4 million. An officer in the Company also purchased a 44.5% interest at the same time and at the same price per share. The Company has the option to purchase the 44.5% interest from the officer at the same purchase price per share as paid by the officer. In exchange for this option, the Company granted the officer a five-year option to purchase 25,000 common shares in the Company at the fair market value of the shares at the option grant date.

NOTE F Notes Payable to Banks

ASMI and its individual subsidiaries borrow under separate short-term lines of credit with banks in the countries where they are located. The lines bear a weighted average interest of 3.9 percent at December 31, 1999.

Total short-term lines of credit available amounted to (euro)93,937 at December 31, 1999. The amount outstanding at December 31, 1999 was (euro)22,667 and the unused portion totalled (euro)71,270. The unused portion includes (euro)46,810 relating to ASMPT and is solely authorized for use in that Company's operations.

      (EUR in thousands)

The lines contain general provisions concerning renewal and continuance at the option of the banks.

Information on notes payable to banks is as follows:

-----------------------------------------------------------------------------------------
Short-term debt outstanding in:                               December 31,
-----------------------------------------------------------------------------------------
                                                                1998              1999
-----------------------------------------------------------------------------------------
  The Netherlands                                                 6,078            12,223
  U.S.A.                                                          4,281                 -
  Japan                                                          17,708            10,274
  Hong Kong                                                       9,972               170
-----------------------------------------------------------------------------------------
                                                                 38,039            22,667
-----------------------------------------------------------------------------------------

Short-term debt outstanding in local currencies:

-----------------------------------------------------------------------------------------
(thousands)                                                   December 31,
-----------------------------------------------------------------------------------------
                                                                1998              1999
-----------------------------------------------------------------------------------------
  Netherlands Guilders                                           13,393            26,935
  United States Dollars                                           4,999                 -
  Japanese Yens                                               2,350,000         1,053,140
  Hong Kong Dollars                                              90,214             1,323
-----------------------------------------------------------------------------------------

     ASM International NV has guaranteed short term facilities and other obligations of certain subsidiaries approximating (euro)18.2 million.

NOTE G Income Taxes

The components of earnings (loss) before income taxes, non-operating income and minority interest consist of:

---------------------------------------------------------------------------------------------------
                                                             Year ended December 31,
---------------------------------------------------------------------------------------------------
                                                              1997            1998           1999
---------------------------------------------------------------------------------------------------
Netherlands                                                   (9,290)        (1,218)        (11,159)
Other countries                                              (47,970)         8,359          41,906
---------------------------------------------------------------------------------------------------
                                                             (57,260)         7,141          30,747
---------------------------------------------------------------------------------------------------

      (EUR in thousands)

The provisions for income taxes consist of:

---------------------------------------------------------------------------------------------------
                                                              Year ended December 31,
---------------------------------------------------------------------------------------------------
                                                               1997           1998           1999
---------------------------------------------------------------------------------------------------
Current:
  Netherlands                                                     (29)           33             (37)
  Other countries                                              (3,492)         (344)           (968)
---------------------------------------------------------------------------------------------------
                                                               (3,521)         (311)         (1,005)
Deferred:
  Netherlands                                                       -             -               -
  Other countries                                                 760          (337)           (269)
---------------------------------------------------------------------------------------------------
                                                                  760          (337)           (269)
---------------------------------------------------------------------------------------------------
  Provision for income taxes                                   (2,761)         (648)         (1,274)
---------------------------------------------------------------------------------------------------

The provisions for income taxes as shown in the accompanying Consolidated Statements of Operations differ from the amounts computed by applying the Netherlands' statutory income tax rates to earnings before taxes. A reconciliation of the provisions for income taxes and the amounts that would be computed using the statutory Netherlands' income tax rates is set forth below:

---------------------------------------------------------------------------------------------------
                                                             Year ended December 31,
---------------------------------------------------------------------------------------------------
                                                              1997            1998           1999
---------------------------------------------------------------------------------------------------
Taxes on earnings (loss) before income taxes and minority
  interest at the Netherlands' statutory income tax rate
  (35%)                                                       20,041         (2,499)        (10,761)
Non-deductible expenses                                         (638)          (569)         (1,126)
Foreign taxes at a rate other than the Netherlands'
  statutory rate                                               9,159          3,110           6,576
Net operating loss benefits not realized for tax purposes
  nor recognized for financial statement purposes            (31,335)        (6,058)         (8,531)
Utilisation of net operating loss carry forwards                 103            538           3,513
Non-taxable income                                               109          2,176           8,215
Other                                                           (200)         2,654             840
---------------------------------------------------------------------------------------------------
Provision for income taxes                                    (2,761)          (648)         (1,274)
---------------------------------------------------------------------------------------------------

      (EUR in thousands)

Deferred income taxes consist of the following:

--------------------------------------------------------------------------------------------------
                                                              Year ended December 31,
--------------------------------------------------------------------------------------------------
                                                               1997           1998           1999
--------------------------------------------------------------------------------------------------
Depreciation                                                  (5,121)        (5,257)        (5,274)
Reserves and allowances                                          168             64             51
Development credits                                           (4,402)        (4,223)        (4,152)
Net operating loss carryforwards                               5,718          5,873          5,909
Other                                                            (32)           (70)           (24)
--------------------------------------------------------------------------------------------------
Total deferred income tax                                     (3,669)        (3,613)        (3,490)
--------------------------------------------------------------------------------------------------

     Substantially all of the net deferred tax liabilities are of a long term nature.

     Based on tax filings, ASMI and its individual subsidiaries have net operating losses available at December 31, 1999, of (euro)275 million for tax return purposes to reduce future income taxes. After deduction of a valuation reserve for financial reporting purposes of (euro)90.2 million in 1999 and
(euro)79.9 million in 1998, the resulting deferred tax asset amounts to
(euro)5.9 million at the end of 1999 and to (euro)5.9 million at the end of 1998.

     The Company has not provided for deferred foreign withholding taxes, if any, on undistributed earnings of its foreign subsidiaries, because it considers such earnings to be indefinitely invested in those subsidiaries.

NOTE H Long-term Debt

Long-term debt consists of the following:

-----------------------------------------------------------------------------------
                                                              December 31,
-----------------------------------------------------------------------------------
                                                               1998           1999
-----------------------------------------------------------------------------------
Term loans:
  The Netherlands, 5.16 - 6.75%, due 2000                     24,958         24,958
  Japan, 3.3%, due 2006                                          802            800
  Hong Kong, 7.3 - 7.5%, due 2000                             16,957         10,975
  Finland, 1.0 - 3.0%, due 2004 - 2005                             -          2,545
Mortgage loans:
  The Netherlands, 5.35 - 6.75%, due 2007 - 2026               2,369          2,121
  Japan, 2.625%, due 2005 - 2006                               2,897          3,232
  Singapore, 6.075%, due 1999                                  1,285              -
Lease commitments, 5.75 - 9.23%, due 1999 - 2002                 323            310
-----------------------------------------------------------------------------------
                                                              49,591         44,941
Current portion                                                9,990         36,944
-----------------------------------------------------------------------------------
                                                              39,601          7,997
-----------------------------------------------------------------------------------

      (EUR in thousands)

Long-term debt outstanding in local currencies:

-------------------------------------------------------------------------------------
(thousands)                                                   December 31,
-------------------------------------------------------------------------------------
                                                               1998            1999
-------------------------------------------------------------------------------------
Including current portion:
  Netherlands Guilders                                         60,220          59,674
  Finnish Marks                                                     -          15,135
  United States Dollars                                           349             311
  Japanese Yen                                                491,050         413,270
  Hong Kong Dollars                                           153,618          85,521
  Singapore Dollars                                             2,476               -
-------------------------------------------------------------------------------------

     Aggregate annual principal repayments for years subsequent to December 31, 1999 are:

--------------------------------------------
2000                                  36,944
2001                                   1,431
2002                                   1,699
2003                                   1,641
2004                                   1,496
Thereafter                             1,730
--------------------------------------------
                                      44,941
--------------------------------------------

     The Company has pledged its majority ownership of ASMPT as collateral for the NLG55.0 million ((euro)25.0 million) term loan and certain credit facilities in the Netherlands. The quoted market value of this ownership in ASMPT at December 31, 1999 was (euro)333.9 million or NLG735.8 million (using a year-end share price of HK$13.80 per share and an exchange rate of HK$1 = (euro)0.1283).

     The long-term facilities offered by Japanese banks to ASM Japan are secured by the real estate and other assets of ASM Japan, with guarantees provided by the Company. In Hong Kong and Singapore, ASMPT's term loans are self-secured by the machinery and real estate they cover. ASMPT is precluded to provide loans and advances other than trade receivables in the normal course of business, to other ASM units under the rules of the Stock Exchange of Hong Kong. There are no guarantees from ASMPT to secure indebtedness of the Company; nor does the Company provide guarantees for the borrowings of ASMPT. In the U.S.A. the long-term obligations relate to lease commitments on property, equipment and machines.

     Interest income, which is included in net interest and other financial income (expenses), amounted to (euro)913, (euro)1,569 and (euro)1,157 in 1999, 1998 and 1997, respectively, and interest expense, which is also included in net interest and other financial income (expenses), amounted to (euro)13,210,
(euro)7,566 and (euro)5,838 in 1999, 1998 and 1997, respectively.

NOTE I Subordinated Debt

     The Company has a subordinated loan from 'De Nationale Investeringsbank N.V.' (NIB) in the amount of NLG4.5 million bearing interest at 8.25 percent. Repayments on the outstanding balance will be in equal bi-annual installments of NLG1.5 million ending December 2000.

     In 1994, the Company received a subordinated loan from an officer of the Company who is

      (EUR in thousands)

also a major shareholder, in the amount of NLG3.0 million. This subordinated loan enabled the Company to repurchase shares issued for the repayment of principal and interest of the subordinated mandatory convertible debentures, and thus limit shareholder dilution. This loan was originally due no later than December 1997. However, repayment has been scheduled to the year 2000. Interest is payable quarterly based on three months AIBOR ('Amsterdam InterBank Offered Rate') plus 2 percent.

     In connection with the settlement with Applied Materials, Inc. (see Note
N), the Company issued a subordinated convertible note to Applied Materials, Inc. for US$80 million, of which US$15 million was paid in 1997. This note was subordinated to notes payable to certain banks and was originally due November 2, 1998. Applied Materials, Inc. and ASM International N.V. have restructured this note, with ASM paying US$20 million on December 23, 1998, and agreeing to pay US$10 million on or before November 2, 1999 and US$35 million on or before November 2, 2000. Applied Materials, Inc. received warrants to acquire 750,000 shares of ASM (see Note J) as well as security for the note in the form of a pledge on the shares of ASM Europe B.V., ASM America, Inc. and ASM Japan K.K. Applied Materials, Inc. received a warrant to purchase an additional 750,000 shares contingent upon ASM International not repaying the outstanding balance on or before February 15, 1999. Interest on this subordinated note is based on prime rate of a major US financial institution plus 2 percentage points and is due quarterly. The warrants issued represented a fair value at the date of issuance of (euro)2.5 million, which has been added to Shareholders' Equity in 1998. The amount has been recorded as a discount to the outstanding note and is amortized as an interest expense over the term of the note.

     In December 1998, the Company issued a NLG45 million, 6% subordinated convertible note, due December 4, 2003, which has been purchased by strategic and financial investors. The conversion price has been set at NLG9.00 per common share, the average of the share price on the AEX-Stock Exchange in Amsterdam during a set period previous to concluding the contract, with protection clauses for below market price stock issues and stock dividends. At the date of issuance, the quoted market price of the common shares on the Amsterdam Exchange exceeded the conversion price creating a debt conversion discount. The discount amounted to (euro)476 of which (euro)334 has been expensed in 1998 and (euro)142 has been expensed in 1999 based on the terms of the contract. The note was fully converted in 1999.

     On August 27, 1999, the Company issued a FIM23 million (Finnish marks), 5% subordinated convertible note, due August 26, 2002. The note was issued in conjunction with the acquisition of all of the outstanding shares of Microchemistry Ltd. The conversion price was set at US$10 per share, a premium to market at the time of issuance of 33%. The note was fully converted in November 1999.

     On October 1, 1999, the Company issued US$20 million, five-year, zero-coupon debentures. The debentures are discounted by 6% annual interest and the Company received net proceeds of US$14.9 million. As part of the agreement, the investors received 2,037,957 non-detachable exercise warrants and 200,000 supplemental warrants on common shares of the Company with an exercise price of US$9.81 per share, a premium to market at the date of issuance of 20%. In February 2000 the Company called the exercise of the 2,037,957 warrants and cancelled the debentures in partial payment of the exercise price of the warrants. The remaining portion of the exercise price of the warrants was fulfilled by the investors contributing US$4.8 million in cash.

      (EUR in thousands)

Subordinated Debt:

-----------------------------------------------------------------------------------
(thousands)                                                   December 31,
-----------------------------------------------------------------------------------
                                                               1998           1999
-----------------------------------------------------------------------------------
Current:
  subordinated loan NIB                                        2,042          2,042
  subordinated loan related party                                  -          1,361
  subordinated note Applied Materials                          7,285         33,744
  6% subordinated convertible note                             6,664              -
  6% zero-coupon debentures, less of E4,817 unamortized
     discount                                                      -         15,138
-----------------------------------------------------------------------------------
                                                              15,991         52,285
-----------------------------------------------------------------------------------
Non-current:
  subordinated loan NIB                                        1,361              -
  subordinated loan related party                              1,361              -
  subordinated note Applied Materials                         28,799              -
  6 % subordinated convertible note                           13,614              -
-----------------------------------------------------------------------------------
                                                              45,135              -
-----------------------------------------------------------------------------------

NOTE J Shareholders' Equity

     The authorized capital of the Company amounts to NLG1,380,000. It is divided into sixty million common shares, each with a par value of NLG0.01, nine hundred financing preferred shares, each with a par value of NLG100, and six thousand nine hundred preferred shares, each with a nominal value of NLG100.

     Article 32 of the Articles of Association of ASM International N.V. (the Company) provides the following with regard to distribution of profit:

     Para 1-3:

First, a dividend equal to the promissory discount rate as established by De Nederlandsche Bank N.V. (the Dutch Central Bank) as applicable on the first stock exchange day of the financial year over which the dividend is distributed, increased by one and a half, is paid on the paid up amount which had to be paid on the preferred shares. If profits are insufficient, the dividend will be paid from retained earnings with priority over any dividends. If retained earnings are insufficient, the dividend deficit has to be made up in future years;

     Para 4-6:

Second, a dividend is paid on financing preferred shares. The dividend is a percentage of the par value, plus share premium paid, on the financing preferred shares. The percentage and the period for its payment (the tenure of the financing preferred shares) is determined by the Management Board, subject to approval of the Supervisory Board. The percentage depends on the weighted average return of Dutch government bonds with a weighted average remaining life of no more than ten years, plus a premium not to exceed three percent. If profits are insufficient, the dividend shall be paid from retained earnings. If retained earnings are insufficient, the dividend deficit has to be made up in future years;

      (EUR in thousands)

     Para 7:
After application of the provisions in the foregoing paragraphs, the Management Board, subject to approval from the Supervisory Board, shall determine which portion of the remaining profits is to be reserved. The profits which remain after reservation are at the disposal of the General Meeting;

     Para 9:
The Company can only make distributions to shareholders and other entitled parties from the profits subject to distribution to the extent its Shareholders' Equity exceeds the amount of the paid up and called up portion of the capital increased by the reserves which must be maintained by virtue of the law;

     Article 33, para 3 provides that dividend claims expire after the lapse of five years.

SPECIAL STATUTORY CONTROL RIGHTS

     Article 27, para 1 provides that each shareholder shall be entitled to cast a number of votes equal to the nominal amount of his shares, such that each share with a par value of one cent (NLG0.01) entitles the holder to a single vote and each share with a par value of one hundred guilders (NLG100) entitles the holder to ten thousand votes;

     Article 29 provides that meetings of holders of preferred shares or of financing preferred shares shall be convened as often as a decision by the meeting of preferred shares or of financing preferred shares is desired, and also as often as the Management Board and or the Supervisory Board shall decide to hold such a meeting. Decisions at such meetings shall be made with an absolute majority of votes and in the event of a tie, no decision shall be made;

     The following resolutions and actions can only be taken on a proposal by the Management Board and the Supervisory Board:
-  the amendment of the Articles of the Company;
-  the dissolution of the Company.

INFORMATION REGARDING STICHTING CONTINUITEIT ASM INTERNATIONAL

     The object of 'Stichting Continuiteit ASM International' ('Stichting') is to own and vote the Company's preferred shares in order to maintain the continuity of the Company. Toward that objective, Stichting will evaluate, when called for, whether a take-over offer is in the best interest of the Company. In accordance with the applicable regulations of the AEX-Stock Exchange, Stichting is managed by majority vote of a five-person Board, not more than two of which (Directors A) may be officers of the Company and at least three of which (Directors B) must be independent from the Company. Directors A are appointed by the Management Board, subject to the approval of the Supervisory Board, from among the Management and Supervisory Boards. Directors B must be independent from the Company and are appointed by the board of Stichting, subject to approval of the Management Board with the consent of the Supervisory Board. The Company may not provide financial support to Stichting.

     The Company has, as approved in the General Meeting of May 28, 1997, granted a right to purchase preferred shares to Stichting for a par value equal to the par value of half of the outstanding common shares at the time of purchase. The minimum purchase price of the preferred shares is 25% of the par value. The shareholders must be informed about the Company's motives within four weeks after issuance of preferred shares. Within two years after issuing preferred shares, a proposal to withdraw or repurchase the shares must be

      (EUR in thousands)

submitted to shareholders and, if not accepted, every two years thereafter. No preferred shares are outstanding as per December 31, 1999.

     The two directors of the Company who have been appointed to the Board of Stichting are Messrs. P.C. van den Hoek, Chairman of the Supervisory Board and A.H. del Prado, Chief Executive Officer.

WARRANTS

     In December 1998, in conjunction with the restructuring of the subordinated convertible note with Applied Materials, Inc. ('Applied Materials'), the Company issued to Applied Materials warrants to purchase 1,500,000 of the Company's common shares at a price of US$5.375 per share. As of December 31, 1998, Applied Materials had a right to purchase 750,000 shares. They also had a right to purchase an additional 750,000 shares, contingent upon the Company not repaying all outstanding debt due to Applied Materials by February 15, 1999. At December 31, 1998 it was determined that the Company would be unable to repay the outstanding debt by February 15, 1999 and, therefore, the entire fair value of the warrants amounting to E2.5 million has been added to Shareholders' Equity in 1998. The warrant became exercisable with respect to the additional 750,000 shares on February 15, 1999. As of December 31, 1999 no warrants have been exercised.

     In conjunction with the US$20 million five-year zero-bond debentures issued on October 1, 1999 (see Note I to Consolidated Financial Statements), the Company has issued 2,037,957 non-detachable exercise warrants and 200,000 supplemental warrants on common shares of the Company at a price of US$9.81 per share, a premium to market at the date of issuance of 20%. In February 2000 the Company has called the exercise of the 2,037,957 warrants and cancelled the debentures in partial payment of the exercise price of the warrants. The remaining portion of the exercise price of the warrants was fulfilled by the investors contributing US$4.8 million in cash.

NOTE K Pension Plans

     The Company and its subsidiaries have retirement plans covering substantially all employees. The principal plans are defined contribution plans, except that of the Company's Japanese operations, which is a defined benefit pension plan. The Company has no major continuing obligations other than the payment of annual contributions. Aggregate retirement plan contributions including those for the Japanese operations which are determined by an actuary were (euro)3,225 in 1999, (euro)3,117 in 1998 and (euro)795 in 1997.

     Employees of the Company's Japanese operations terminating their employment are usually entitled to a lump-sum severance payment or to pension plan benefits based on years of service and certain other factors. Plan assets are held as general assets by a life insurance company. There are no unrecognized prior service costs. The impact of the Japanese plan is not material to the Company.

     The Company does not provide any post retirement benefits other than pensions.

NOTE L Financial Instruments and Risk Management

     For cash, cash equivalents, marketable securities, accounts receivable, notes payable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

      (EUR in thousands)

The estimated fair values of the Company's other financial instruments are as follows:

-------------------------------------------------------------------------------------------------------
                                                         1998                            1999
-------------------------------------------------------------------------------------------------------
                                                Carrying          Fair          CARRYING          FAIR
                                                 Amount          Value           AMOUNT          VALUE
-------------------------------------------------------------------------------------------------------
Forward exchange contracts:
  Sell foreign currency                                -              -           10,674         10,381
  Buy foreign currency                                 -              -            2,431          2,422
Long-term debt, including current portion:
  Long-term debt                                  49,591         50,698           44,941         44,828
  Subordinated debt                               61,126         65,664           52,285         50,660
-------------------------------------------------------------------------------------------------------

     As of December 31, 1998 the Company did not have any forward exchange contracts of significant value.

     Financial Instruments which potentially subject the Company to concentration of credit risk consisted principally of trade receivables. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas.

NOTE M Research and Development Credits

     The Company's Netherlands and Singapore operations receive research and development grants and credits from various governmental sources.

     The amount of research and development credits offset against research and development expenses amounted to (euro)3,293, (euro)5,235 and (euro)1,612 in 1999, 1998 and 1997, respectively.

     The amounts received by the Company's Netherlands operations for TOK's are contingently repayable to the extent sales of the products to which the credit was related occur. The amount of repayment as a percentage of the realized sales of the associated products varies from 1.0 to 4.0 percent. Actual and contingent amounts repayable accrue interest varying from 5.0 to 8.0 percent per year. The remaining amount contingently repayable was (euro)11,863 and (euro)12,067 at December 31, 1999 and December 31, 1998, respectively.

     In 1999, 1998 and 1997 the Company made TOK repayments in the amount of
(euro)1,411, (euro)1,319 and (euro)852 respectively.

NOTE N Commitments and Contingencies

The Company is liable under operating lease commitments for office and plant facilities and equipment with lease terms ranging from one to fifteen years. Capital leases included in property, plant and equipment are as follows:

      (EUR in thousands)

-------------------------------------------------------------------------------
                                                              December 31,
-------------------------------------------------------------------------------
                                                              1998         1999
-------------------------------------------------------------------------------
Machinery and equipment                                        483          225
Furniture and fixtures                                         304          354
-------------------------------------------------------------------------------
                                                               787          579
Less accumulated depreciation                                 (353)        (292)
-------------------------------------------------------------------------------
                                                               434          287
-------------------------------------------------------------------------------

At December 31, 1999, minimum rental commitments under capital leases and operating leases having initial or remaining non-cancellable terms in excess of one year are as follows:

-----------------------------------------------------------------------------------
                                                               Capital    Operating
                                                               leases      leases
-----------------------------------------------------------------------------------
  2000                                                           158        7,758
  2001                                                           147        6,233
  2002                                                            64        4,378
  2003                                                             -        3,698
  2004                                                             -        2,864
  Thereafter                                                       -       19,575
-----------------------------------------------------------------------------------
  Total                                                          369       44,506
Less amount representing interest                                 59
-----------------------------------------------------------------------------------
Present value of net minimum lease payments                      310
-----------------------------------------------------------------------------------

     Aggregate rental expense for operating leases in 1999 was (euro)8,039, in 1998 (euro)6,925 and in 1997 (euro)4,331.

     Effective October 31, 1997, the Company, Advanced Semiconductor Materials America, Inc. and Epsilon Technology, Inc. (collectively 'ASM') and Applied Materials, Inc. ('Applied Materials') signed an agreement that resolved all outstanding legal disputes with Applied Materials and dismissed with prejudice all pending litigation between the companies.

     The settlement required the Company to pay Applied Materials US$80 million in the form of a convertible note due November 2, 1998 against which the Company paid US$15 million in November 1997 (see Note I).

     Effective December 16, 1998, following the restructuring of the convertible note (see Note I), ASM and Applied Materials entered into an amended settlement agreement, the terms of which are not materially different of the agreement, dated October 31, 1997. The changes included the conversion of ASM's covenants not to sue into licenses and an increase in certain TEOS related royalties.

     The settlement agreement provides a cross license between the parties of the patents in suit and certain other CVD and TEOS patents and requires ASM to pay an ongoing royalty on

      (EUR in thousands)

certain semiconductor equipment for epitaxial and plasma TEOS technologies. The settlement also provides covenants not to sue for patent infringement for periods up to five years from the date of the settlement for certain semiconductor systems and applications that are essentially unchanged from those commercially available on July 1, 1997. If at the end of a covenant period the product or application is no longer infringing, Applied Materials cannot recover more than a reasonable royalty from the Company retroactive to October 31, 1997. Applied Materials may not recover damages for such products that were sold prior to October 31, 1997.

     ASM and Applied Materials also represented and warranted that as of October 31, 1997, neither party was aware of any infringement of its patents by the other party except for the patents that were asserted in the lawsuits that were resolved by the settlement. The original settlement agreement was filed with the United States Securities Exchange Commission on a 6-K-A on November 18, 1997. The amended settlement agreement was filed on a 6-K-A on February 11, 1999.

NOTE O Restructuring

     In early 1999, the Company committed to a formal plan to exit its U.S. manufacturing activities by merging the manufacturing related activities of ASM America, Inc. with those of ASM Europe B.V. in the Netherlands. As a consequence of the merger, ASM America's number of employees have been reduced by 75 with approximately 50 new positions having been created in the Netherlands. The Company incurred a one-time charge covering redundancy, write-offs and occupancy costs of (euro)3,854. These restructuring costs have been recorded as selling, general and administrative expenses in the first quarter of 1999. The
(euro)1,855 accrual for contract terminations relates primarily to lease obligations for property to be vacated. The utilization of this amount and the remaining accrual as of December 31, 1999 can be summarized as follows:

----------------------------------------------------------------------------------------------
                                         Non               Amount     Translation    Remaining
                                Cash     Cash    Total    utilized      effect        accrual
----------------------------------------------------------------------------------------------
Lay-off and severance
  payments                        665      -       665       585           13             93
Asset write-offs                    -    708       708         -          117            825
Legal contract terminations     1,855      -     1,855       608          205          1,452
Other                             626      -       626       511           19            134
----------------------------------------------------------------------------------------------
Total                           3,146    708     3,854     1,704          354          2,504
----------------------------------------------------------------------------------------------

     The Company expects the remaining cash payments and asset write-offs to be made in the second quarter of 2000. For the legal contract terminations that relate to lease obligations, such payments may be extended into future periods.

NOTE P Employee Stock Option Plan

     During the past several years, the Company has adopted various stock option plans and has entered into stock option agreements with various key management personnel. Under these plans, key employees may purchase a specific number of shares of the Company's common stock. Options are generally priced at market value in Euro or USDollars on the date of grant and generally

      (EUR in thousands)

expire after five or ten years. Shares subject to these agreements, which expire at various dates through 2008, totalled 2,366,400 shares at December 31, 1999.

Following is a summary of changes in shares under option:

--------------------------------------------------------------------------------------------------------
                                                  Option price                             Option price
                              Number of           per share in          Number of          per share in
                                shares             US dollars            shares                EUR
--------------------------------------------------------------------------------------------------------
Balance December 31, 1996      2,531,950         0.250 - 13.625                 -                      -
  options granted                668,500         8.250 - 12.375           287,000           8.44 - 11.98
  options cancelled              (19,500)        0.750 -  0.501                 -                      -
  options exercised             (320,750)        0.250 -  2.333                 -                      -
--------------------------------------------------------------------------------------------------------
Balance December 31, 1997      2,860,200         0.250 - 13.625           287,000           8.44 - 11.98
  options granted                142,500         3.625 - 10.750           234,000           2.41 -  7.67
  options cancelled              (48,600)        1.458 -  7.000          (193,000)                 11.98
  options exercised             (961,800)        0.500 -  2.333                 -                      -
--------------------------------------------------------------------------------------------------------
Balance December 31, 1998      1,992,300         0.250 - 13.625           328,000           2.41 -  8.44
  options granted                230,000         5.625 - 15.625            75,000           6.90 - 19.20
  options cancelled              (80,000)        3.625 - 12.375            (9,000)                  7.67
  options exercised             (114,700)        0.250 -  8.688           (55,200)          2.41 -  7.67
--------------------------------------------------------------------------------------------------------
Balance December 31, 1999      2,027,600         0.250 - 15.625           338,800           7.67 - 19.20
--------------------------------------------------------------------------------------------------------

Had compensation cost been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), pro forma net

      (EUR in thousands)

earnings, basic and diluted earnings per share would have been as follows:

-------------------------------------------------------------------------------------------------
                                                        Fiscal year    Fiscal year    FISCAL YEAR
                                                           1997           1998           1999
-------------------------------------------------------------------------------------------------
Expected life (years)                                        3 - 10          3 - 8         3 - 10
Risk free interest rate                                        6.5%           5.0%           5.0%
Volatility                                                      55%            60%            85%
Assumed forfeitures                                               -              -              -
Net earnings (loss):
  As reported                                               (70,476)           232         11,099
  Pro forma                                                 (71,541)        (1,389)         9,621
Basic earnings (loss) per share:
  As reported                                                 (2.12)          0.01           0.30
  Pro forma                                                   (2.15)         (0.04)          0.26
Diluted earnings (loss) per share:
  As reported                                                 (2.12)          0.01           0.29
  Pro forma                                                   (2.15)         (0.04)          0.25
-------------------------------------------------------------------------------------------------

The average remaining contractual life of the outstanding options granted in 1999 is 7.3 years at December 31, 1999.

------------------------------------------------------------------------------------------------
                Options Outstanding                                     Options Exercisable
------------------------------------------------------------------------------------------------
                                     Weighted
                    Number           Average          Weighted         Number         Weighted
  Range of      Outstanding at      Remaining         Average      Exercisable at     Average
  Exercise       December 31,      Contractual        Exercise      December 31,      Exercise
Prices in US$        1999         Life, in years    Price in US$        1999        Price in US$
------------------------------------------------------------------------------------------------
 0.25 -  0.75       249,500            3.09             0.30           249,500          0.30
 0.75 -  1.50         3,000            4.38             0.96             3,000          0.96
 1.50 -  3.00       783,600            0.20             2.26           783,600          2.26
 3.00 -  6.00       367,000            8.36             5.22           163,400          5.31
 6.00 -  9.00       603,500            4.91             8.23           381,600          8.45
 9.00 - 14.00       324,800            5.51             9.26           105,360         10.21
14.00 - 20.00        35,000            5.61            18.15                 -             -
------------------------------------------------------------------------------------------------
 0.25 - 20.00     2,366,400            3.79             5.23         1,686,460          4.16
------------------------------------------------------------------------------------------------

     In 1989, the shareholders of ASMPT approved a plan to issue up to 5 percent of the total issued shares of ASMPT to directors and employees. The directors annually may approve an

      (EUR in thousands)

amount of supplemental compensation to the designated directors and officers which will be used to issue or purchase ASMPT's capital shares for the designees at current market value.

     In 1999 1,796,000 common shares of ASMPT were issued, for cash at par, pursuant to the Employee Share Incentive Scheme of ASMPT, thus diluting ASMI's ownership from 50.25 to 50.01 percent. In 1998 and 1997, respectively 1,610,000 and 1,553,000 ASMPT shares were issued to certain directors and employees under the plan (respectively 0.2% and 0.4% of the shares outstanding after the issuance) and compensation of respectively HK$7.9 million ((euro)888) and HK$9.3 million ((euro)1,088) was charged to operations. The effect of this transaction on ASMI was a dilution of its ownership interest in ASMPT from 50.5 to 50.3 percent in 1998, and from 50.7 to 50.5 percent in 1997 taking into consideration ASMI's purchase of shares at the end of 1997.

NOTE Q Disclosures about Segments and Related Information

     The Company organizes its activities in two operating segments, Front-End and Back-End.

     The Front-End segment manufactures and sells equipment used in wafer processing, encompassing the fabrication steps in which silicon wafers are layered with semiconductor devices. The segment is a product driven organizational unit comprised of manufacturing, service, and sales operations in Europe, the United States, Japan and South East Asia.

     The Back-End segment manufactures and sells equipment and materials used in assembly and packaging, encompassing the processes in which silicon wafers are separated into individual circuits and subsequently assembled, packaged and tested. The segment is organized in ASM Pacific Technology Ltd., in which the Company holds a majority of 50.01 % interest, whilst the remaining shares are listed on the Stock Exchange of Hong Kong. The segment's main operations are located in Hong Kong, Singapore and the People's Republic of China.

      (EUR in thousands)

-------------------------------------------------------------------------------------------
                                                           Front-End    Back-End     Total
-------------------------------------------------------------------------------------------

Year ended 31 December, 1997

Net sales to unaffiliated customers                         152,550     169,032     321,582

Earnings (loss) from operations                             (79,663)     25,642     (54,021)
Net interest and other financial income (expenses)           (2,100)     (1,139)     (3,239)
Income tax                                                     (194)     (2,567)     (2,761)
Minority interest                                                 -     (10,455)    (10,455)
Net earnings (loss)                                         (81,957)     11,481     (70,476)
Capital expenditures                                         21,882      13,289      35,171
Total assets                                                142,899     185,690     328,589
Short term debt                                              64,428       9,772      74,200
Long term debt                                               27,058      19,553      46,611
-------------------------------------------------------------------------------------------

Year ended 31 December, 1998

Net sales to unaffiliated customers                         132,858     155,253     288,111

Earnings (loss) from operations                              (1,604)     14,095      12,491
Net interest and other financial income (expenses)           (4,966)       (384)     (5,350)
Income tax                                                      (17)       (631)       (648)
Minority interest                                                 -      (6,261)     (6,261)
Net earnings (loss)                                          (6,587)      6,819         232
Capital expenditures                                          9,212      14,930      24,142
Total assets                                                119,060     163,890     282,950
Short term debt                                              18,415       8,845      27,260
Long term debt                                               76,491       9,421      85,912
-------------------------------------------------------------------------------------------

      (EUR in thousands)

-------------------------------------------------------------------------------------------
                                                           Front-End    Back-End     Total
-------------------------------------------------------------------------------------------
Year ended 31 December, 1999

Net sales to unaffiliated customers                         181,737     232,758     414,495

Earnings (loss) from operations                                (805)     40,160      39,355
Net interest and other financial income (expenses)           (6,841)     (1,767)     (8,608)
Income tax                                                     (141)     (1,133)     (1,274)
Minority interest                                                 -     (18,374)    (18,374)
Net earnings (loss)                                          (7,787)     18,886      11,099
Capital expenditures                                          8,996      21,591      30,587
Total assets                                                182,268     242,767     425,035
Short term debt                                              79,431      10,975      90,406
Long term debt                                                7,997           -       7,997
-------------------------------------------------------------------------------------------

     There are no inter-segment transactions, other than charges for management services which are based on actual cost. The accounting policies used to measure the net earnings and total assets in each segment are identical to those used in the Consolidated Financial Statements. The measurement methods used to determine reported segment earnings are consistently applied for all periods presented. There were no asymmetrical allocations to segments.

Segmentation of the business by geographic area, in which the Company has operating units, in sales to unaffiliated customers and fixed assets is summarised as follows:

------------------------------------------------------------------------------------------------
                                   Europe    United States    Far East    Japan     Consolidated
------------------------------------------------------------------------------------------------
Year ended December 31, 1997

Sales to unaffiliated customers    40,435           39,789    167,145     74,213         321,582
Fixed assets                        9,886           12,445     72,958     16,097         111,386
------------------------------------------------------------------------------------------------

Year ended December 31, 1998

Sales to unaffiliated customers    47,320           40,238    153,619     46,934         288,111
Fixed assets                        8,055           10,339     69,665     18,291         106,350
------------------------------------------------------------------------------------------------

Year ended December 31, 1999

Sales to unaffiliated customers    49,299           55,650    231,471     78,075         414,495
Fixed assets                       16,286            9,230     87,048     20,370         132,934
------------------------------------------------------------------------------------------------

In 1999 one single customer accounted for 11 percent of the total net sales. In 1998 no transactions with a single customer exceeded 10 percent of total net sales.

      (EUR in thousands)

NOTE R Basic and Diluted Average Number of Shares Outstanding

The weighted average number of shares outstanding for 1999, 1998 and 1997 is as follows:

------------------------------------------------------------------------------------------
                                                               Year ended December 31,
------------------------------------------------------------------------------------------
                                                               1997(1)     1998      1999
------------------------------------------------------------------------------------------

Basic weighted average number of shares outstanding at the
  end of period                                                33,232     33,794    37,301
Dilutive effect of stock options                                    -        949       934
Diluted effect of convertible notes                                 -          -     2,429
------------------------------------------------------------------------------------------
Diluted weighted average number of shares outstanding          33,232     34,743    40,664
------------------------------------------------------------------------------------------

(1) Due to the net loss reported in 1997, no dilutive common stock equivalents have been reflected in the dilutive weighted average number of shares for that year.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
ASM International N.V.
Bilthoven, The Netherlands

     We have audited the accompanying consolidated balance sheets of ASM International N.V. and subsidiaries (collectively, the 'Company') as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASM International N.V. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States of America.

/s/ DELOITTE & TOUCHE ACCOUNTANTS
------------------------------------------------------
Deloitte & Touche
Accountants

Amsterdam, the Netherlands,
February 18, 2000

--------------------------------------------------------------------------------

                            [ASM INTERNATIONAL LOGO]

                                5,000,000 SHARES
                                 COMMON SHARES
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                     , 2000

                               CIBC WORLD MARKETS
                               ROBERTSON STEPHENS

                            WARBURG DILLON READ LLC

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities offered by this registration statement, all of which we will pay for:

                                                                     TOTAL
                                                                   ----------
   SEC filing fee..............................................    $   47,959
   National Association of Securities Dealers, Inc. fee........        18,666
   Blue sky fees and expenses, including legal fees............         7,500
   Legal fees and expenses.....................................       500,000
   Transfer agent fees and expenses............................       250,000
   Accounting fees and expenses................................        75,000
   Netherlands 0.9% capital duty...............................     1,084,500
   Miscellaneous...............................................        16,375
                                                                   ----------
        TOTAL..................................................    $2,000,000

Except for the SEC filing fee and the NASD fee, all of the amounts shown are estimated.

The selling shareholder will also incur legal fees in connection with the offering which are not reflected in the table above and which will not be reimbursed by us.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances.

The indemnification provided above is not exclusive of any rights to which any of our directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

ITEM 16.  EXHIBITS.

See Exhibit Index following the Signatures page which is incorporated into this prospectus by reference.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Reference is made to the indemnification provisions referred to in Item 15 of this Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

     Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bilthoven, the Netherlands, on March 14, 2000.

                                          ASM INTERNATIONAL N.V.

                                          By:    /s/ ARTHUR H. DEL PRADO
                                            ------------------------------------
                                               Arthur H. del Prado, Managing
                                                           Director
                                               President and Chief Executive
                                                           Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.**

NAME                                                                        TITLE
----                                                                        -----
              /s/ ARTHUR H. DEL PRADO                  Managing Director, President and Chief
---------------------------------------------------      Executive Officer (Principal Executive
                Arthur H. del Prado                      Officer)

                 /s/ RINSE DE JONG                     Vice President of Finance and Chief Financial
---------------------------------------------------      Officer (Principal Financial and Accounting
                   Rinse de Jong                         Officer)

                         *                             Managing Director and Vice President of Asian
---------------------------------------------------      Operations
               Patrick Lam See-Pong

                         *                             Chairman of the Supervisory Board
---------------------------------------------------
               Paul C. van den Hoek

                         *                             Supervisory Director
---------------------------------------------------
                Jacobus den Hoed RA

                         *                             Supervisory Director
---------------------------------------------------
              Ferdinand C. Rauwenhof

                         *                             Supervisory Director
---------------------------------------------------
                  Frans W. Saris

---------------------------

*By: /s/ RINSE DE JONG
     ------------------------------
     Rinse de Jong
     Attorney-in-Fact

**  Each of these signatures is affixed as of March 14, 2000.

                           AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of ASM International N.V. and has duly caused this registration statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona on March 14, 2000.

                                          ASM AMERICA INC.,
                                          a Delaware corporation
                                          (Authorized U.S. Representative)

                                          By: /s/ ARTHUR H. DEL PRADO
                                            ------------------------------------
                                              Name: Arthur H. del Prado
                                              Title: Chairman of the Board

                             ASM INTERNATIONAL N.V.

                                 EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM F-3

                                                                                                        SEQ.
EXHIBIT                                                                                      FILED      PAGE
  NO.                  DESCRIPTION                 INCORPORATED BY REFERENCE TO:            HEREWITH    NO.
-------                -----------                 -----------------------------            --------    ----
  1.1     Form of Underwriting Agreement                                                        X
  4.1     Articles of Association of               Registrant's Registration Statement
          Registrant, with English translation     on Form F-3 filed with the Securities
                                                   and Exchange Commission on December
                                                   15, 1997
  5.1     Opinion of counsel with respect to                                                    X
          legality of securities being issued
 23.1     Consent of Deloitte & Touche to                                                       X
          Financial Statements
 23.2     Consent of Deloitte & Touche to                                                       X
          Schedules
 23.3     Consent of Stibbe Simont Monahan         Included in Exhibit 5.1
          Duhot
 24.1     Power of Attorney                        (1)

---------------
(1) Previously filed.